Exhibit 10.3

EXECUTION VERSION

DEERE & COMPANY

JOHN DEERE CAPITAL CORPORATION

JOHN DEERE BANK S.A.

________________________________________

$3,250,000,000

2030

CREDIT AGREEMENT

Dated as of March 24, 2025

________________________________________

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.

and

CITIBANK, N.A.,

as Co-Syndication Agents

J.P. MORGAN SECURITIES LLC,

as

Sustainability Structuring Agent

________________________________________

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.

and

CITIGROUP GLOBAL MARKETS INC.,

as Lead Arrangers and Bookrunners

TABLE OF CONTENTS

Page

Section 1.DEFINITIONS1

1.1Defined Terms1

1.2Other Definitional Provisions32

1.3Currency Conversion32

1.4Interest Rates32

Section 2.THE COMMITTED RATE LOANS; THE NEGOTIATED RATE LOANS; AMOUNT AND TERMS33

2.1The Committed Rate Loans33

2.2The Negotiated Rate Loans34

2.3Loan Accounts35

2.4Fees35

2.5Termination or Reduction of Commitments; Cancellation of Capital Corporation or JD Luxembourg as Borrower35

2.6Prepayments37

2.7Minimum Amount of Certain Loans37

2.8Committed Rate Loan Interest Rate and Payment Dates38

2.9Conversion and Continuation Options38

2.10Computation of Interest and Fees.39

2.11Inability to Determine Interest Rate39

2.12Pro Rata Treatment and Payments43

2.13Requirements of Law45

2.14Indemnity49

2.15Non-Receipt of Funds by the Administrative Agent49

2.16Extension of Termination Date50

2.17Indemnified Taxes51

2.18Confirmations54

2.19Replacement of Cancelled Banks54

2.20Commitment Increases54

2.21[Reserved]56

2.22[Reserved]56

2.23Defaulting Banks56

2.24Judgment Currency58

2.25Foreign Currency Exchange Rate58

2.26Letters of Credit58

2.27Capital Corporation Guaranty62

2.28Sustainability Adjustments.63

Section 3.REPRESENTATIONS AND WARRANTIES65

3.1Financial Condition65

3.2Corporate Existence65

3.3Corporate Power; Authorization; Enforceable Obligation65

3.4No Legal Bar66

3.5No Material Litigation66

3.6Taxes66

3.7Margin Regulations; Investment Company Act66

3.8Use of Proceeds66

3.9Sanctions Laws and Regulations66

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3.10Beneficial Ownership Certification67

Section 4.CONDITIONS PRECEDENT67

4.1Conditions to Initial Extensions of Credit67

4.2Conditions to All Extensions of Credit68

Section 5.AFFIRMATIVE COVENANTS69

5.1Financial Statements69

5.2Certificates; Other Information69

5.3Company Indenture Documents70

5.4Capital Corporation Indenture Document70

5.5Notice of Default70

5.6Ownership of Capital Corporation and JD Luxembourg Stock71

5.7Employee Benefit Plans71

5.8Compliance71

Section 6.NEGATIVE COVENANTS OF THE COMPANY71

6.1Company May Consolidate, etc., Only on Certain Terms71

6.2Limitation on Liens72

6.3Limitations on Sale and Lease-back Transactions74

6.4Equipment Operations Debt75

Section 7.NEGATIVE COVENANTS OF THE CAPITAL CORPORATION75

7.1Fixed Charges Ratio75

7.2Consolidated Senior Debt to Consolidated Capital Bas75

7.3Limitation on Liens75

7.4Consolidation; Merger76

Section 8.EVENTS OF DEFAULT77

Section 9.THE AGENTS79

9.1Appointment79

9.2Delegation of Duties80

9.3Exculpatory Provisions80

9.4Reliance by Agents80

9.5Notice of Default82

9.6Non-Reliance on Agents and Other Banks82

9.7Indemnification82

9.8Agents in their Individual Capacities83

9.9Successor Agents83

9.10Calculations.83

9.11Sustainability Matters.83

9.12Borrower Communications.84

9.13Acknowledgements of Banks and Issuing Banks85

Section 10.MISCELLANEOUS86

10.1Amendments and Waivers86

10.2Notices87

10.3No Waiver; Cumulative Remedies88

10.4Payment of Expenses88

10.5Successors and Assigns; Participations; Purchasing Banks90

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10.6Adjustments93

10.7Confidentiality94

10.8Counterparts94

10.9GOVERNING LAW95

10.10Consent to Jurisdiction and Service of Process95

10.11WAIVERS OF JURY TRIAL96

10.12USA Patriot Act96

10.13No Fiduciary Duty96

10.14Heading96

10.15Acknowledgment and Consent to Bail-In of Affected Financial Institutions97

10.16Bank ERISA Representations97

10.17Sustainability Targets98

SCHEDULES:

Schedule ITerms of Subordination
Schedule IICommitments
Schedule IIIExisting Letters of Credit

Schedule IVSustainability Table

EXHIBITS:

Exhibit AForm of Borrowing Notice
Exhibit BForm of Assignment and Assumption
Exhibit CForm of Opinion of General Counsel to the Company
Exhibit DForm of Opinion of Special New York Counsel to the Borrowers
Exhibit EForm of Extension Request
Exhibit FForm of Form W-8BEN-E Tax Letter
Exhibit GForm of Form W-8ECI Tax Letter
Exhibit HForm of Replacement Bank Agreement
Exhibit IForm of Promissory Note
Exhibit JForm of New Bank Supplement
Exhibit KForm of Commitment Increase Supplement

Exhibit LForm of Certificate of Non-Bank Status

Exhibit MForm of Pricing Certificate

iii

2030 CREDIT AGREEMENT, dated as of March 24, 2025, among (a) DEERE & COMPANY, a Delaware corporation (the “Company”), (b) JOHN DEERE CAPITAL CORPORATION, a Delaware corporation (the “Capital Corporation”), (c) JOHN DEERE BANK S.A., a Luxembourg société anonyme (“JD Luxembourg”), (d) the several financial institutions parties hereto (collectively, the “Banks”, and individually, a “Bank”), (e) JPMORGAN CHASE BANK, N.A., as administrative agent hereunder (in such capacity, together with its successors, permitted assigns, designated branch offices or affiliates, the “Administrative Agent”), (f) BANK OF AMERICA, N.A. and Citibank, N.A., as co-syndication agents hereunder (in such capacity, the “Co-Syndication Agents”), and (g) J.P. MORGAN SECURITIES LLC, as sustainability structuring agent hereunder (in such capacity, the “Sustainability Structuring Agent”).

The parties hereto hereby agree as follows:

Section 1.	DEFINITIONS
1.1Defined Terms. As used in this Agreement, the following terms have the following meanings:

“ABR”:  at any particular date, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) 0.5% per annum above the NYFRB Rate and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% (provided that, for the avoidance of doubt, such Adjusted Term SOFR Rate for any date shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology)).  Any change in ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively.  If the ABR is being used as an alternate rate of interest pursuant to subsection 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to subsection 2.11(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loans”:  Committed Rate Loans at such time as they are made and/or being maintained at a rate of interest based upon the ABR.

“Act”:  as defined in subsection 10.12.

“Adjusted Daily Simple CORRA”: an interest rate per annum equal to (a) Daily Simple CORRA, plus (b) 0.29547%; provided that if Adjusted Daily Simple CORRA as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Daily Simple SOFR”: an interest rate per annum equal to (a) Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Daily Simple SONIA”: an interest rate per annum equal to (a) Daily Simple SONIA, plus (b) 0.0326%; provided that if Adjusted Daily Simple SONIA as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term CORRA Rate”: for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation, plus (b) 0.29547% for a one month interest period or 0.32138% for a three month interest period; provided that if Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”:  as defined in the preamble hereto.

“Administrative Questionnaire”:  an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Foreign Currency”: as defined in subsection 2.11(a).

“Agent”:  the Administrative Agent, the Syndication Agent, or the Sustainability Structuring Agent, as the context shall require; together, the “Agents”.

“Agreement”:  this 2030 Credit Agreement as amended, supplemented or modified from time to time.

“Agreement Currency”:  as defined in subsection 2.24(b).

“Ancillary Document”: as defined in subsection 10.8.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Borrowers and their Subsidiaries from time to time concerning or relating to bribery or corruption, including but not limited to the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and the UK Bribery Act of 2010.

“Applicable Creditor”:  as defined in subsection 2.24(b).

“Applicable Margin”:  (a) with respect to ABR Loans, the rate per annum set forth below for ABR Loans in the column corresponding to the Prevailing Rating of the Company, (b) with respect to Eurocurrency Loans, the rate per annum set forth below for Eurocurrency Loans in the column corresponding to the Prevailing Rating of the Company, (c) with respect to Term Benchmark Loans, Daily Simple CORRA Loans and Daily Simple SOFR Loans, the rate per annum set forth below for Term Benchmark Loans, Daily Simple CORRA Loans and Daily Simple SOFR Loans in the column corresponding to the Prevailing Rating of the Company and (d) with respect to SONIA Loans, the rate per annum set forth below for SONIA Loans in the column corresponding to the Prevailing Rating of the Company:

	Level I Rating	Level II Rating	Level III Rating	Level IV Rating	Level V Rating
ABR Loans	0.00%	0.00%	0.00%	0.00%	0.25%

Eurocurrency Loans	0.625%	0.75%	0.875%	1.00%	1.25%
Term Benchmark Loans, Daily Simple CORRA Loans and Daily Simple SOFR Loans	0.625%	0.75%	0.875%	1.00%	1.25%
SONIA Loans	0.625%	0.75%	0.875%	1.00%	1.25%

Each change in the Prevailing Rating resulting from a publicly announced change in the Credit Ratings shall be effective during the period commencing on the date that is 3 Business Days after the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. It is hereby understood and agreed that the Applicable Margin with respect to ABR Loans, Eurocurrency Loans, Term Benchmark Loans, Daily Simple CORRA Loans, Daily Simple SOFR Loans and SONIA Loans shall be adjusted from time to time based upon the Sustainability Rate Adjustment (to be calculated and applied as set forth in subsection 2.28); provided that in no event shall the Applicable Margin be less than zero.

“Application”:  an application in such form from time to time in use by the applicable Issuing Bank, requesting an Issuing Bank to issue a Letter of Credit.

“Approved Borrower Portal”: has the meaning assigned to it in subsection 9.12.

“Attributable Debt”:  as defined in subsection 6.2(b)(ii).

“Australian Dollars”:  the lawful currency of Australia.

“Available Commitment”:  as to any Bank at any time, an amount equal to the excess, if any, of (a) such Bank’s Commitment then in effect over (b) such Bank’s Committed Rate Loans then outstanding.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark in respect of Loans denominated in such Currency, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period with respect to Loans denominated in the applicable Currency pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of subsection 2.11.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” and “Banks”:  as defined in the preamble hereto.

“Benchmark”: initially, with respect to any (i) SONIA Loan, Adjusted Daily Simple SONIA, (ii) Daily Simple CORRA Loan, Adjusted Daily Simple CORRA, (iii) Daily Simple SOFR Loan, Adjusted Daily Simple SOFR or (iv) Term Benchmark Loan or Eurocurrency Loan, the Relevant Rate for such Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark with respect to Loans denominated in such Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of subsection 2.11.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that in the case of any Loan denominated in a Foreign Currency (other than any Loan denominated in Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1)in the case of any Loan denominated in Dollars, the Adjusted Daily Simple SOFR and/or in the case of any Loan denominated Canadian Dollars, the Adjusted Daily Simple CORRA;

(2)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor with respect to Loans denominated in such Currency giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with respect to Loans denominated in any Currency with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Conforming Changes”:  with respect to any Benchmark Replacement in respect of Loans denominated in any Currency, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “SONIA Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion (in consultation with the Company) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines (in consultation with the Company) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided that, notwithstanding anything herein to the contrary, no “Benchmark Replacement Conforming Changes” shall result in any material effect on the timing or amount of payments or borrowings without the consent of the Company.

“Benchmark Replacement Date”: with respect to the Benchmark for any Loan denominated in any Currency, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to the Benchmark for any Loan denominated in any Currency, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal

Reserve Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administratior, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to the Benchmark for any Loan denominated in any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with subsection 2.11 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with subsection 2.11.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“benefitted Bank”:  as defined in subsection 10.6.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  the Company, the Capital Corporation or JD Luxembourg; collectively, the “Borrowers”.

“Borrowing Date”:  in respect of any Loan, the date such Loan is made, and in respect of any Letter of Credit, the date such Letter of Credit is issued.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized or required by law to close; provided, that (a) when used in connection with a Foreign Currency Loan, (in each case, other than in connection with any calculation or determination of interest rate in respect of a SONIA Loan or a Loan denominated in Euros), the term “Business Day” shall also exclude any day on which banks are authorized or required by law to be closed in the principal financial center for that currency, including without limitation, Toronto in respect of Loans denominated in Canadian Dollars, (b) in relation to any calculation or determination of interest rate in respect of a SONIA Loan, “Business Day” shall mean a SONIA Business Day, (c) in relation to any calculation or determination of interest rate in respect of any Loan denominated in Euros and in relation to the calculation or computation of the Eurocurrency Rate in respect thereof, “Business Day” shall mean any day which is a TARGET Day and (d) in relation to any calculation or determination of interest rate in respect of any Daily Simple SOFR Loan, “Business Day” shall mean any day which is a U.S. Government Securities Business Day.

“Calculation Date”:  with respect to each Foreign Currency, the last day of each calendar quarter (or, if such day is not a Business Day, the next succeeding Business Day) and such other days from time to time as the Administrative Agent shall reasonably designate as a “Calculation Date”; provided, that the second Business Day preceding each Borrowing Date with respect to, and preceding each date of any borrowing, conversion or continuation of, any Foreign Currency Loan shall also be a “Calculation Date” with respect to the relevant Foreign Currency; provided further that with respect to any SONIA Loan, Daily Simple SOFR Loan or Daily Simple CORRA Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) shall also be a “Calculation Date”.

“Calendar Quarter”:  a three-month period consisting of (i) each January, February and March, (ii) each April, May and June, (iii) each July, August and September or (iv) each October, November and December.

“Canadian Dollars”: the lawful currency of Canada.

“Cancelled Bank”:  (i) any Bank that has the whole or any part of its Commitment cancelled under subsection 2.13(a), (b) or (c), subsection 2.16(c) or subsection 2.17(b) or the Commitment of which has expired under subsection 2.16(a) and (ii) any Defaulting Bank that the Company designates in writing to such Bank and the Administrative Agent as a Cancelled Bank.

“Capital Corporation”:  as defined in the preamble hereto.

“CBR Loan”: a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread”: the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate”:  a rate equal to the greater of (i) (A) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euros, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion (provided, that the Administrative Agent shall have generally selected such rate for similarly situated borrowers): (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) subject to subsection 2.11 in respect of Term Benchmark Loans denominated in Canadian Dollars, any other Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion (provided, that the

Administrative Agent shall have generally selected such rate for similarly situated borrowers), plus (B) the applicable Central Bank Rate Adjustment and (ii) the Floor.

“Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) Euros, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Eurocurrency Rate for Loans denominated in Euros for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Eurocurrency Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euros in effect on the last Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple SONIA for Loans in Pounds Sterling for the five most recent SONIA Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple SONIA applicable during such period of five SONIA Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last SONIA Business Day in such period, and (c) subject to Section 2.11 in respect of Term Benchmark Loans denominated in Canadian Dollars any other Foreign Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion (provided, that the Administrative Agent shall have generally selected such rate for similarly situated borrowers). For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the Eurocurrency Rate in respect of Loans denominated in Euros on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euros for a maturity of one month.

“Certificate of Non-Bank Status”:  a certificate substantially in the form and substance of Exhibit L.

“Closing Date”:  the date on which each of the conditions precedent specified in subsection 4.1 shall have been satisfied (or compliance therewith shall have been waived by the Majority Banks hereunder).

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Syndication Agents”:  as defined in the preamble hereto.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  as to any Bank, the amount set opposite such Bank’s name on Schedule II or in any assignment pursuant to which such Bank becomes a party hereto with respect to any interest purchased therein, as such amount may be modified as provided herein; collectively, as to all Banks, the “Commitments”.

“Commitment Expiration Date”:  as defined in subsection 2.16(a).

“Commitment Fee Rate”:  the rate per annum set forth below in the column corresponding to the Prevailing Rating of the Company:

Level I Rating	Level II Rating	Level III Rating	Level IV Rating	Level V Rating
0.050%	0.060%	0.070%	0.090%	0.110%

It is hereby understood and agreed that the Commitment Fee Rate shall be adjusted from time to time based upon the Sustainability Facility Fee Adjustment (to be calculated and applied as set forth in subsection 2.28).

“Commitment Increase Notice”:  as defined in subsection 2.20(a).

“Commitment Increase Supplement”:  as defined in subsection 2.20(c).

“Commitment Percentage”:  as to any Bank at any time, the percentage which such Bank’s Commitment at such time constitutes of all the Commitments at such time or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Bank’s Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Total Extensions of Credit then outstanding; collectively, as to all the Banks, the “Commitment Percentages”; provided that when a Defaulting Bank shall exist, “Commitment Percentage” shall mean, when appropriate as determined by the Administrative Agent in order to provide ratable treatment at any time a Defaulting Bank exists (and without increasing the Commitment of any Bank), the percentage of the total Commitments (disregarding any Defaulting Bank’s Commitment) represented by such Bank’s Commitment.

“Commitment Period”:  as to any Bank at any time, the period from and including the Closing Date to but not including the Termination Date of such Bank or such earlier date on which the Commitments shall terminate as provided herein.

“Committed Extensions of Credit”: as to any Bank at any time, the amount equal to the sum of the Dollar Equivalent of (a) the aggregate principal amount of all Committed Rate Loans held by such Bank then outstanding and (b) such Bank’s Commitment Percentage multiplied by the L/C Obligations then outstanding.

“Committed Rate Loans”:  each loan made pursuant to subsection 2.1.

“Commonly Controlled Entity”:  in relation to a Borrower, an entity, whether or not incorporated, which is under common control with such Borrower within the meaning of Section 414(b) or (c) of the Code.

“Company”:  as defined in the preamble hereto.

“Consolidated Capital Base”:  at a particular time for the Capital Corporation and its consolidated Subsidiaries, the sum of (a) the amount shown opposite the item “Total Stockholders’ Equity” on the consolidated balance sheet of the Capital Corporation and its consolidated Subsidiaries plus (b) all indebtedness of the Capital Corporation and its consolidated Subsidiaries for borrowed money subordinated (on terms no less favorable to the Administrative Agent and the Banks than the terms of subordination set forth on Schedule I) to the indebtedness which may be incurred hereunder by the Capital Corporation, provided that the sum of clauses (a) and (b) hereof as at the end of a fiscal quarter of the Capital Corporation and its consolidated Subsidiaries (including the last quarter of a fiscal year of the Capital Corporation and its consolidated Subsidiaries) shall be determined by reference to the publicly available consolidated balance sheet of the Capital Corporation and its consolidated Subsidiaries as at the end of such fiscal quarter and after such adjustments, if any, as may be required so that the sum of the amounts referred to in clauses (a) and (b) is determined in accordance with GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with subsection 7.2, adjustments resulting from any accumulated other comprehensive income as reflected on the most recent publicly available consolidated balance sheet of the

Capital Corporation and its consolidated Subsidiaries as at the end of any fiscal quarter of the Capital Corporation and its consolidated Subsidiaries (including the last quarter of any fiscal year of the Capital Corporation and its consolidated Subsidiaries) shall be deemed not to be included in Consolidated Capital Base.

“Consolidated Net Worth”:  as defined in subsection 6.2(b)(ii).

“Consolidated Senior Debt”:  at a particular time for the Capital Corporation and its consolidated Subsidiaries, indebtedness for borrowed money other than any indebtedness for borrowed money that is subordinated, on terms no less favorable to the Administrative Agent and the Banks than the terms of subordination set forth on Schedule I, to the indebtedness which may be incurred hereunder by the Capital Corporation, provided that the amount of such indebtedness for borrowed money (other than such subordinated indebtedness) as at the end of a fiscal quarter of the Capital Corporation and its consolidated Subsidiaries (including the last quarter of a fiscal year of the Capital Corporation and its consolidated Subsidiaries) shall be determined by reference to the publicly available consolidated balance sheet of the Capital Corporation and its consolidated Subsidiaries as at the end of such fiscal quarter and after such adjustments, if any, as may be required so that such amount is determined in accordance with GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with subsection 7.2, indebtedness for borrowed money in respect of any Securitization Indebtedness shall be deemed not included in Consolidated Senior Debt.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“CORRA”: the Canadian Overnight Repo Rate Average administered and published by the CORRA Administrator.

“CORRA Administrator”: the Bank of Canada (or any successor administrator).

“CORRA Determination Date”: as defined in the definition of Daily Simple CORRA.

“CORRA Rate Day”: as defined in the definition of Daily Simple CORRA.

“Corresponding Tenor”: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Rating”:  as of any date, (a) as to any Person, the rating assigned to the relevant long term senior unsecured (and non-credit enhanced) Debt obligations of such Person by Moody’s, S&P or Fitch, in each case as of the close of business on such date and (b) if no rating for such Debt described in clause (a) is available, the corporate credit rating of such Person as announced by Moody’s, S&P or Fitch, in each case as of the close of business on such date.

“Currency”: any Dollars and any Foreign Currency.

“Daily Simple CORRA”: for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) Business Days prior to (i) if such CORRA Rate Day is a Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an Business Day, the Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding Business Day is not more than five (5) Business Days prior to such CORRA Determination Day.

“Daily Simple CORRA Loan”: a Loan that bears interest at a rate based on the Adjusted Daily Simple CORRA.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to (a) SOFR for the day (such day “SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website or (b) if SOFR is not available for the SOFR Determination Date determined pursuant to clause (a) above, by 5:00 p.m., New York City time, on any day of determination of Daily Simple SOFR, then Daily Simple SOFR for such day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day prior to the SOFR Determination Date for which SOFR was published on the SOFR Administrator’s Website; provided that Daily Simple SOFR determined pursuant to this clause (b) shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive SOFR Rate Days and thereafter subsection 2.11(a) shall govern. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan”: a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“Daily Simple SONIA”: for any day (a “SONIA Interest Day”), an interest rate per annum equal to (a) SONIA for the day that is five SONIA Business Days (such fifth SONIA Business Day determined pursuant to each of subclauses (i) and (ii), the “SONIA Lookback Day”) prior to (i) if such SONIA Interest Day is a SONIA Business Day, such SONIA Interest Day or (ii) if such SONIA Interest Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Interest Day or (b) if SONIA is not available for the SONIA Lookback Day determined pursuant to clause (a) above, by 5:00 p.m., London time on any day of determination of Daily Simple SONIA, then Daily Simple SONIA for such day will be SONIA as published in respect of the first preceding SONIA Business Day prior to the SONIA Lookback Day for which SONIA was published on the SONIA Administrator’s Website; provided that Daily Simple SONIA determined pursuant to this clause (b) shall be utilized for purposes of calculation of Daily Simple SONIA for no more than three consecutive SONIA Interest Days and thereafter subsection 2.11(a) shall govern.  Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.

“Deal Year”:  as defined in subsection 2.16(c).

“Debt”:  as defined in subsection 6.2.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

“Defaulting Bank”:  any Bank that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within two Business Days of the date required to be funded by it hereunder, unless such Bank has notified the Administrative Agent and the Borrower that such failure is the result of such Bank’s good faith determination that one or more conditions precedent to funding has not been satisfied; (b) notified the Company, the Administrative Agent, any Issuing Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower; (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute; or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become or has a parent company that has become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.  If any Bank shall become a Defaulting Bank, the Company shall have the right, so long as no Event of Default has occurred and is then continuing, upon giving written notice to the Administrative Agent and such Bank in accordance with subsection 2.6, notwithstanding subsection 2.12(b), to prepay in full the Loans of such Bank, together with accrued interest thereon, any amounts payable to such Bank pursuant to subsections 2.13, 2.14, 2.15 and 2.17 and any accrued and unpaid commitment fee or other amount payable to such Bank hereunder and/or, upon giving not less than three Business Days’ notice to such Bank and the Administrative Agent, to cancel the whole or part of the Commitment of any such Bank.  Upon any such cancellation of the Commitment of a Defaulting Bank, participating interests in Letters of Credit shall be reallocated ratably among the remaining Banks in accordance with subsection 2.23(d).

“Designated Person”:  a Person

(i)listed in the annex to, or otherwise the subject of the provisions of, any Executive Order;

(ii)named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (each, an “SDN”), or is otherwise the subject or target of any Sanctions Laws and Regulations, including the Crimea, so-called Donetsk People’s Republic,  so-called Luhansk People’s Republic, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria; or

(iii)in which an SDN has a controlling interest of 50% or greater ownership interest.

“Dividing Person”: as defined in the definition of Division.

“Division”: the statutory division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement) pursuant to Section 18-217 of the Delaware Limited Liability Company Act, which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor”: any person that, upon the consummation of a Division of a Dividing Person, holds all or substantially all of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.

“Dollar Equivalent”:  at any time as to any amount denominated in a Foreign Currency, the equivalent amount in Dollars as reasonably determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency on (a) in the case of a determination made pursuant to subsection 2.11(g), the date of such conversion and (b) in the case of any other determination, the most recent Calculation Date for such Foreign Currency.

“Dollar Loan”: any Committed Rate Loan denominated in Dollars.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Bank”:  any Bank organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU”:  the Economic and Monetary Union as contemplated in the Treaty.

“Engaged Acres”: the number of unique acres with at least one operation pass documented in the Company’s proprietary online farm management system in the 12 months prior to the end of the fiscal year.

“Equipment Operations”:  those business segments of the Company and its consolidated Subsidiaries that are primarily engaged in the manufacture and distribution of equipment, parts and related attachments.

“Equipment Operations Debt”:  at a particular time, the sum of short-term and long-term indebtedness for borrowed money that is or would be shown on a balance sheet of Equipment Operations (with Financial Services reflected only on an equity basis), which balance sheet was or would be prepared on the basis of the most recent publicly available consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of any fiscal quarter of the Company and its consolidated Subsidiaries (including the last quarter of any fiscal year of the Company and its consolidated Subsidiaries).

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro”:  the single currency of Participating Member States of the EMU introduced in accordance with the provisions of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds in such currency.

“EURIBOR Screen Rate”: as defined in the definition of Eurocurrency Rate.

“Eurocurrency Loans”:  Committed Rate Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurocurrency Rate.

“Eurocurrency Rate”: (a) with respect to each day during each Interest Period pertaining to a Eurocurrency Loan denominated in Australian Dollars, the rate per annum equal to the average bid reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of that rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period (or as close to such Interest Period as possible), displayed on page BBSY of the Reuters Screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or other appropriate page of such other information service that publishes such rate as shall be selected from time to time by the Administrative Agent in consultation with the Borrowers; in each case, the “BBSY Screen Rate”) at approximately 11:00 A.M., Local Time, two Business Days prior to the beginning of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent); provided, that, if the BBSY Screen Rate shall not be available at such time for such Interest Period, the Administrative Agent may substitute such rate with an alternative published interest rate reasonably acceptable to the applicable Borrower (or other rate basis agreed by the applicable Borrower and the Administrative Agent).

(b)with respect to each day during each Interest Period pertaining to a Eurocurrency Loan denominated in New Zealand Dollars, the rate per annum equal to the average bid reference rate as administered by the New Zealand Financial Markets Association (or any other Person that takes over the administration of that rate) for New Zealand Dollar bills of exchange with a tenor equal in length to such Interest Period (or as close to such Interest Period as possible), displayed on page BKBM of the Reuters Screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or other appropriate page of such other information service that publishes such rate as shall be selected from time to time by the Administrative Agent in consultation with the Borrowers; in each case, the “BKBM Screen Rate”) at approximately 11:00 A.M., Local Time, on the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent); provided, that, if the BKBM Screen Rate shall not be available at such time for such Interest Period, the Administrative Agent may substitute such rate with an alternative published interest rate reasonably acceptable to the applicable Borrower (or other rate basis agreed by the applicable Borrower and the Administrative Agent).

(c)with respect to each day during each Interest Period pertaining to a Eurocurrency Loan denominated in Euros, the rate per annum equal to the interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a tenor equal in length to such Interest Period as displayed on page on Reuters Page EURIBOR01 (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or other appropriate page of such other information service that publishes such rate as shall be selected from time to time by the Administrative Agent in consultation with the Borrowers; in each case, the “EURIBOR Screen Rate”) at approximately 11:00 a.m., Local Time, two Business Days prior to the beginning of such Interest Period; provided, that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period, the Administrative Agent may substitute such rate with an alternative published interest rate reasonably acceptable to the applicable Borrower (or other rate basis agreed by the applicable Borrower and the Administrative Agent).

Notwithstanding the above, in no event shall the Eurocurrency Rate be less than the Floor.

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

“Exchange Rate”:  on any day, the rate at which the starting Currency may be exchanged into the other relevant Currency, as set forth at approximately 10:00 A.M., Local Time, on such date on the Reuters World Spots page for such starting Currency.  In the event that such rate does not appear on any Reuters World Spots page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent.

“Existing Credit Agreement”:  as defined in subsection 4.1(e).

“Existing Letters of Credit”:  the letters of credit issued under the Existing Credit Agreement and outstanding on the Closing Date and set forth on Schedule III.

“Existing Pricing Certificate”: as defined in the definition of Pricing Certificate.

“Exposure”:  (a) with respect to an Objecting Bank at any time, the aggregate amount of such Bank’s Extensions of Credit then outstanding and (b) with respect to any other Bank at any time, the Commitment of such Bank then in effect or, if the Commitments have been terminated, the amount of such Bank’s Extensions of Credit then outstanding.

“Extension Request”:  each request by the Borrowers made pursuant to subsection 2.16 for the Banks to extend this Agreement, which shall contain the information in respect of such extension specified in Exhibit E and shall be delivered to the Administrative Agent in writing.

“Extensions of Credit”:  as to any Bank at any time, the amount equal to the sum of the Dollar Equivalent of (a) the aggregate principal amount of all Loans held by such Bank then outstanding and (b) such Bank’s Commitment Percentage multiplied by the L/C Obligations then outstanding.

“FATCA”:  Sections 1471 through 1474 of the Code (and any comparable successor provisions), any effective regulations published thereunder or official interpretations thereof issued by any Governmental Authority charged with the administration thereof, any agreements entered into pursuant to

Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect thereto, and any treaty, law, regulations, or other official guidance enacted in any other jurisdiction relating to such intergovernmental agreement.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as  shall be set forth on the NYFRB’s Website  from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Services”:  the businesses of the Company (including the credit businesses) that are not primarily engaged in Equipment Operations.

“Fitch”: Fitch Ratings Inc.

“Fixed Charges”:  for any particular period for the Capital Corporation and its consolidated Subsidiaries, all of the Capital Corporation’s and its consolidated Subsidiaries’ consolidated interest on indebtedness for borrowed money, amortization of discounts of indebtedness for borrowed money, the portion of rentals under financing leases deemed to represent interest and rentals under operating leases; provided, that, notwithstanding the foregoing, (i) consolidated interest on Securitization Indebtedness and amortization of Securitization Indebtedness shall be deemed not included in Fixed Charges and (ii) any unrealized gains or losses in respect of any Hedging Transaction entered into for the purpose of hedging interest rate risk shall be deemed not included in Fixed Charges; provided, further, that such amounts (but not any amounts constituting consolidated interest on, or amortization of, Securitization Indebtedness) of the Capital Corporation and its consolidated Subsidiaries shall be determined by reference to the publicly available consolidated statements of income of the Capital Corporation and its consolidated Subsidiaries for or covering such period and after such adjustments, if any, as may be required so that such amounts are determined in accordance with GAAP.

“Floor” the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurocurrency Rate, Adjusted Term CORRA Rate, Adjusted Term SOFR Rate, Adjusted Daily Simple SOFR, Adjusted Daily Simple SONIA, Adjusted Daily Simple CORRA Rate or the Central Bank Rate, as applicable. For the avoidance of doubt, the initial Floor for each of the Central Bank Rate, Eurocurrency Rate, Adjusted Term CORRA Rate, Adjusted Term SOFR Rate, Adjusted Daily Simple SOFR, Adjusted Daily Simple SONIA and Adjusted Daily Simple CORRA shall be 0.0%.

“Foreign Bank”:  any Bank that is not a Domestic Bank.

“Foreign Currency”:  (a) Euros, Pounds Sterling, Australian Dollars and Canadian Dollars, (b) upon (i) confirmation by Deutsche Bank AG, New York Branch to the Administrative Agent that it (or a branch or affiliate thereof) can fund in New Zealand Dollars and (ii) confirmation by Sumitomo Mitsui Banking Corporation to the Administrative Agent that it (or a branch or affiliate thereof) can fund in New Zealand Dollars (provided, that, such confirmation from either Deutsche Bank AG, New York Branch or Sumitomo Mitsui Banking Corporation shall not be required if such Bank ceases to be a Bank hereunder), New Zealand Dollars and (c) as agreed by the Administrative Agent, any other Currency which is freely traded and convertible into Dollars in the London interbank market and for which the Dollar Equivalent thereof can be calculated from time to time.

“Foreign Currency Equivalent”: at the time of determination or conversion thereof, as applicable, as to any amount denominated or expressed in Dollars, the equivalent amount in the applicable Foreign Currency as reasonably determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of such Foreign Currency with Dollars on such date.

“Foreign Currency Loan”:  each Loan denominated in a Foreign Currency.

“GAAP”:  generally accepted accounting principles in the United States of America as applied in the preparation of financial statements of the Company or the Capital Corporation, respectively, as of the fiscal year ended October 27, 2024, except with respect to capital lease obligations, in which case the generally accepted accounting principles in the United States of America as applied in the preparation of financial statements of the Company or the Capital Corporation, respectively, as of January 1, 2015 shall apply.

“GHG Protocol”: the internationally recognized standard for greenhouse gas accounting of companies, defining the methodologies for calculating direct and indirect emissions according to the World Resources Institute (WRI) and World Business Council for Sustainable Development (WBCSD) Greenhouse Gas Protocol Corporate Accounting and Reporting Standard, as such GHG Protocol may be revised, amended or supplemented from time to time. For the avoidance of doubt, in the event an updated version of the GHG Protocol is published, the Borrowers may elect at their sole discretion and option to apply such revised version for the purposes of calculating Scope 1 Emissions and Scope 2 Emissions.

“Governmental Authority”:  any nation or government, any state or local or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hedging Transaction”:  any swap transaction, interest rate protection agreement (including any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device entered into by the Capital Corporation or one or more of its Subsidiaries), option agreement, short or long position in equity or debt instruments, commodities, futures and forward transactions, outperformance agreement or other similar transaction, agreement or arrangement entered into by the Capital Corporation or one or more of its Subsidiaries.

“IBA”: has the meaning assigned to such term in subsection 1.4.

“Important Property”:  (a) any manufacturing plant, including land, all buildings and other improvements thereon, and all manufacturing machinery and equipment located therein, owned and used by the Company or a Restricted Subsidiary primarily for the manufacture of products to be sold by the Company or such Restricted Subsidiary, (b) the executive office and administrative building of the Company in Moline, Illinois, and (c) research and development facilities, including land and buildings and other improvements thereon and research and development machinery and equipment located therein, in each case, owned and used by the Company or a Restricted Subsidiary; except in any case property of which the aggregate fair value as determined by the Board of Directors of the Company does not at the time exceed 1% of Consolidated Net Worth.

“Increasing Bank”:  as defined in subsection 2.20(c).

“Indemnified Person”:  as defined in subsection 10.4(b).

“Indemnified Taxes”:  as defined in subsection 2.17(a).

“Index Debt”:  any senior, unsecured, non-credit enhanced long-term debt issued by the Company.

“Interest Payment Date”:  (a) as to any ABR Loan, the last Business Day of each March, June, September and December, commencing on the first of such days to occur after such ABR Loan is made or a Eurocurrency Loan or Term Benchmark Loan is converted to an ABR Loan, (b) as to any Eurocurrency Loan or Term Benchmark Loan, the last day of each Interest Period applicable thereto, provided that as to any Eurocurrency Loan or Term Benchmark Loan in respect of which a Borrower has selected an Interest Period of greater than three months, interest shall also be paid on the day which is three months after the beginning of such Interest Period, (c) as to any SONIA Loan, Daily Simple CORRA Loan or Daily Simple SOFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing Date of such Loan (or if there is no numerically corresponding day in such later month, then the last day of such month) and (d) the Termination Date.

“Interest Period”:  (a) with respect to any Eurocurrency Loan or Term Benchmark Loan, the period commencing on the Borrowing Date, the date any ABR Loan is converted to a Eurocurrency Loan or Term Benchmark Loan, as applicable or the date any Eurocurrency Loan or Term Benchmark Loan, as applicable is continued as a Eurocurrency Loan or Term Benchmark, as applicable, as the case may be, with respect to such Eurocurrency Loan or Term Benchmark Loan, as applicable and ending one, three or six months thereafter in the case of any Eurocurrency Loan or Term Benchmark Loan denominated in any Currency other than Canadian Dollars (or, with the consent of all relevant Banks, twelve months thereafter, or a period of less than one month thereafter if all relevant Banks consent to such period) (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), or one or three months thereafter in the case of any Term Benchmark Loan denominated in Canadian Dollars, as selected by a Borrower in its notice of borrowing, conversion or continuance as provided in subsection 2.1(c) or 2.9; and

(b)with respect to any Negotiated Rate Loan, the period or periods commencing on the Borrowing Date with respect to such Negotiated Rate Loan or the last day of any Interest Period with respect thereto and ending on the dates as shall be mutually agreed upon between the relevant Borrower and the relevant Bank;

provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)if any Interest Period pertaining to a Eurocurrency Loan would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

(ii)if any Interest Period pertaining to a Negotiated Rate Loan or a Term Benchmark Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day;

(iii)any Interest Period pertaining to a Eurocurrency Loan or Term Benchmark Loan having an Interest Period of one, three or six months, that begins on the last Working Day (or, in the case of Term Benchmark Loans, the last Business Day) of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day or Business Day, as applicable of a calendar month;

(iv)Interest Periods shall be deemed available only if the Required Banks shall not have advised the Administrative Agent that the Eurocurrency Rate, Adjusted Term CORRA Rate, or the Adjusted Term SOFR Rate, as applicable determined by the Administrative Agent on the basis of the applicable quotes will not adequately and fairly reflect the cost to such Banks of maintaining or funding their Committed Rate Loans bearing interest based on the Eurocurrency Rate, Adjusted Term CORRA Rate, or the Adjusted Term SOFR Rate, as applicable determined for such Interest Period.  The Administrative Agent shall notify the Borrowers and each Bank promptly after having been advised by the Required Banks that a Eurocurrency Rate, Adjusted Term CORRA Rate, or the Adjusted Term SOFR Rate, as applicable will not so adequately and fairly reflect such Banks’ costs as aforesaid.  If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the proposed Borrower may (A) in accordance with the provisions (including any requirements for notification) of subsection 2.1 request, at its option, that the requested Committed Rate Loans denominated in Dollars be made or maintained as ABR Loans or (B) withdraw the request for such Committed Rate Loans for which the Interest Period was unavailable by giving notice of such election to the Administrative Agent in accordance with subsection 2.11; provided, that if the Administrative Agent does not receive any notice hereunder with respect to requested Committed Rate Loans denominated in Dollars, such Borrower shall be deemed to have requested ABR Loans;

(v)with respect to Loans made by an Objecting Bank, no Interest Periods with respect to such Loans shall end after such Objecting Bank’s Commitment Expiration Date; and

(vi)no Interest Period shall end after the Termination Date.

“IRS”: as defined in subsection 2.17(c).

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP”: with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank”: (i) JPMorgan Chase Bank, N.A., in its capacity as issuer of any Letter of Credit, (ii) Bank of America, N.A., in its capacity as issuer of any Letter of Credit, (iii) Citibank, N.A., in its capacity as issuer of any Letter of Credit, or (iv) any other Bank that a Borrower may select from time to time that is willing to act as issuer of Letters of Credit, in its capacity as issuer of any Letter of Credit.

“Issuing Bank L/C Commitment”:  (i) with respect to JPMorgan Chase Bank, N.A., $66,666,668; (ii) with respect to Bank of America, N.A., $66,666,666; (iii) with respect to Citibank, N.A., $66,666,666; and (iv) with respect to any other Issuing Bank, the amount agreed by the Company and such Issuing Bank.  If the amount of the L/C Commitment is reduced, the Issuing Bank L/C Commitment of each Issuing Bank shall be ratably reduced simultaneously (based on the percentage by which the L/C Commitment is reduced).

“JD Luxembourg”:  as defined in the preamble hereto.

“JPMorgan Chase Bank, N.A.”:  JPMorgan Chase Bank, N.A., a national association.

“Judgment Currency”:  as defined in subsection 2.24.

“KPI 1”: for any fiscal year, the sum of the Scope 1 Emissions and the Scope 2 Emissions (on a market basis) for such fiscal year.

“KPI 1 Applicable Rate Adjustment Amount”: with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.025%, if the KPI 1 for such period as set forth in the KPI Metrics Report is more than the KPI 1 Threshold A for such period, (b) 0.000%, if the KPI 1 for such period as set forth in the KPI Metrics Report is less than or equal to the KPI 1 Threshold A for such period but more than the KPI 1 Target A for such period and (c) negative 0.025%, if the KPI 1 for such period as set forth in the KPI Metrics Report is less than or equal to KPI 1 Target A for such period.

“KPI 1 Commitment Fee Adjustment Amount”: with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.005%, if the KPI 1 for such period as set forth in the KPI Metrics Report is more than the KPI 1 Threshold A for such period, (b) 0.000%, if the KPI 1 for such period as set forth in the KPI Metrics Report is less than or equal to the KPI 1 Threshold A for such period but more than the KPI 1 Target A for such period and (c) negative 0.005%, if the KPI 1 for such period as set forth in the KPI Metrics Report is less than or equal to KPI 1 Target A for such period.

“KPI 1 Target A”: with respect to any fiscal year, the KPI 1 Target A for such fiscal year as set forth in the Sustainability Table.

“KPI 1 Threshold A”: with respect to any fiscal year, the KPI 1 Threshold A for such fiscal year as set forth in the Sustainability Table.

“KPI 2”: for any fiscal year, the number of Engaged Acres for such fiscal year.

“KPI 2 Applicable Rate Adjustment Amount”: with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.025%, if the KPI 2 for such period as set forth in the KPI Metrics Report is less than the KPI 2 Threshold B for such period, (b) 0.000%, if the KPI 2 for such period as set forth in the KPI Metrics Report is more than or equal to the KPI 2 Threshold B for such period but less than the KPI 2 Target B for such period and (c) negative 0.025%, if the KPI 2 for such period as set forth in the KPI Metrics Report is more than or equal to KPI 2 Target B for such period.

“KPI 2 Commitment Fee Adjustment Amount”: with respect to any period between Sustainability Pricing Adjustment Dates, (a) positive 0.005%, if the KPI 2 for such period as set forth in the KPI Metrics Report is less than the KPI 2 Threshold B for such period, (b) 0.000%, if the KPI 2 for such period as set forth in the KPI Metrics Report is more than or equal to the KPI 2 Threshold B for such period but less than the KPI 2 Target B for such period and (c) negative 0.005%, if the KPI 2 for such period as set forth in the KPI Metrics Report is more than or equal to KPI 2 Target B for such period.

“KPI 2 Target B”: with respect to any fiscal year, the KPI 2 Target B for such fiscal year as set forth in the Sustainability Table.

“KPI 2 Threshold B”: with respect to any fiscal year, the KPI 2 Threshold B for such fiscal year as set forth in the Sustainability Table.

“KPI Metrics”: collectively, KPI 1 and KPI 2 (each, a “KPI Metric”).

“KPI Metrics Report”: an annual report (it being understood that this annual report may take the form of the annual Sustainability Report) attached to the Pricing Certificate that sets forth the calculations for each KPI Metric for a specific fiscal year.

“KPI Targets”: collectively, each KPI 1 Target A and each KPI 2 Target B.

“KPI Thresholds”: collectively, each KPI 1 Threshold A and each KPI 2 Threshold B.

“L/C Commitment”: $200,000,000.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to subsection 2.26(e).  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”:  the collective reference to all the Banks (other than, with respect to any Letter of Credit, the applicable Issuing Bank in its capacity as Issuing Bank) or any of them.

“Letter of Credit Fee”:  the rate per annum equal to the Applicable Margin for Eurocurrency Loans set forth in the term “Applicable Margin” corresponding to the Prevailing Rating of the Company as of such date of determination on the face amount of each Letter of Credit.

“Letters of Credit”:  as defined in subsection 2.26(a).

“Level”: Level I Rating, Level II Rating, Level III Rating, Level IV Rating or Level V Rating, as the context shall require.

“Level I Rating”: as of any date, such Level shall apply if the Company’s assigned Credit Rating as of such date is Aa3 or higher by Moody’s, AA- or higher by S&P and AA- or higher by Fitch.

“Level II Rating”: as of any date, such Level shall apply if the Company’s assigned Credit Rating as of such date is A1 by Moody’s, A+ by S&P and A+ by Fitch.

“Level III Rating”: as of any date, such Level shall apply if the Company’s assigned Credit Rating as of such date is A2 by Moody’s, A by S&P and A by Fitch.

“Level IV Rating”: as of any date, such Level shall apply if the Company’s assigned Credit Rating as of such date is A3 by Moody’s, A- by S&P and A- by Fitch.

“Level V Rating”: as of any date, such Level shall apply if the Company’s assigned Credit Rating as of such date is below A3 by Moody’s, below A- by S&P and below A- by Fitch.

“Loan Account”:  as defined in subsection 2.3; collectively, the “Loan Accounts”.

“Loan Assignees”:  as defined in subsection 10.5(c).

“Loan Assignment”:  an Assignment and Assumption, substantially in the form of Exhibit B.

“Loan Documents”: this Agreement, including schedules and exhibits hereto, and the Notes.

“Loans”:  the collective reference to the Committed Rate Loans and the Negotiated Rate Loans.

“Local Time”: (a) in the case of Foreign Currency Loans denominated in Canadian Dollars, Toronto, Ontario time, (b) in the case of Foreign Currency Loans denominated in Australian Dollars, Sydney, Australia time, (c) in the case of Foreign Currency Loans denominated in New Zealand Dollars, Wellington, New Zealand time, (d) in the case of Foreign Currency Loans denominated in Euros, Brussels time, (e) in the case of all other Foreign Currency Loans, London time and (f) in all other cases, New York time.

“Losses”:  as defined in subsection 10.4(b).

“Luxembourg Obligations”:  the collective reference to the unpaid principal of and interest on the Loans made to JD Luxembourg and all other obligations and liabilities of JD Luxembourg (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of such Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to JD Luxembourg, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Banks that are required to be paid by JD Luxembourg pursuant to the terms of any of the foregoing agreements).

“Majority Banks”:  at any particular time, Banks having Commitment Percentages aggregating more than fifty percent; provided that (a) at any time after the termination of all the Commitments, “Majority Banks” shall mean Banks holding Extensions of Credit aggregating more than fifty percent in principal amount of the Total Extensions of Credit and (b) at any time after the Commitment Expiration Date with respect to any Objecting Bank (but prior to the termination of all the Commitments), “Majority Banks” shall mean Banks whose Exposure aggregates more than fifty percent of the aggregate Exposure of all the Banks.

“Margin Stock”:  as defined in Regulation U of the Board.

“Moody’s”:  Moody’s Investor Service, Inc.

“Mortgage”:  as defined in subsection 6.2.

“Negotiated Rate Loan”:  each Loan made to the Company or the Capital Corporation by a Bank pursuant to a Negotiated Rate Loan Request in such principal amount, for such number of Interest Periods (subject to the proviso to the definition of “Interest Period” in this subsection 1.1) and having such interest rate(s) and repayment terms as shall, in each case, be mutually agreed upon between such Borrower and such Bank.

“Negotiated Rate Loan Request”:  each request by the Company or the Capital Corporation for a Bank to make Negotiated Rate Loans, which shall be delivered to such Bank in writing, by facsimile transmission, or by telephone, immediately confirmed in writing, and which shall specify the amount to be borrowed and the proposed Borrowing Date.

“Net Earnings Available for Fixed Charges”:  for any particular period for the Capital Corporation and its consolidated Subsidiaries, the sum of (i) consolidated net earnings of the Capital Corporation and such Subsidiaries for such period without deduction of Fixed Charges and without deduction of federal, state or other income taxes; provided that such net earnings of the Capital Corporation and its consolidated Subsidiaries shall be determined by reference to the publicly available statements of income of the Capital Corporation and its consolidated Subsidiaries for or covering such period and after such adjustments, if any, as may be required so that such net earnings are determined in accordance with GAAP, except that earned investment tax credits may be included as revenue in the consolidated income statement of the Capital Corporation and its consolidated Subsidiaries, rather than as an offset against the provision for income taxes; provided, further, that such consolidated net earnings of the Capital Corporation and its Consolidated Subsidiaries for such period shall not include any unrealized gains or losses in respect of any Hedging Transaction entered into for the purpose of hedging interest rate risk and (ii) Support Payments received by the Capital Corporation in or in respect of such period.

“New Bank”:  as defined in subsection 2.20(b).

“New Bank Supplement”:  as defined in subsection 2.20(b).

“New Zealand Dollars”: the lawful currency of New Zealand.

“Non-Qualifying Bank”: as defined in subsection 2.17(e).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Objecting Banks”: as defined in subsection 2.16(a).

“Offered Increase Amount”: as defined in subsection 2.20(a).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate”: for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Effective Rate, and (b) with respect to any amount denominated in a Foreign Currency, at a rate reasonably determined by the Administrative Agent to be the cost to it of funding such amounts.

“Participant Register”:  as defined in subsection 10.5(b).

“Participants”:  as defined in subsection 10.5(b).

“Participating Member State”:  any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Payment”:  as defined in subsection 9.4(b).

“Payment Notice”:  as defined in subsection 9.4(b).

“Periodic Term CORRA Determination Day”: as defined in the definition of Term CORRA.

“Person”:  an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, provided that for purposes of subsection 8(h), Person shall also include two or more entities acting as a syndicate or any other group for the purpose of acquiring, holding or disposing of securities of the Company.

“Plan”:  any pension plan which is covered by Title IV of ERISA and in respect of which either Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Pounds” or “£” or “Pounds Sterling”: the lawful currency of the United Kingdom.

“Prevailing Rating”:  at any date of determination, the Level then applicable; provided that for purposes of determining the applicable Level when the assigned Credit Ratings of the Company by all three Ratings Agencies do not fall within the same Level: (i) if the Credit Ratings of the Company assigned by S&P and Moody’s fall within the same Level, the Prevailing Rating shall be such Level, (ii) if the Credit Ratings of the Company assigned by S&P and Moody’s do not fall within the same Level and the ratings differential is one Level, the Prevailing Rating shall be determined solely by reference to the higher of (x) the Credit Rating of the Company assigned by S&P and (y) the Credit Rating of the Company assigned by Moody’s and (iii) if the Credit Ratings of the Company assigned by S&P and Moody’s do not fall within the same Level and the ratings differential is more than one Level, the Prevailing Rating shall be the Level one notch lower than the Level determined solely by reference to the higher of (x) the Credit Rating of the Company assigned by S&P and (y) the Credit Rating of the Company assigned by Moody’s.

“Pricing Certificate”: a certificate substantially in the form of Exhibit M executed by a Responsible Officer of each of the Borrowers and attaching (a) true and correct copies of the KPI Metrics Report for the most recently ended fiscal year and setting forth the Sustainability Rate Adjustment and the Sustainability Commitment Fee Adjustment, in each case for the period covered thereby and computations in reasonable detail in respect thereof and (b) a limited assurance verification statement of the Sustainability Assurance Provider confirming that the Sustainability Assurance Provider is not aware of any modifications that should be made to the KPI Metrics in order for them to be presented in all material respects in conformity with the Standard for Sustainability Reporting (it being understood that any Pricing Certificate delivered under the Existing Credit Agreement for the most recently ended fiscal year of the Borrowers in accordance with the requirements thereunder (an “Existing Pricing Certificate”) shall be deemed to be a Pricing Certificate delivered in respect of such fiscal year hereunder).

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve

Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Purchasing Banks”:  as defined in subsection 10.5(d).

“Ratings Agencies”: S&P, Moody’s and Fitch.

“Re-Allocation Date”:  as defined in subsection 2.20(e).

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is the Eurocurrency Rate in respect of Loans denominated in Euros, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is SONIA, then four SONIA Business Days prior to such setting, (4) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting, (5) if such Benchmark is Daily Simple CORRA, then four Business Days prior to such setting, (6) if such Benchmark is the Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two Business Days preceding the date of such setting and (7) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA, Daily Simple SOFR, Daily Simple CORRA or the Term CORRA, the time determined by the Administrative Agent in its reasonable discretion.

“Register”:  as defined in subsection 10.5(e).

“Reimbursement Obligation”: the obligation of the Company or the Capital Corporation to reimburse an Issuing Bank pursuant to subsection 2.26(e) for amounts drawn under Letters of Credit issued for its account.

“Related Parties”: means, with respect to any specified Person, such Person’s affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s affiliates.

“Relevant Governmental Body”: (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto (d) with respect to Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto, and (e) with respect to a Benchmark Replacement in respect of Loans denominated in any Foreign Currency (other than Pounds Sterling, Euros or Canadian Dollars), (i) the central bank for the Foreign Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (1) the central bank for the Foreign Currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate”: with respect to (i) any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) any Eurocurrency Loan denominated in any Currency, the Eurocurrency Rate applicable thereto,  (iii) any Loan denominated in Pounds Sterling, Daily Simple SONIA, (iv) any Daily Simple SOFR Loan, Daily Simple SOFR, (v) any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA and (vi) any Daily Simple CORRA Loan, Daily Simple CORRA.

“Report Period”:  as defined in subsection 2.18.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.

“Required Banks”:  at a particular time, Banks having Commitment Percentages aggregating at least 66-2/3%; provided that (a) at any time after the termination of all the Commitments, “Required Banks” means Banks holding Extensions of Credit aggregating at least 66-2/3% in principal amount of the Total Extensions of Credit and (b) at any time after the Commitment Expiration Date with respect to any Objecting Bank (but prior to the termination of all the Commitments), “Required Banks” means Banks whose Exposure aggregates at least 66-2/3% of the aggregate Exposure of all the Banks.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”:  as defined in subsection 2.13(c).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”:  of a Borrower, the Chairman, the President, any Executive, Senior or other Vice President, the Treasurer, any Assistant Secretary and any Assistant Treasurer of such Borrower.

“Restricted Margin Stock”:  any Margin Stock, the sale, pledge or other disposition of which by the Company or any of its Subsidiaries is in any way restricted by an arrangement with any Bank or any affiliate thereof to the extent that the value thereof (determined in accordance with Regulation U of the Board) does not exceed 25% of the value (determined in accordance with such Regulation U) of all the assets subject to such restriction.

“Restricted Subsidiary”:  any Subsidiary of the Company incorporated in the United States of America or Canada (a) which is engaged in, or whose principal assets consist of property used by the Company or any Restricted Subsidiary in, the manufacture of products within the United States of America or Canada or in the sale of products principally to customers located in the United States of America or Canada except any corporation which is a retail dealer in which the Company has, directly or indirectly, an investment, or (b) which the Company shall designate as a Restricted Subsidiary in an officers’ certificate signed by two Responsible Officers of the Company and delivered to the Administrative Agent.

“S&P”:  Standard and Poor’s Financial Services LLC.

“Sale and Lease-back Transaction”: as defined in subsection 6.3.

“Sanctions Laws and Regulations”:

(i)any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) or U.S. Department of State; and

(ii)any sanctions measures imposed by the United Nations Security Council, the European Union or the United Kingdom, His Majesty’s Treasury and the Hong Kong Monetary Authority.

“Scope 1 Emissions”: the direct greenhouse gas emissions or equivalent CO2 emissions as measured in absolute terms attributable to sources that are controlled by the Borrowers and their Subsidiaries in the operation of their business, which are determined by the Borrowers in good faith in accordance with the GHG Protocol.

“Scope 2 Emissions”: the indirect greenhouse gas emissions or equivalent CO2 emissions as measured in absolute terms occurring from the generation of purchased and imported energy (including electricity and steam) consumed by the Borrowers and their Subsidiaries in the operation of their business, which are determined by the Borrowers in good faith in accordance with the GHG Protocol using the market-based method.

“Screen Rate”: the EURIBOR Screen Rate, the BBSY Screen Rate and/or the BKBM Screen Rate, as applicable.

“Securitization Indebtedness”:  the aggregate outstanding indebtedness for borrowed money, owner trust certificates (however classified) or credit enhancements incurred in connection with transactions involving (i) the sale, transfer or other disposition of receivables or leases (retail or wholesale) by the Capital Corporation or any of its Subsidiaries and (ii) the issuance of commercial paper, medium term notes or any other form of financing by any structured bankruptcy-remote Subsidiary of the Capital Corporation or any related conduit lender (such transactions, “Securitizations”), provided, that the aggregate outstanding credit enhancements in the form of cash or letter(s) of credit provided by the Capital Corporation or any of its Subsidiaries (other than any structured bankruptcy-remote Subsidiary) in excess of 10% of the aggregate outstanding indebtedness for borrowed money and owner trust certificates (however classified) incurred in connection with such Securitizations shall not be deemed for the purposes of this Agreement to be Securitization Indebtedness, but shall be deemed for purposes of subsection 7.2 to be Consolidated Senior Debt.

“Significant Subsidiary”:  of a Borrower, any Subsidiary of such Borrower the assets, revenues or net worth of which is, at the time of determination, equal to or greater than ten percent of the assets, revenues or net worth, respectively, of such Borrower at such time.

“SLL Principles”: Sustainability Linked Loan Principles, as published in March 2022, and as may be updated, revised or amended from time to time by the Loan Market Association and the Loan Syndications & Trading Association.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA”: with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website”: the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing”: as to any borrowing, the SONIA Loans comprising such borrowing.

“SONIA Business Day”: for any Loan denominated in Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“SONIA Interest Day”: has the meaning specified in the definition of “Daily Simple SONIA”.

“SONIA Loan”: a Loan that bears interest at a rate based on Adjusted Daily Simple SONIA.

“SONIA Lookback Day”: has the meaning specified in the definition of “Daily Simple SONIA”.

“Standard for Sustainability Reporting”: the applicable standards established by the Sustainability Accounting Standards Board for greenhouse gas emissions reporting, as may be amended from time to time.

“Subsidiary”:  of a Person, a corporation or other entity of which securities or other ownership interests having ordinary voting power (other than securities or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

“Support Payments”:  payments from the Company to the Capital Corporation made pursuant to that certain Support Agreement, dated as October 15, 1996, by and between the Company and the Capital Corporation, as amended by the First Amended Agreement, dated as of November 1, 2003, between the Company and the Capital Corporation.

“Sustainability Assurance Provider”: any qualified external reviewer, independent of the Borrowers and their Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing. As of the date hereof, the term Sustainability Assurance Provider means, collectively, Deloitte & Touche LLP and Apex Companies, LLC; provided that a replacement sustainability assurance provider may be designated from time to time by the Borrowers if any such replacement Sustainability Assurance Provider (a) shall be (i) a qualified external reviewer, independent of the Borrowers and their Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing or (ii) another firm designated by the Borrowers and approved by the Sustainability Structuring Agent and (b) shall apply substantially the same assurance standards and methodology used in the prior KPI Metrics Report for the previous fiscal year, except for any changes to such standards and/or methodology that (i) are consistent with then generally accepted industry standards or (ii) if not so consistent, are proposed by the Borrowers and approved by the Majority Banks.

“Sustainability Facility Fee Adjustment”: with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the KPI 1 Commitment Fee Adjustment Amount (whether positive, negative or zero), plus (b) the KPI 2 Commitment Fee Adjustment Amount (whether positive, negative or zero), in each case for such period.

“Sustainability Pricing Adjustment Date”: has the meaning specified in subsection 2.28(a).

“Sustainability Pricing Provisions”: any provisions relating to the KPI Metrics, the Sustainability Targets, and any proposed incentives and penalties for compliance and noncompliance, respectively, with the Sustainability Targets, including any adjustments to the Applicable Margin and/or Commitment Fee Rate.

“Sustainability Rate Adjustment”: with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the KPI 1 Applicable Rate Adjustment Amount (whether positive, negative or zero), plus (b) the KPI 2 Applicable Rate Adjustment Amount (whether positive, negative or zero), in each case for such period.

“Sustainability Recalculation Event”: the occurrence of any significant or structural changes in the Company (including acquisitions, divestitures, mergers, insourcing or outsourcing or a series of related transactions of such type), changes in methodology in respect of the KPI Metrics, or changes in data reported due to improved calculation methodologies or better data accessibility, as determined in good faith by the Company, evidenced by a certificate of a Responsible Officer of the Company.

“Sustainability Report”: the annual non-financial disclosure report prepared in accordance with the Standard for Sustainability Reporting publicly reported by the Borrowers and published on an Internet or intranet website to which each Bank and the Administrative Agent have been granted access free of charge (or at the expense of the Borrowers).

“Sustainability Structuring Agent”:  as defined in the preamble hereto.

“Sustainability Table”: the Sustainability Table set forth on Schedule IV.

“Sustainability Targets”: collectively, the KPI Targets and KPI Thresholds.

“T2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day”: any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Termination Date”:  March 22, 2030 or such later date as shall be determined pursuant to the provisions of subsection 2.16 with respect to non-Objecting Banks.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to Loans, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted Term CORRA Rate.

“Term CORRA”: for any calculation, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator”: Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Reference Rate”: the forward-looking term rate based on CORRA.

“Term SOFR Determination Day”: as defined in the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.  If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.

“Total Extensions of Credit”: at any time, the aggregate amount of the Extensions of Credit of the Banks outstanding at such time.

“Total Stockholders’ Equity”: at a particular time, the total stockholders’ equity, exclusive of adjustments resulting from any accumulated other comprehensive income of the Company and its consolidated Subsidiaries as at the end of any fiscal quarter (including the last quarter of any fiscal year) as determined in accordance with GAAP.

“Transferees”:  as defined in subsection 10.5(g).

“Transfer Effective Date”:  the effective date of an assignment of Loans or Commitments under a Loan Assignment.

“Treaty”:  the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.

“Type”:  as to any Committed Rate Loan, its nature as an ABR Loan, Term Benchmark Loan, Daily Simple CORRA Loan, Daily Simple SOFR Loan, SONIA Loan or Eurocurrency Loan.

“UCP”: with respect to any commercial Letter of Credit, the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance and subject to which such Letter of Credit was issued).

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Withholding Agent”:  any Borrower or the Administrative Agent, as the case may be.

“Working Day”:  any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and New York, New York.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Other Definitional Provisions.  (a)  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.
(b)As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to any Borrower and its Subsidiaries not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.
(c)The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the relevant Borrower.
1.3Currency Conversion.  (a)  If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Agreement to, and any obligations arising under the Agreement in, the general currency of that country (as opposed to a reference to a specific country) shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent (with the Borrowers’ consent, which shall not unreasonably be withheld) and (ii) any such translation from one currency or currency unit to another of any country shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down, as applicable, at least to the fifth decimal place.
(b)If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines (with the Borrowers’ consent, which shall not unreasonably be withheld) such amendment to be necessary to reflect the change in currency and to put the Bank in the same position, so far as possible, that they would have been in if no change in currency had occurred.
1.4Interest Rates.  The interest rate on a Loan denominated in Dollars or certain Foreign Currencies may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event, subsection 2.11(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate for any Currency will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2.	THE COMMITTED RATE LOANS; THE NEGOTIATED RATE LOANS; AMOUNT AND TERMS
2.1The Committed Rate Loans. (a) During the Commitment Period, subject to the terms and conditions hereof, each Bank severally agrees to make loans (individually, a “Committed Rate Loan”) to each Borrower in Dollars or in any Foreign Currency from time to time; provided that (i) after giving effect thereto, such Bank’s Committed Extensions of Credit then outstanding do not exceed the amount of such Bank’s Commitment and (ii) the Total Extensions of Credit then outstanding do not exceed the Total Commitments. During the Commitment Period, each Borrower may use the Commitments by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.
(b)The Committed Rate Loans may be either (i) Term Benchmark Loans denominated in Dollars (or, in accordance with subsection 2.11, Daily Simple SOFR Loans), (ii) Term Benchmark Loans denominated in Canadian Dollars (or, in accordance with subsection 2.11, Daily Simple CORRA Loans), (iii) Eurocurrency Loans denominated in any Foreign Currency (other than Pounds Sterling), (iv) ABR Loans denominated in Dollars, (v) SONIA Loans denominated in Pounds Sterling or (vi) a combination thereof as determined by the relevant Borrower; provided that the Foreign Currency Loans shall be Eurocurrency Loans, Term Benchmark Loans denominated in Canadian Dollars, Daily Simple CORRA Loans or SONIA Loans.
(c)Each Borrower may borrow Committed Rate Loans on any Working Day, if the borrowing is of Eurocurrency Loans or SONIA Loans, or on any Business Day, if the borrowing is of ABR Loans or Term Benchmark Loans; provided, however, that a Responsible Officer of such Borrower shall give the Administrative Agent irrevocable notice thereof, which notice must be received by the Administrative Agent (i) prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans, (ii) prior to 12:00 Noon, Local Time, four Working Days prior to the requested Borrowing Date, in the case of Foreign Currency Loans, (iii) prior to 12:00 Noon, New York City time, on the requested Borrowing Date, in the case of ABR Loans requested by the Company or Capital Corporation, and (iv) prior to 12:00 Noon, London time, on the requested Borrowing Date, in the case of ABR Loans requested by JD Luxembourg. Each such notice shall be given in writing or by facsimile transmission substantially in the form of Exhibit A (with appropriate insertions) or shall be given by telephone (specifying the information set forth in Exhibit A) promptly confirmed by notice given in writing or by facsimile transmission substantially in the form of Exhibit A (with appropriate insertions); provided that, if such notice is submitted through an Approved Borrower Portal, any signature requirement in connection with such notice may be waived at the sole discretion of the Administrative Agent.  On the day of receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each Bank thereof.  Each Bank will make the amount of its share of each borrowing available to the Administrative Agent in the applicable Currency for the account of such Borrower at the office of the Administrative Agent set forth in subsection 10.2 at 11:00 A.M. (or 2:00 P.M., in the case of ABR Loans requested pursuant to clause (iii) above), Local Time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent as the Administrative Agent may direct.  The proceeds of all such Committed Rate Loans will be made available promptly to such Borrower by the Administrative Agent at the office of the Administrative Agent specified in subsection 10.2 by crediting the account of such Borrower on the books of such office of the Administrative Agent with the aggregate of the amount made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.
(d)All Committed Rate Loans made to a Borrower shall be repaid in full by such Borrower on or before the Termination Date; provided, that Committed Rate Loans made by Objecting Banks shall be repaid as provided in subsection 2.16(b).  Notwithstanding anything herein to the contrary, each Borrower’s obligation to repay its Committed Rate Loans and pay the interest accrued thereon is a several obligation.
(e)JD Luxembourg appoints the Capital Corporation as its agent to make all borrowing requests on its behalf, to receive the proceeds of Loans and make payments in respect of Loans and otherwise act on behalf of JD Luxembourg under this Agreement.
(f)Each Bank may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or affiliate of such Bank to make such Loan; provided that any exercise of such option (i) shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) shall not result in any adverse consequences to the Borrowers.
2.2The Negotiated Rate Loans.  (a)  The Company and the Capital Corporation may borrow Negotiated Rate Loans denominated in Dollars from time to time on such days as shall be mutually agreed upon between the relevant Borrower and the applicable Bank, in each case during the Commitment Period and in the manner set forth in this subsection 2.2 and in amounts such that the Dollar Equivalent of the aggregate principal amount of Loans and L/C Obligations at any time outstanding shall not exceed the aggregate amount of the Commitments at such time.  Notwithstanding any other provision of this Agreement, the aggregate principal amount of the outstanding Negotiated Rate Loans made by any Bank may at any time (but shall not be required to) exceed the Commitment of such Bank so long as the Dollar Equivalent of the aggregate outstanding principal amount of all Loans and L/C Obligations does not at any time exceed the aggregate amount of the Commitments.
(b)The Company and the Capital Corporation shall request Negotiated Rate Loans by delivering a Negotiated Rate Loan Request to any Bank at such time as the applicable Borrower and the applicable Bank shall agree. If such Borrower and any Bank agree to the terms of a Negotiated Rate Loan to be made on a Borrowing Date pursuant to a Negotiated Rate Loan Request, such Borrower and such Bank shall promptly notify by telephone the Administrative Agent of the aggregate amount of Negotiated Rate Loans to be made on such Borrowing Date and the respective Interest Periods therefor.  Each Bank which is to make a Negotiated Rate Loan shall, at such time, on such Borrowing Date and at such location as shall be mutually agreed upon between such Borrower and such Bank, make available to such Borrower the amount of Negotiated Rate Loans to be made by such Bank, in immediately available funds. As soon as practicable after each Borrowing Date for Negotiated Rate Loans, the Administrative Agent shall notify each Bank of the aggregate amount of Negotiated Rate Loans advanced pursuant to a Negotiated Rate Loan Request on such Borrowing Date and the respective Interest Periods therefor.
(c)Within the limits and on the conditions set forth in this subsection 2.2, the Company and the Capital Corporation may from time to time borrow under this subsection 2.2, repay pursuant to paragraph (d) below, and reborrow under this subsection 2.2.

(d)Each Borrower shall repay to each Bank which has made a Negotiated Rate Loan to such Borrower (or the Loan Assignee in respect thereof, as the case may be) the principal thereof as agreed by such Borrower and such Bank.  Notwithstanding anything herein to the contrary, each Borrower’s obligation to repay its Negotiated Rate Loans is a several obligation.
(e)Each Borrower shall pay interest on the unpaid principal amount of each Negotiated Rate Loan borrowed by such Borrower from the applicable Borrowing Date to the stated maturity date thereof as agreed by such Borrower and the relevant Bank (calculated on the basis of a 360 day year for actual days elapsed), payable on the interest payment date or dates mutually agreed upon between such Borrower and such Bank.  If all or any portion of the principal amount of any Negotiated Rate Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount shall, without limiting any rights of any Bank under this Agreement, bear interest from the date on which such payment was due at a rate per annum as shall be mutually agreed upon between the relevant Borrower and the relevant Bank.  Notwithstanding anything herein to the contrary, each Borrower’s obligation to pay the interest accrued on its Negotiated Rate Loans is a several obligation.
2.3Loan Accounts.  Each Bank, with respect to its Committed Rate Loans and Negotiated Rate Loans, and the Administrative Agent, with respect to all Committed Rate Loans and Negotiated Rate Loans, shall open and maintain in the name of each Borrower loan accounts (as to each Bank, its “Loan Account” applicable to such Borrower) on its books and records setting forth the amounts of principal, interest and other sums paid and payable by such Borrower from time to time hereunder in respect of such Loans, and the obligation of such Borrower to pay or repay, as the case may be, such amounts to such Bank shall be evidenced by such Bank’s Loan Account.  In case of any dispute, action or proceeding relating to any Committed Rate Loan or Negotiated Rate Loan, the entries in such records shall constitute prima facie evidence of the accuracy of the information set forth therein.  In case of discrepancy between the entries in the Administrative Agent’s books and records and any Bank’s, the entries in the Administrative Agent’s books and records shall constitute prima facie evidence of the accuracy of the information set forth therein.
2.4Fees.  (a)  The Company and the Capital Corporation jointly and severally agree to pay to the Administrative Agent for the account of each Bank a commitment fee from and including the Closing Date to but excluding the date on which the Commitment of such Bank terminates hereunder, computed at a per annum rate equal to the Commitment Fee Rate on the average daily amount of the Available Commitment of such Bank in effect during the period for which payment is made, payable quarterly in arrears on the fifteenth day following the last date of each fiscal quarter of the Company and on the Termination Date or such earlier date on which the Commitments shall terminate as provided herein, commencing in July, 2025.
(b)The Company and the Capital Corporation jointly and severally agree to pay to the Administrative Agent for its own account all fees set forth in the letter agreement dated February 12, 2025 from JPMorgan Chase Bank, N.A. to the Borrowers.
(c)The Company and the Capital Corporation jointly and severally agree to pay to the Administrative Agent for its own account all other fees payable to the Administrative Agent as the Borrowers and the Administrative Agent shall mutually agree from time to time.
2.5Termination or Reduction of Commitments; Cancellation of Capital Corporation or JD Luxembourg as Borrower.  (a)  The Borrowers, acting jointly, shall have the right, upon not less than five Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, reduce the amount of the Commitments, provided that (i) any such reduction shall be accompanied by prepayment of Committed Rate Loans and reduction of the L/C Obligations hereunder, together with accrued interest on the amount so prepaid to the date of such prepayment, to the extent, if any, that the Dollar Equivalent of the aggregate outstanding principal amount of all Loans and L/C Obligations exceeds the amount of the Commitments as then reduced and (ii) any such termination of the Commitments shall be accompanied by prepayment in full of the Loans then outstanding hereunder in accordance with subsection 2.6 and payment of all Reimbursement Obligations together with accrued fees and interest thereon, and cash collateralization of outstanding Letters of Credit in an amount equal to the aggregate then undrawn and unexpired amount thereof (or the provision of other credit support acceptable to the applicable Issuing Banks), and any termination of a Bank’s Commitment pursuant to subsection 2.13, 2.16 or 2.17 shall, with respect to each affected Loan, on the last day of the applicable Interest Period therefor or, if earlier, on such earlier date as shall be notified by the Borrowers, be accompanied by prepayment in full of such Loan, together with, in each case, accrued interest thereon to the date of such prepayment, the payment of any Reimbursement Obligation owed to such Bank or unpaid commitment fee then accrued hereunder, the payment of any Letter of Credit interest and fees then accrued hereunder, and the payment of any amounts then payable pursuant to subsections 2.13, 2.14, 2.15 and 2.17.  Upon receipt of such notice from the Borrowers the Administrative Agent shall promptly notify each Bank thereof.  Any reduction of the Commitments pursuant to this subsection 2.5 shall be in an amount not less than $25,000,000, and shall be an amount which is a whole multiple of $5,000,000, and shall reduce permanently the amount of the Commitments then in effect.

(b)The Company may cancel the ability of the Capital Corporation to borrow hereunder upon not less than five Business Days’ notice to the Administrative Agent. Upon receipt of such notice from the Company, the Administrative Agent shall promptly notify each Bank thereof. On the first day following receipt of such notice, on which all Loans to the Capital Corporation and all interest thereon shall have been paid in full and all Reimbursement Obligations arising in connection with Letters of Credit issued for the account of the Capital Corporation, together with the accrued interest and fees thereon, shall have been paid in full and all outstanding Letters of Credit issued for the account of the Capital Corporation shall have been cash collateralized in an amount equal to the aggregate then undrawn and unexpired amount thereof (or otherwise credit supported in a manner acceptable to the applicable Issuing Banks), and notwithstanding any other provision of this Agreement, (i) the Capital Corporation shall cease to be a party hereto or to have any right or obligation hereunder, (ii) rights and obligations expressed herein to be, in effect, of the Company, the Capital Corporation or JD Luxembourg, each of them or of any of them together with the Capital Corporation, but not any such rights and obligations expressed herein to be of the Capital Corporation only, shall be deemed to be rights and obligations of the Company only and (iii) the Banks shall cease to have any right or obligation hereunder which depends or is contingent upon any action, condition or performance, or the absence thereof, whether past or present, of the Capital Corporation other than any action, condition or performance, or the absence thereof, of the Capital Corporation in its capacity as a Subsidiary, Significant Subsidiary or Restricted Subsidiary hereunder; provided, however, that the obligation of the Capital Corporation to make any payment pursuant to subsection 2.13, 2.14, 2.15 or 2.17 which arises prior to the cancellation of the ability of the Capital Corporation to borrow hereunder shall survive the cancellation of the ability of the Capital Corporation to borrow hereunder; provided further that any cancellation of the ability of the Capital Corporation to borrow hereunder shall be accompanied by the cancellation of the ability of JD Luxembourg to borrow hereunder pursuant to clause (c) below.
The Company may cancel the ability of JD Luxembourg to borrow hereunder upon not less than five Business Days’ notice to the Administrative Agent. Upon receipt of such notice from the Company, the Administrative Agent shall promptly notify each Bank thereof. On the first day following receipt of such notice, on which all Loans to JD Luxembourg and all interest thereon shall have been paid in full, and notwithstanding any other provision of this Agreement, (i) JD Luxembourg shall cease to be a party hereto or to have any right or obligation hereunder, (ii) rights and obligations expressed herein to be, in effect, of each of the Company, the Capital Corporation or JD Luxembourg, each of them or any of them together with JD Luxembourg, but not any such rights and obligations expressed herein to be of JD Luxembourg only, shall be deemed to be rights and obligations of the Company and the Capital Corporation, as applicable, only and (iii) the Banks shall cease to have any right or obligation hereunder which depends or is contingent upon any action, condition or performance, or the absence thereof, whether past or present, of JD Luxembourg other than any action, condition or performance, or the absence thereof, of JD Luxembourg in its capacity as a Subsidiary, Significant Subsidiary or Restricted Subsidiary hereunder; provided, however, that the obligation of JD Luxembourg to make any payment pursuant to subsection 2.13, 2.14, 2.15 or 2.17 which arises prior to the cancellation of the ability of JD Luxembourg to borrow hereunder shall survive the cancellation of the ability of JD Luxembourg to borrow hereunder.
2.6Prepayments
. (a) Each Borrower may at any time and from time to time prepay its Committed Rate Loans in whole or in part, without premium or penalty, but subject to the provisions of subsection 2.14, upon at least (i) three Working Days’ irrevocable notice (by 11:00 A.M. Local Time), in the case of Eurocurrency Loans or SONIA Loans, (ii) three Business Days’ irrevocable notice (by 11:00 A.M. New York City time), in the case of Term Benchmark Loans, Daily Simple CORRA Loans or Daily Simple SOFR Loans or (iii) same day irrevocable notice in the case of ABR Loans, in each case to the Administrative Agent (including via an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent), specifying the date and amount of prepayment and whether the prepayment is of its Eurocurrency Loans, Term Benchmark Loans, SONIA Loans, Daily Simple CORRA Loans, Daily Simple SOFR Loans, ABR Loans, or a combination thereof, and if of a combination thereof, the amount of prepayment allocable to each. Upon receipt of such notice the Administrative Agent shall promptly notify each Bank thereof. If such notice is given, the Borrower delivering such notice shall make such prepayment, and the payment of the amount specified in such notice shall be due and payable, on the date specified therein, together with accrued interest to such date on the amount prepaid and any amounts payable pursuant to subsections 2.14 and 2.15. Except as provided in the immediately following sentence, partial prepayments shall be in an aggregate principal amount of $5,000,000, or a whole multiple thereof (or comparable amounts reasonably determined by the Administrative Agent in the case of Foreign Currency Loans); provided, however, that after giving effect thereto, the aggregate principal amount of all Committed Rate Loans made on the same Borrowing Date shall not be less than $25,000,000 (or comparable amounts reasonably determined by the Administrative Agent in the case of Foreign Currency Loans). Anything contained in this subsection 2.6 to the contrary notwithstanding, partial prepayments of a Cancelled Bank’s Loans in connection with the termination under subsection 2.13(a), (b) or (c), 2.16(c) or 2.17(b), or upon a Defaulting Bank becoming a Cancelled Bank, of such Cancelled Bank’s Commitment (in whole or in part) shall be in an amount equal to the principal amount of the Loans of such Bank being prepaid, notwithstanding the amount thereof, and shall be permitted notwithstanding the provisions of the foregoing proviso. The Company and the Capital Corporation may prepay Negotiated Rate Loans on such terms as shall be mutually agreed upon between the relevant Borrower and the relevant Bank.
(b)If, on any Calculation Date, the Total Extensions of Credit outstanding on such date exceed the Total Commitments, on such date, the Borrowers shall, without notice or demand, within five Business Days (i) repay Loans and reduce L/C Obligations in an aggregate principal amount such that, after giving effect thereto, the Total Extensions of Credit shall be equal to or less than the Total Commitments and (ii) pay interest and fees accrued to the date of such payment, prepayment or reduction on the principal so prepaid or reduced and any amounts payable under subsection 2.14 in connection therewith.
2.7Minimum Amount of Certain Loans.  All borrowings, conversions, continuations, payments and, except as set forth in the penultimate sentence of subsection 2.6, prepayments in respect of Committed Rate Loans shall be in such amounts and be made pursuant to such elections that, after giving effect thereto, (a) the aggregate principal amount of Committed Rate Loans made on any Borrowing Date shall not be less than $25,000,000 or a whole multiple of $5,000,000 in excess thereof (or comparable amounts reasonably determined by the Administrative Agent in the case of Foreign Currency Loans) and (b) the aggregate principal amount of Committed Rate Loans of any Type with the same Interest Period shall not be less than $10,000,000 or a whole multiple of $1,000,000 in excess thereof (or comparable amounts reasonably determined by the Administrative Agent in the case of Foreign Currency Loans).

2.8Committed Rate Loan Interest Rate and Payment Dates.
(a)The Eurocurrency Loans shall bear interest for the period from the date thereof until the stated maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the Eurocurrency Rate determined for the Interest Period therefor plus the Applicable Margin.
(b)The ABR Loans shall bear interest for each day during the period from the date thereof until the payment in full thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the ABR for such day plus the Applicable Margin.
(c)The SONIA Loans shall bear interest for each day during the period from the date thereof until the payment in full thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to Adjusted Daily Simple SONIA for such day plus the Applicable Margin.
(d)The Term Benchmark Loans denominated in Dollars shall bear interest for each Interest Period in effect for such Term Benchmark Loans from the date thereof until the stated maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the Adjusted Term SOFR Rate determined for the Interest Period therefor plus the Applicable Margin.
(e)The Term Benchmark Loans denominated in Canadian Dollars shall bear interest for each Interest Period in effect for such Term Benchmark Loans from the date thereof until the stated maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the Adjusted Term CORRA Rate determined for the Interest Period therefor plus the Applicable Margin.
(f)The Daily Simple SOFR Loans shall bear interest for each day during the period from the date thereof until the payment in full thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to Adjusted Daily Simple SOFR for such day plus the Applicable Margin.
(g)Daily Simple CORRA Loans shall bear interest for each day during the period from the date thereof until the payment in full thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to Adjusted Daily Simple CORRA for such day plus the Applicable Margin.
(h)If all or a portion of the principal amount of any of the Committed Rate Loans or Reimbursement  Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such overdue principal amount of such Committed Rate Loan and Reimbursement Obligations (i) shall bear interest at a rate per annum which is 1% above the rate which would otherwise be applicable pursuant to subsection 2.8(a), (b), (c), (d), (e), (f) or (g) as the case may be, from the date when such principal amount is due until the date on which such amount is paid in full and (ii) shall, if such Committed Rate Loan is a Term Benchmark Loan denominated in Dollars, be converted to an ABR Loan at the end of the Interest Period applicable thereto.
(i)Interest shall be payable in arrears on each Interest Payment Date.
2.9Conversion and Continuation Options.  (a)  The relevant Borrower may elect from time to time to convert Committed Rate Loans denominated in Dollars of one Type into Committed Rate

Loans denominated in Dollars of another Type by giving to the Administrative Agent irrevocable notice of such conversion by the earliest time that they would have been required to give notice under subsection 2.1(c) if they had been borrowing Committed Rate Loans of each such Type on the conversion date specified in such notice, provided that any such conversion of Eurocurrency Loans or Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto.  Any such notice of conversion to Eurocurrency Loans or Term Benchmark Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof.  All or any part of outstanding Term Benchmark Loans denominated in Dollars and ABR Loans denominated in Dollars may be converted as provided herein, provided that no Loan may be converted into a Eurocurrency Loan or Term Benchmark Loan after the date that is one month prior to (i) in the case of a Loan made by an Objecting Bank, such Objecting Bank’s Commitment Expiration Date, and (ii) in the case of all Loans, the Termination Date.

(b)Any Eurocurrency Loans or Term Benchmark Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving notice to the Administrative Agent, such notice to be given by the time it would have been required to give notice under subsection 2.1(c) if it had been borrowing Eurocurrency Loans or Term Benchmark Loans, as applicable, on the last day of the then expiring Interest Period therefor, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan may be continued as such after the date that is one month prior to (i) in the case of a Loan made by an Objecting Bank, such Objecting Bank’s Commitment Expiration Date, and (ii) in the case of all Loans, the Termination Date.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Bank thereof.
(c)If any notice required under this subsection 2.9 in connection with a continuation or conversion is submitted through an Approved Borrower Portal, any signature requirement in connection therewith may be waived at the sole discretion of the Administrative Agent.
2.10Computation of Interest and Fees.  (a)  Commitment fees and interest in respect of SONIA Loans and ABR Loans based upon clause (a) of the definition of ABR shall be calculated on the basis of a 365- (or 366- as the case may be) day year for the actual days elapsed (including the first day and excluding the last day).  Interest in respect of Eurocurrency Loans, Term Benchmark Loans denominated in Dollars, Daily Simple SOFR Loans and ABR Loans based upon clause (b) or (c) of the definition of ABR and Letter of Credit Fees shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day and excluding the last day), provided, that interest in respect of Foreign Currency Loans denominated in Pounds Sterling, Australian Dollars, Canadian Dollars or New Zealand Dollars shall be calculated on the basis of a 365- (or 366- as the case may be) day year for actual days elapsed. The Administrative Agent shall promptly notify the Borrowers and the Banks of each determination of a Eurocurrency Rate, Adjusted Term CORRA Rate, Adjusted Term SOFR Rate, Adjusted Daily Simple SOFR, Adjusted Daily Simple CORRA and/or Adjusted Daily Simple SONIA.  Any change in the interest rate on a Committed Rate Loan resulting from a change in ABR shall become effective as of the opening of business on the day on which such change in ABR shall become effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the Banks of the effective date and the amount of each such change.
(b)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Banks in the absence of manifest error.
2.11Inability to Determine Interest Rate.  (a)  With respect to any Eurocurrency Loan denominated in any Currency, Term Benchmark Loan denominated in any Currency, Daily Simple CORRA Loan, Daily Simple SOFR Loan or SONIA Loan that is then outstanding, or that has been requested to be borrowed, in the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that (i) by reason of circumstances affecting the interbank market for the applicable Currency generally, (A) adequate and reasonable means do not exist for ascertaining the Screen Rate for such Currency for any requested Interest Period with respect to Committed Rate Loans that a Borrower has requested be made as, continued as or converted into Eurocurrency Loans, (B) adequate and reasonable means do not exist for ascertaining the Adjusted Term CORRA Rate, Adjusted Term SOFR Rate, the Term CORRA Rate or the Term SOFR Rate for any requested Interest Period with respect to Committed Rate Loans that a Borrower has requested be made as, continued as or converted into Term Benchmark Loans or (C) adequate and reasonable means do not exist for ascertaining Adjusted Daily Simple SONIA or Daily Simple SONIA for SONIA Loans, Adjusted Daily Simple CORRA or Daily Simple CORRA for Daily Simple CORRA Loans or Adjusted Daily Simple SOFR or Daily Simple SOFR for Daily Simple SOFR Loans; provided that this clause (i) shall not apply to a Loan denominated in any Currency to the extent that a Benchmark Transition Event in respect of such Currency shall have occurred at such time or (ii) that deposits in the applicable Currency are not generally available, or cannot be obtained by the Banks, in the applicable market (any Foreign Currency affected by the circumstances described in clause (i) or (ii) is referred to as an “Affected Foreign Currency”), the Administrative Agent shall promptly give notice of such determination to such Borrower and the Banks, which with respect to Eurocurrency Loans and Term Benchmark Loans, shall be prior to the first day of the requested Interest Period for such Eurocurrency Loans or Term Benchmark Loans. If such notice is given, and until (x) the Administrative Agent notifies the Borrowers and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new notice to convert or continue the applicable Loans in accordance with subsection 2.9 or a new borrowing request in accordance with subsection 2.1, (A) (1) to the extent such circumstances affect Term Benchmark Loans denominated in Dollars, any request for the making of, or continuation or conversion of a Loan into a Term Benchmark Loan denominated in Dollars shall be deemed to be a request for the making of or continuation or conversion into  Daily Simple SOFR Loans (so long as Adjusted Daily Simple SOFR is not also the subject of subsection 2.11(a)(i)) or ABR Loans (if Adjusted Daily Simple SOFR is also the subject to subsection 2.11(a)(i)) and (2) to the extent such circumstances affect Term Benchmark Loans denominated in Canadian Dollars shall be deemed to be a request for the making of or continuation or conversion into Daily Simple CORRA Loans (so long as Adjusted Daily Simple CORRA is not also the subject of subsection 2.11(a)(i)) or such request shall be ineffective (if Adjusted Daily Simple CORRA is also the subject to subsection 2.11(a)(i)), (B) to the extent such circumstances affect Daily Simple SOFR Loans, any request for the making of or conversion into a Daily Simple SOFR Loan shall be deemed to be a request for the making of or conversion into an ABR Loan and (C) to the extent such circumstances affect Eurocurrency Loans denominated in any Currency, Daily Simple CORRA Loans or SONIA Loans, as applicable, any request for a Eurocurrency Loan in such Currency, a Daily Simple CORRA Loan or a SONIA Loan, as applicable, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Loan, then all other Types of Loans shall be permitted. Furthermore, if any Term Benchmark Loan, Eurocurrency Loan, Daily Simple CORRA Loan, Daily Simple SOFR Loan or SONIA Loan is outstanding on the date of the applicable Borrower’s receipt of the notice from the Administrative Agent referred to in this subsection 2.11(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, Eurocurrency Loan, Daily Simple CORRA Loan, Daily Simple SOFR Loan or SONIA Loan, then until (x) the Administrative Agent notifies the Borrowers and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new notice to convert or continue the applicable Loans in accordance with subsection 2.9 or a new borrowing request in accordance with subsection 2.1, (A) any such Term Benchmark Loan denominated in Dollars, Daily Simple CORRA Loan and/or any such Daily Simple SOFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan, (B) any Eurocurrency Loan and/or Term Benchmark Loan denominated in Canadian Dollars shall on the last day of the then-current Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Currency plus the CBR Spread and

(C) any SONIA Loan shall bear interest at the Central Bank Rate for Pounds Sterling plus the CBR Spread; provided that, in the cases of the foregoing clauses (B) and (C), if the Administrative Agent, provides notice to the Company of its determination (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in Canadian Dollars, Daily Simple CORRA Loans, Eurocurrency Loans or SONIA Loans, as applicable, at the applicable Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars at the applicable exchange rate immediately or (B) be prepaid in full immediately.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Majority Banks.
(c)In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Company, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)The Administrative Agent will promptly notify the Company and the Banks of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this subsection 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto or any other Loan Document, except, in each case, as expressly required pursuant to this subsection 2.11.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term CORRA Rate, Term SOFR Rate or Eurocurrency Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent shall modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to any Type of Loan, a Borrower may revoke any request for a Eurocurrency Loan, Term Benchmark Loan, SONIA Loan, Daily Simple CORRA Loan or Daily Simple SOFR Loan, as applicable, to be made, converted or continued during such Benchmark Unavailability Period, and, failing that, (x) to the extent such Benchmark Unavailability Period affects Term Benchmark Loans, the applicable Borrower will be deemed to have converted any request for a Term Benchmark Loan (i) denominated in Dollars into a request for a borrowing or conversion to (A) a Daily Simple SOFR Loan so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Loan if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event and (ii) denominated in Canadian Dollars into a request for a borrowing or conversion to (A) a Daily Simple CORRA Loan so long as Adjusted Daily Simple CORRA is not the subject of a Benchmark Transition Event or (B) such request shall be ineffective if Adjusted Daily Simple CORRA is the subject of a Benchmark Transition Event, (y) to the extent such Benchmark Unavailability Period affects Daily Simple SOFR Loans, the applicable Borrower will be deemed to have converted any request for a Daily Simple SOFR Borrowing into a request for a borrowing or conversion to an ABR Loan and (z) to the extent such Benchmark Unavailability Period affects Eurocurrency Loans in a Foreign Currency or any SONIA Loans, any request for a Eurocurrency Loan denominated in such Currency or a SONIA Loan, as applicable, shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.  Furthermore, if any Eurocurrency Loan, Term Benchmark Loan, Daily Simple CORRA Loan, Daily Simple SOFR Loan or SONIA Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to such Eurocurrency Loan, Term Benchmark Loan, Daily Simple CORRA Loan, Daily Simple SOFR Loan or SONIA Loan, as applicable, then until such time as a Benchmark Replacement for such Currency or Type of Loan is implemented pursuant to this subsection 2.11, (i) to the extent such Benchmark Unavailability Period affects Term Benchmark Loans, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (A) if denominated in Dollars (x) a Daily Simple SOFR Loan so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (B) if denominated in Canadian Dollars (x) a Daily Simple CORRA Loan so long as Adjusted Daily Simple CORRA is not the subject of a Benchmark Transition Event or (y) a Term Benchmark Loan which bears interest at the Central Bank Rate for Canadian Dollars plus the CBR Spread , (ii) to the extent such Benchmark Unavailability Period affects Daily Simple SOFR Loans, any Daily Simple SOFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an, ABR Loan and (iii) to the extent such Benchmark Unavailability Period affects Eurocurrency Loans in such Currency or any SONIA Loan, as applicable, any Daily Simple CORRA Loans, Eurocurrency Loan denominated in such Currency or SONIA Loan, as applicable, shall bear interest at the Central Bank Rate for the applicable Currency plus the CBR Spread; provided that, if the Administrative Agent provides written notice to the Company of its determination (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Currency cannot be determined, any outstanding affected Loans denominated in such Foreign Currency, at the Company’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.
2.12Pro Rata Treatment and Payments.  (a)  All payments (including prepayments) to be made by the Borrowers on account of principal, Reimbursement Obligations, interest and fees shall be made without defense, set-off or counterclaim and shall be made, in the case of fees and principal of, and interest on, Loans (other than Negotiated Rate Loans) and Reimbursement Obligations at the Administrative Agent’s office specified in subsection 10.2, in each case in the relevant Currency in which the Loan was made (and in Dollars in the case of Reimbursement Obligations) and in immediately available funds not later than 11:00 A.M. (Local Time) on the date due.  The Administrative Agent shall distribute such payments to the Banks entitled thereto on the day of receipt in like funds as received, provided that the Administrative Agent shall have received such payments not later than 11:00 A.M. (Local Time).  If the Administrative Agent shall distribute such payments to the Banks entitled thereto on a date after the date on which such payments were received prior to 11:00 A.M. (Local Time), the Administrative Agent shall pay to each such Bank on demand an amount equal to the product of (i) the daily average applicable Overnight Rate, times (ii) the amount of such Bank’s share of such payment, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such date of receipt of payment by the Administrative Agent to but excluding the date on which such Bank’s share of such payment shall have become immediately available to such Bank and the denominator of which is 360.  All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees relating to Negotiated Rate Loans shall be made to the Bank with respect thereto on such terms, at such address and at such time as shall be mutually agreed upon between the relevant Borrower and the relevant Bank in lawful money of the United States of America on the date due.
(b)(i)Each borrowing by a Borrower of Committed Rate Loans and each payment of principal in respect of Committed Rate Loans (subject to the provisions of subsection 2.20(e)) shall be made in accordance with the following requirements:
(A)All borrowings of Committed Rate Loans and all principal payments in respect of such Loans, shall be made pro rata according to the respective Commitments of the Banks.
(B)As provided in clause (b)(ii) below, if any principal payment is made in respect of any Loans (other than Negotiated Rate Loans) on any day on which principal amounts are due and owing in respect of any Loans (other than Negotiated Rate Loans), such principal payment shall be applied to the Banks pro rata according to the respective amounts of principal due and owing to the Banks under this Agreement.
(ii)Except as provided in subsections 2.13, 2.16 and 2.17, each reduction of the Commitments shall be made pro rata among the Banks according to their respective Commitment Percentages.  Each payment by the Borrowers under this Agreement or of any Loan (other than Negotiated Rate Loans) shall be applied, first, to any fees then due and owing pursuant to subsections 2.4 and 2.26, second, to interest then due and owing in respect of the Loans (other than Negotiated Rate Loans) and Reimbursement Obligations and third, to principal then due and owing hereunder (other than principal due and owing under Negotiated Rate Loans) and under the Loans (other than Negotiated Rate Loans) and Reimbursement Obligations.  Each payment made by the Company or the Capital Corporation under this Agreement relating to a Negotiated Rate Loan to the Bank with respect thereto shall be applied, first, to interest then due and owing in respect of such Negotiated Rate Loan and second, to principal then due and owing hereunder with respect to such Negotiated Rate Loan and under such Negotiated Rate Loan.  Each payment (other than voluntary prepayments made when no principal payments are due and owing hereunder) by a Borrower on account of principal of and interest on the Loans (other than Negotiated Rate Loans) and Reimbursement Obligations shall be made for the account of each Bank pro rata according to the respective amounts of principal, Reimbursement Obligations and interest due and owing to such Bank under this Agreement.  Subject to the requirements of clause (i) of this paragraph (b), each payment by a Borrower on account of principal of the Loans (other than Negotiated Rate Loans) and Reimbursement Obligations shall be applied to such of its Committed Rate Loan borrowings and Reimbursement Obligations as such Borrower may designate; provided, however, that prepayments made pursuant to subsection 2.13(a), (b) or (c), 2.16(c) or 2.17(b) shall be applied in accordance with such subsection.
(c)If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.  With respect to any extension of the payment of principal pursuant to this subsection 2.12(c), interest thereon shall be payable at the then applicable rate during such extension.
(d)Unless the Administrative Agent shall have been notified in writing by any Bank prior to the date of the Committed Rate Loan or Committed Rate Loans to be made by such Bank (which notice shall be effective upon receipt) that such Bank will not make its pro rata share of the amount of the requested borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Bank has made such amount available to it on such date and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  If a Bank shall make such amount available to the Administrative Agent on a date after such Borrowing Date, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average applicable Overnight Rate, times (ii) the amount of such Bank’s pro rata share of such borrowing, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Borrowing Date to but excluding the date on which such Bank’s pro rata share of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360.  A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this subsection 2.12(d) shall be conclusive, absent manifest error.  If such Bank’s pro rata share is not in fact made available to the Administrative Agent by such Bank within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount, on demand, from the relevant Borrower with interest thereon at the rate equal to the product of (i) during the period from and including such Borrowing Date to the Business Day next following the date of such demand, the daily average applicable Overnight Rate, times a fraction, the numerator of which is the number of days that elapse from and including such Borrowing Date to but excluding the Business Day next following the date of such demand and the denominator of which is 360 and (ii) thereafter, the interest rate or rates applicable to the Loan or Loans funded by the Administrative Agent on behalf of such Bank on such Borrowing Date, times a fraction, the numerator of which is the number of days which elapse from and including the Business Day next following the date of such demand to but excluding the date such amount is recovered by the Administrative Agent from such Borrower and the denominator of which is 360.  In the event any Bank’s pro rata share of a borrowing is not made available to the Administrative Agent in accordance with this paragraph within three Business Days of the applicable Borrowing Date (i) such Bank shall, during the period from such Borrowing Date to the date such Bank makes its pro rata share of the applicable borrowing available, not accrue and shall not be entitled to receive any commitment fee under subsection 2.4 and (ii) each Borrower may exercise or pursue any other rights, remedies, powers and privileges against such Bank as are provided by law or by contract.
2.13Requirements of Law.  (a)  If any Bank shall determine that by reason of (i) the introduction after the date hereof of any applicable law, regulation or guideline or any change after the date hereof in any applicable law, regulation or guideline (including the phasing-in of a provision of any applicable law, regulation or guideline) or in the interpretation thereof by any governmental or other regulatory authority charged with the administration thereof or any court of competent jurisdiction and/or (ii) compliance by such Bank with any requirement adopted after the date hereof or directive adopted after the date hereof from any central bank or other fiscal, monetary or other regulatory authority (whether or not having the force of law), there shall be any increase in the cost of such Bank of maintaining or giving effect to its obligations with respect to Committed Rate Loans or Letters of Credit under this Agreement or maintaining its Commitment with respect to Committed Rate Loans or Letters of Credit or making or maintaining any Eurocurrency Loans, Term Benchmark Loans, Daily Simple CORRA Loans, Daily Simple SOFR Loans or SONIA Loans or any reduction in any amount receivable by such Bank in respect of Eurocurrency Loans, Term Benchmark Loans, Daily Simple CORRA Loans, Daily Simple SOFR Loans or SONIA Loans under this Agreement, notwithstanding the reasonable efforts (such reasonable efforts not to result in the incurrence of additional costs or expenses) of such Bank to mitigate such increase or reduction (excluding for purposes of this subsection 2.13 any such increased costs resulting from (x) Indemnified Taxes (as to which subsection 2.17 shall govern), (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Bank is organized or has its applicable lending office or any political subdivision thereof and (z) FATCA), then the relevant Borrower shall from time to time on receipt (whenever occurring) of a certificate from such Bank (which shall be executed by an officer thereof and a copy of which shall be delivered to the Administrative Agent) pay to such Bank such amounts as are stated therein to be required to indemnify such Bank against such increased costs or reduction; provided, however, that if such Borrower becomes obligated to pay any Bank any additional amount pursuant to this subsection 2.13(a), such Borrower shall have the right, so long as no Event of Default has occurred and is then continuing, upon giving notice to the Administrative Agent and such Bank in accordance with subsection 2.6, to prepay in full the Loans of such Bank, together with accrued interest thereon, any amounts payable to such Bank pursuant to subsections 2.13, 2.14, 2.15 and 2.17 and any accrued and unpaid commitment fee, Letter of Credit Fee, Reimbursement Obligations in respect of Letters of Credit or other amount payable to such Bank hereunder and/or, upon giving not less than three Business Days’ notice to any such Bank and the Administrative Agent, to cancel the whole or part of the Commitment of any such Bank (and upon such cancellation, such Bank’s participation in any then outstanding undrawn Letters of Credit shall terminate) (it being understood that any partial cancellation of the Commitment shall result in a corresponding reduction of such Bank’s participating interest in respect of Letters of Credit); provided, further, that such Borrower shall not be obligated to pay any Bank any additional amount pursuant to this subsection 2.13(a) (A) which constitutes a present or future income, stamp or other tax, levy, impost, duty, charge, fee, deduction or withholding referred to in subsection 2.17(a) or (B) as a result of any law, rule, guideline, regulation, request or directive regarding capital adequacy or liquidity referred to in subsection 2.13(b).  A certificate of such Bank as to the amount of such increased costs or reduction shall set forth in reasonable detail the computation of such increased costs or reduction, and shall be binding and conclusive in the absence of manifest error.  A Bank which demands indemnification hereunder as a result of an increased cost or reduction referred to herein shall deliver the certificate referred to above to the relevant Borrower demanding indemnification no later than the later of (y) the thirtieth day immediately following each payment or realization by such Bank of such increased cost or reduction (and such certificate shall certify that the amounts set forth therein were paid or realized within such thirty-day period) and (z) the thirtieth day immediately following such Bank’s knowledge of the incurrence or realization by such Bank of such increased cost or reduction (and such certificate shall so certify).

(b)In the event that any Bank shall have determined that the adoption after the date hereof of any law, rule, guideline or regulation regarding capital adequacy or liquidity, or any change after the date hereof in any existing or future law, rule, guideline or regulation regarding capital adequacy or liquidity (excluding, however, the phasing-in of any existing law, rule, regulation or guideline regarding capital adequacy or liquidity) or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive made or adopted after the date hereof regarding capital adequacy or liquidity (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Bank’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Bank to be material, then from time to time, within 30 days after receipt (whenever occurring) of a certificate from such Bank (which shall be executed by an officer thereof and a copy of which shall be delivered to the Administrative Agent), the Company and the Capital Corporation jointly and severally agree to pay to such Bank such additional amounts as are stated therein to be required to compensate it for such reduction; provided, however, that if such Borrower becomes obligated to pay any Bank any additional amount pursuant to this subsection 2.13(b), such Borrower shall have the right, so long as no Event of Default has occurred and is then continuing, upon giving notice to the Administrative Agent and such Bank in accordance with subsection 2.6, to prepay in full the Loans of such Bank, together with accrued interest thereon, any amounts payable pursuant to subsections 2.13, 2.14, 2.15 and 2.17 and any accrued and unpaid commitment fee, Letter of Credit Fee, Reimbursement Obligations in respect of Letters of Credit or other amounts payable to it hereunder and/or, upon giving not less than three Business Days’ notice to any such Bank and the Administrative Agent, to cancel the whole or part of the Commitment of any such Bank (and upon such cancellation, such Bank’s participation in any then outstanding undrawn Letters of Credit shall terminate) (it being understood that any partial cancellation of the Commitment shall result in a corresponding reduction of such Bank’s participating interest in respect of Letters of Credit) (but only if after giving effect to such cancellation and prepayment the Total Extensions of Credit do not exceed the Total Commitments).  A certificate of such Bank as to the amount of such reduction shall set forth in reasonable detail the computation of such reduction, and shall be binding and conclusive in the absence of manifest error.  A Bank which demands indemnification hereunder as a result of a reduction referred to herein shall deliver the certificate referred to above to the relevant Borrower demanding indemnification no later than the later of (i) the thirtieth day immediately following each realization by such Bank of such reduction (and such certificate shall certify that the amounts set forth therein were realized within such thirty-day period) and (ii) the thirtieth day immediately following such Bank’s knowledge of the realization by such Bank of such reduction (and such certificate shall so certify).
(c)Each Borrower shall pay to each Bank that delivers a certificate to such Borrower in accordance with this subsection (c) such amounts as shall be necessary to reimburse such Bank for the costs (determined in accordance with the immediately following sentence), if any, incurred by such Bank, as a result of the application to such Bank during any period on which there are outstanding Eurocurrency Loans advanced by such Bank to such Borrower of basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of such system (any such reserves dealing with reserve requirements prescribed for eurocurrency funding being referred to as “Reserves”), such amount to be set forth in a certificate of such Bank delivered to the relevant Borrower; provided, however, that if a Bank gives to a Borrower the written notice contemplated by the proviso set forth in the second following sentence, such Borrower shall have the right, so long as no Event of Default has occurred and is then continuing, upon giving notice to the Administrative Agent and such Bank in accordance with subsection 2.6, to prepay in full the Loans of such Bank, together with accrued interest thereon, any amounts payable pursuant to subsections 2.13, 2.14, 2.15 and 2.17 and any accrued and unpaid commitment fee, Letter of Credit Fee, Reimbursement Obligations in respect of Letters of Credit or other amounts payable to it hereunder and/or upon giving not less than three Working Days’ notice to such Bank and the Administrative Agent, to cancel the whole or part of the Commitment of any such Bank (and upon such cancellation, such Bank’s participation in any then outstanding undrawn Letters of Credit shall terminate) (it being understood that any partial cancellation of the Commitment shall result in a corresponding reduction of such Bank’s participating interest in respect of Letters of Credit).  Amounts certified by a Bank hereunder for any period shall represent such Bank’s calculation or, if an accurate calculation is impracticable, reasonable estimate (using such reasonable means of allocation as such Bank shall determine) of the actual costs, if any, theretofore incurred by such Bank as a result of the application of Reserves to Eurocurrency liabilities (as referred to in Regulation D referred to above) of such Bank in an amount equal to such Bank’s Eurocurrency Loans during such period and in any event shall not exceed the amount obtainable utilizing the maximum Reserves prescribed by the Board or other Governmental Authority having jurisdiction with respect thereto for such period.  Such payment shall be made within fifteen days after receipt by the relevant Borrower of a certificate, signed by an officer of the Bank delivering such certificate, which certificate shall be binding and conclusive in the absence of demonstrable error, specifying the period (prior to the date of such certificate) during which the cost set forth therein was incurred by such Bank and stating (i) that such amount represents the actual cost, or, if an accurate calculation of such cost is impracticable stating that such amount represents such Bank’s reasonable estimate of the actual cost, incurred by such Bank during such period as a result of the application of Reserves to Eurocurrency liabilities of such Bank in an amount equal to such Bank’s Eurocurrency Loans during such period and specified in such certificate and (ii) that the amount set forth therein does not in any event exceed the amount obtainable utilizing the maximum Reserves prescribed for such period by the Board or such other Governmental Authority having jurisdiction with respect thereto; provided that the obligation of the Borrowers to pay any amounts pursuant to this subsection 2.13(c) shall apply only in the case of those Banks that give to the relevant Borrower and the Administrative Agent, no later than 3:00 P.M. (Local Time) on the day that is two Working Days prior to the applicable Borrowing Date therefor, a written notice stating that such Bank intends to demand reimbursement pursuant hereto.  A Bank which demands reimbursement of Reserve costs hereunder on account of a Eurocurrency Loan made by such Bank shall deliver the certificate referred to in the preceding sentence to the relevant Borrower setting forth the items specified in clauses (i) and (ii) of the preceding sentence no later than the thirtieth day immediately following the last day of the Interest Period applicable to such Eurocurrency Loan.
(d)If any Governmental Authority of the jurisdiction of any Foreign Currency (or any other jurisdiction in which the funding operations of any Bank shall be conducted with respect to such Foreign Currency) shall put into effect after the date hereof any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund loans in such Foreign Currency (excluding any Reserves), or by reference to which interest rates applicable to loans in such Foreign Currency are determined, and the result of such requirement shall be to increase the cost to such Bank of making or maintaining any Foreign Currency Loan in such Foreign Currency, and such Bank shall deliver to the Borrowers a notice requesting compensation under this paragraph, then the Borrower will pay to such Bank on each Interest Payment Date with respect to each affected Foreign Currency Loan an amount that will compensate such Bank for such additional cost; provided, that the Borrowers shall not be required to compensate a Bank pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Banks notifies the Borrowers of such Bank’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.  Notwithstanding the foregoing, if a Bank gives to a Borrower the written notice contemplated by the proviso set forth in the following sentence, such Borrower shall have the right, so long as no Event of Default has occurred and is then continuing, upon giving notice to the Administrative Agent and such Bank in accordance with subsection 2.6, to prepay in full the Loans of such Bank, together with accrued interest thereon, any amounts payable pursuant to subsections 2.13, 2.14, 2.15 and 2.17 and any accrued and unpaid commitment fee,

Letter of Credit Fee, Reimbursement Obligations in respect of Letters of Credit or other amounts payable to it hereunder and/or upon giving not less than three Working Days’ notice to such Bank and the Administrative Agent, to cancel the whole or part of the Commitment of any such Bank (and upon such cancellation, such Bank’s participation in any then outstanding undrawn Letters of Credit shall terminate) (it being understood that any partial cancellation of the Commitment shall result in a corresponding reduction of such Bank’s participating interest in respect of Letters of Credit).  Such payment shall be made within fifteen days after receipt by the relevant Borrower of a certificate, signed by an officer of the Bank delivering such certificate, which certificate shall be binding and conclusive in the absence of demonstrable error, specifying the period (prior to the date of such certificate) during which the cost set forth therein was incurred by such Bank and stating (i) that such amount represents the actual cost, or, if an accurate calculation of such cost is impracticable stating that such amount represents such Bank’s reasonable estimate of the actual cost, incurred by such Bank during such period as a result of the application of such reserve, liquid asset or similar requirements in an amount equal to such Bank’s Foreign Currency Loans during such period and specified in such certificate and (ii) that the amount set forth therein does not in any event exceed the amount obtainable utilizing such reserves prescribed for such period by such Governmental Authority having jurisdiction with respect thereto; provided that the obligation of the Borrowers to pay any amounts pursuant to this subsection 2.13(d) shall apply only in the case of those Banks that give to the relevant Borrower and the Administrative Agent, no later than 3:00 P.M. (Local Time) on the day that is two Working Days prior to the applicable Borrowing Date therefor, a written notice stating that such Bank intends to demand reimbursement pursuant hereto.  A Bank which demands reimbursement of reserve costs hereunder on account of a Foreign Currency Loan made by such Bank shall deliver the certificate referred to in the preceding sentence to the relevant Borrower setting forth the items specified in clauses (i) and (ii) of the preceding sentence no later than the thirtieth day immediately following the last day of the Interest Period applicable to such Foreign Currency Loan.
(e)Notwithstanding any other provision of this Agreement, if (A) the adoption of any law, rule or regulation after the date of this Agreement, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (C) compliance by any Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for any such Bank to make or maintain any Foreign Currency Loan or to give effect to its obligations as contemplated hereby with respect to any Foreign Currency Loan, then, by written notice to the Borrowers and to the Administrative Agent:
(i)such Bank or Banks may declare that Foreign Currency Loans (in the affected Currency or Currencies) will not thereafter (for the duration of such unlawfulness) be made by such Bank or Banks hereunder (or be continued for additional Interest Periods), whereupon any request for a Foreign Currency Loan (in the affected Currency or Currencies) or to continue a Foreign Currency Loan (in the affected Currency or Currencies, as the case may be, for an additional Interest Period) shall, as to such Bank or Banks only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and
(ii)such Bank may require that all outstanding Foreign Currency Loans (in the affected Currency or Currencies), made by it be converted to ABR Loans or Term Benchmark Loans denominated in Dollars or Canadian Dollars, as the case may be (unless repaid by the Borrowers), in which event all such Foreign Currency Loans (in the affected Currency or Currencies) shall be converted to ABR Loans or Term Benchmark Loans denominated in Dollars or Canadian Dollars, as the case may be, as of the effective date of such notice as provided in paragraph (f) below and at the Exchange Rate on the date of such conversion or, at the option of the Borrower, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

In the event any Bank shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the converted Foreign Currency Loans of such Bank shall instead be applied to repay the ABR Loans or Loans denominated in Dollars, as the case may be, made by such Bank resulting from such conversion.

(f)For purposes of subsection 2.13(e), a notice to a Borrower by any Bank shall be effective as to each Foreign Currency Loan made by such Bank, if lawful, on the last day of the Interest Period currently applicable to such Foreign Currency Loan; in all other cases such notice shall be effective on the date of receipt thereof by such Borrower.
(g)The obligations of the parties under this subsection 2.13 shall survive termination of this Agreement and payment of the Loans.
(h)For purposes of this subsection 2.13, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall be deemed to have been introduced and adopted after the date of this Agreement.  Notwithstanding the foregoing, no Bank shall be entitled to seek compensation for costs imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III if it shall not be the general policy of such Bank at such time to seek compensation from other investment grade borrowers with the same or similar ratings under yield protection provisions in credit agreements with such borrowers that provide for such compensation and the applicable Bank is in fact generally seeking such compensation from such borrowers (and, upon any request by such Bank for payment, certifies to the Borrower to the effect of the foregoing).
2.14Indemnity. With respect to Eurocurrency Loans and Term Benchmark Loans, each Borrower agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (i) default by such Borrower in payment of the principal amount of or interest on any Eurocurrency Loan or Term Benchmark Loan by such Bank, (ii) default by such Borrower in making a borrowing, conversion or continuance of any Eurocurrency Loan or Term Benchmark Loan after such Borrower has given a notice in accordance with subsection 2.1, 2.2 or 2.9, (iii) default by such Borrower in making any prepayment of any Eurocurrency Loan or Term Benchmark Loan after such Borrower has given a notice in accordance with subsection 2.5 or 2.6 or (iv) the making by such Borrower of a prepayment of any Eurocurrency Loan or Term Benchmark Loan on a day which is not the last day of an Interest Period with respect thereto or the maturity date therefor.  This covenant shall survive termination of this Agreement and payment of the outstanding Loans.  A certificate as to any amount payable pursuant to the foregoing shall be submitted by such Bank (and executed by an officer thereof) to the relevant Borrower, setting forth the computation of such amounts in reasonable detail, and shall be conclusive in the absence of manifest error.
2.15Non-Receipt of Funds by the Administrative Agent.  With respect to all Loans except Negotiated Rate Loans, unless the Administrative Agent shall have been notified by the relevant Borrower prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that such Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Bank on such payment date an amount equal to the portion of such assumed payment to which such Bank is entitled hereunder, and if such Borrower has not in fact made such payment to the Administrative Agent, such Bank shall, on demand, repay to the Administrative Agent the amount made available to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to such Bank and ending on (but excluding) the date such Bank repays such amount to the Administrative Agent, at a rate per annum equal to the applicable Overnight Rate.  A certificate of the Administrative Agent submitted to the relevant Bank with respect to any amount owing under this subsection 2.15 shall be conclusive absent manifest error.

2.16Extension of Termination Date.  (a)  No later than 30 days prior to the Termination Date then in effect, provided that no Event of Default shall have occurred and be continuing at the time such request is submitted, the Borrowers may request an extension of such Termination Date by submitting to the Administrative Agent an Extension Request containing the information in respect of such extension specified in Exhibit E, which the Administrative Agent shall promptly furnish to each Bank.  If, within 30 days of their receipt of an Extension Request, the Majority Banks shall approve in writing the extension of the Termination Date requested in such Extension Request, the Termination Date shall automatically and without any further action by any Person be extended for the period specified in such Extension Request; provided that (i) each extension pursuant to this subsection 2.16 shall be for a maximum of one year and (ii) the Commitment of any Bank which does not consent in writing to such extension within 30 days of its receipt of such Extension Request (an “Objecting Bank”) shall, unless earlier terminated in accordance with this Agreement, expire on the Termination Date in effect on the date of such Extension Request (such Termination Date, if any, referred to as the “Commitment Expiration Date” with respect to such Objecting Bank).  If, within 30 days of their receipt of an Extension Request, the Majority Banks shall not approve in writing the extension of the Termination Date requested in an Extension Request, the Termination Date shall not be extended pursuant to such Extension Request.  The Administrative Agent shall promptly notify (y) the Banks and the Borrowers of any extension of the Termination Date pursuant to this subsection 2.16 and (z) the Borrowers and any other Bank of any Bank which becomes an Objecting Bank.  No Bank has an obligation to extend its Commitment pursuant to this subsection 2.16 except in its sole discretion.
(b)Any Objecting Bank the Commitment of which shall expire prior to any extended Termination Date shall, subject to subsection 2.16(c), have its Committed Rate Loans repaid in full by the applicable Borrower(s) on such expiration date, together with accrued interest thereon, and shall have any accrued and unpaid commitment fee, Letter of Credit Fee, Reimbursement Obligations in respect of Letters of Credit or other amount payable to it hereunder paid on the first date to occur following such expiration date on which the fees referred to in subsection 2.4(a) or 2.26 or other amounts are payable to the non-Objecting Banks or, if such fees or other amounts shall be so payable on such expiration date, such unpaid commitment fee, Letter of Credit Fee and other amount shall be paid on such expiration date.  In addition, the participating interest of any Objecting Bank in any then outstanding undrawn Letters of Credit shall terminate on such expiration date (it being understood that each Objecting Bank shall remain liable to fund its participating interest in respect of any Letters of Credit which are drawn upon by the beneficiary thereof prior to such expiration date) and such participating interest shall be deemed to be reallocated to and among the non-Objecting Banks ratably in accordance with their respective Commitments.
(c)The Borrowers shall have the right, so long as no Event of Default has occurred and is then continuing, upon giving notice to the Administrative Agent and the Objecting Banks in accordance with subsection 2.6, to prepay in full the Committed Rate Loans of the Objecting Banks, together with accrued interest thereon, any amounts payable pursuant to subsections 2.13, 2.14, 2.15 and 2.17 and any accrued and unpaid commitment fee, Letter of Credit Fee, Reimbursement Obligations in respect to Letters of Credit or other amounts payable to it hereunder and/or, upon giving not less than three Working Days’ notice to the Objecting Banks and the Administrative Agent, to cancel the whole or part of the Commitments of the Objecting Banks (and upon such cancellation, such Objecting Bank’s participation in any then outstanding undrawn Letters of Credit shall terminate and such participation shall be deemed to be reallocated to and among the non-Objecting Banks ratably in accordance with their respective Commitments) (it being understood that any partial cancellation of the Commitment shall result in a corresponding reduction of such Objecting Bank’s participating interest in respect of Letters of Credit) (but only if after giving effect to such cancellation or prepayment the Total Extensions of Credit do not exceed the Total Commitments), provided that during the period from the Closing Date through March 24, 2026, and, commencing on March 25, 2026, during each one-year period thereafter to and including the Termination Date (each, a “Deal Year”), the aggregate Commitments of Banks which are terminated pursuant to this subsection 2.16(c) and are not replaced during such Deal Year pursuant to subsection 2.19 shall not exceed 33-1/3% of the aggregate Commitments in effect on the first day of such Deal Year of Banks which were not Objecting Banks on such first day.
2.17Indemnified Taxes.  (a)  Except as required by applicable law, all payments made under this Agreement shall be made without set-off, counterclaim, restriction or condition and free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature whatsoever, now or hereafter imposed, levied, collected, withheld or assessed by any governmental or other regulatory authority charged with the administration thereof with respect to any amount that is paid under this Agreement excluding, in the case of each Bank (for purposes of this subsection 2.17 each reference to a Bank shall be deemed to also be a reference to any Issuing Bank), (i) income and franchise taxes (including, without limitation, branch taxes) imposed by the United States or similar taxes imposed by a political subdivision or taxing authority thereof or therein, (ii) in the case of any Foreign Bank, any taxes imposed by the United States by means of withholding at the source unless such Bank has provided the Borrowers and the Administrative Agent with the documents it is required to provide to them under subsection 2.17(c) or such tax is imposed by reason of a change in United States law (other than FATCA described in clause (vi)) after the date the Bank becomes a party to this Agreement, (iii) taxes that would not have been imposed on such Bank but for the existence of a connection between such Bank and the jurisdiction imposing such taxes (other than a connection arising principally by virtue of such Bank having executed, delivered or performed its obligations or received a payment under, or enforced this Agreement), (iv) taxes that are attributable to such Bank’s failure to comply with the requirements of subsection 2.17(c), subsection 2.17(d) or subsection 2.17(f), (v) any taxes imposed upon a Non-Qualifying Bank (as defined in subsection 2.17(e)) pursuant to the several agreements concluded between Luxembourg and certain dependent or associated territories, providing for the possible application of a withholding tax, as in effect as of the date hereof, other than any taxes which can be avoided pursuant to an exchange of information and for which such information is available to the Borrower, and (vi) any withholding imposed pursuant to FATCA (such non-excluded taxes being called “Indemnified Taxes”).  If any Indemnified Taxes are required to be withheld from any amounts so payable to the Administrative Agent or any Bank hereunder, as determined in good faith by the applicable Withholding Agent, (i) such amounts shall be paid to the relevant Government Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Borrower shall be increased to the extent necessary to yield to such Bank (after payment of all Indemnified Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made.  Whenever any Indemnified Taxes are payable by any Borrower, as the case may be, as promptly as possible thereafter such Borrower, as the case may be, shall send to the Administrative Agent, for its own account, or for the account of the affected Bank, a certified copy of the original official receipt, if any, or other documentary evidence received by such Borrower showing payment thereof.  If (i) such Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority, (ii) such Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence, or (iii) as a result of a failure listed in (i) directly above, any Indemnified Taxes are imposed directly upon the Administrative Agent or any Bank, such Borrower shall indemnify the Administrative Agent or such Bank, as the case may be, for any Indemnified Taxes and interest or penalties with respect thereto that may become payable by the Administrative Agent or such Banks, as the case may be, as a result of any such failure, in the case of (i) or (ii), or any such direct imposition, in the case of (iii).

(b)If a Borrower is required by this subsection 2.17 to make a payment to or in respect of any Bank, such Borrower shall have the right, so long as no Event of Default has occurred and is then continuing, upon giving notice to the Administrative Agent and such Bank in accordance with subsection 2.6, to prepay in full the Loans of such Bank, together with accrued interest thereon, any amounts payable pursuant to subsections 2.13, 2.14, 2.15 and 2.17 and any accrued and unpaid commitment fee, Letter of Credit Fee, Reimbursement Obligations in respect to Letters of Credit or other amounts payable to it hereunder and/or on giving not less than three Business Days’ notice to any such Bank and the Administrative Agent, to cancel the whole or part of the Commitment of any such Bank (and upon such cancellation, such Bank’s participation in any then outstanding undrawn Letters of Credit shall terminate) (it being understood that any partial cancellation of the Commitment shall result in a corresponding reduction of such Bank’s participating interest in respect of Letters of Credit) (but only if after giving effect to such cancellation or prepayment the Total Extensions of Credit do not exceed the Total Commitments).
(c)At least two Business Days prior to the first Borrowing Date or, if such date does not occur within thirty days after the Closing Date, by the end of such thirty-day period, each Bank agrees (it being understood that the requirements of this sentence may be waived by the Administrative Agent and the Borrowers acting together and in their sole discretion) that it will deliver to each Borrower and the Administrative Agent either (A) in the case of a Domestic Bank, two duly completed copies of United States Internal Revenue Service (“IRS”) Form W-9 (or any successor form), (B) in the case of a Foreign Bank, two duly completed copies of IRS Form W-8BEN-E (including, as applicable, a letter in duplicate in substantially the form of Exhibit F), Form W-8ECI (including, as applicable, a letter in duplicate in substantially the form as Exhibit G) or Form W-8IMY, as the case may be, (or any applicable successor forms) together with any applicable underlying IRS forms certifying in each case that such Bank is entitled to receive payment under this Agreement without deduction or withholding of any United States Federal income taxes or (C) in the case of a Bank claiming exception under Sections 871(h) or 881(c) of the Code, a Certificate of Non-Bank Status (in substantially the form as the applicable Exhibit L) together with two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax; and, in addition to the forms documents and certifications described in clauses (A), (B) and (C), any other form prescribed by applicable requirements of United States Federal income tax law as a basis for claiming a complete exemption from United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the relevant Borrower and the Administrative Agent to determine the withholding or deduction required to be made.  Each Bank (including, without limitation, each Transferee) agrees (for the benefit of the Administrative Agent and the Borrowers (it being understood that the requirements of this sentence may be waived by the Administrative Agent and the Borrowers acting together and in their sole discretion)), to provide the Administrative Agent and the Borrowers a new letter or a new Certificate of Non-Bank Status, if applicable, and Form W-8BEN or W-8BEN-E, Form W-8ECI or Form W-8IMY, or successor applicable form or other manner of certification, (x) in the case of a Transferee, on or before the date it becomes party to this Agreement, (y) on or before the date that any such letter, form or document expires or becomes obsolete or promptly after the occurrence of any event requiring a change in the most recent letter, form or document previously delivered by it, certifying in the case of a Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income tax, and in the case of a Form W-8BEN or W-8BEN-E establishing exemption from United States backup withholding tax, and (z) promptly after the date the relevant Borrower or the Administrative Agent reasonably requests any form of document referred to in this subsection 2.17(c); provided, however, that if a Bank is unable to provide a letter, form, certificate, successor or other document described in this sentence by reason of a change in the applicable law occurring after the date on which such letter, form, certificate, successor or other document originally was required to be provided by such Bank, then such Bank shall be required to comply with this sentence to the extent permitted under such applicable law, and the letter, form, certificate, successor or other document provided in accordance with this proviso (if any)

shall certify that such Bank is entitled to receive payments under this Agreement at the lowest rate of deduction, withholding or backup withholding to which it is entitled under such applicable law.  The Administrative Agent shall not be responsible for obtaining such documentation from any Bank other than JPMorgan Chase Bank, N.A.
(d)A Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Bank is legally entitled to complete, execute and deliver such documentation and in such Bank’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Bank.
(e)Each Bank (including, without limitation, each Transferee) shall represent that (i) it is neither an individual resident in a Member State of the European Union or in certain of the territories dependent on or associated with certain Member States (i.e., Aruba, the British Virgin Islands, Curaçao, Guernsey, the Isle of Man, Jersey, Montserrat and Sint Maarten), nor a person charged with collecting the payments derived from the Loans on behalf of such an individual and (ii) it is not an entity established in a Member State of the European Union or in one of the aforementioned territories dependent on or associated with certain Member States or, when it is such an entity, that (A) it is an entity with legal personality under the laws of the jurisdiction of its incorporation, organization or formation other than a Finnish Avoin Yhtiö or a Finnish Kommandiittiyhtiö or a Swedish Handelsbolag or a Swedish Kommanditbolag, (B) it is an entity which profits are taxed under the general rules for the taxation of enterprises applicable in the jurisdiction in which it is a resident or deemed to be a resident, (C) it is a UCITS (undertaking for collective investment in transferable securities) authorized under the EC Directive 85/611/EEC or (D) none of its members are individuals resident in a Member State of the European Union or the abovementioned territories dependent on or associated with certain Member States; provided, however, that any Bank that is or becomes unable to make such representation shall promptly deliver notice of such inability to the Borrower and the Administrative Agent (such Bank a “Non-Qualifying Bank”).
(f)If a payment made to a Bank under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including, without limitation, those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the relevant Borrower or the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by such Borrower or the Administrative Agent, such documentation prescribed by applicable law (including, without limitation, as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Bank has or has not complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)To the extent that, as determined by the Administrative Agent, or any Bank in its sole discretion and without any obligation to disclose its tax records, Indemnified Taxes have been irrevocably utilized by the Administrative Agent, or such Bank (either as credits or deductions) to reduce its tax liabilities and such utilization is consistent with its overall tax policies, the Administrative Agent, or such Bank shall pay to the relevant Borrower, an amount equal to such reduction obtained to the extent of such increased amounts paid by such Borrower to the Administrative Agent, or such Bank as aforesaid;

provided, that such Borrower, upon the request of the Administrative Agent, or such Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, or such Bank in the event such Governmental Authority determines that the Administrative Agent or such Bank was not entitled to such credit or deduction. Notwithstanding anything to the contrary in this paragraph (g), in no event will any indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid.

The obligations of the parties under this subsection 2.17 shall survive termination of this Agreement, payment of the Loans and termination of the Letters of Credit.

2.18Confirmations.  The Administrative Agent shall, within 15 days following the last day of each calendar quarter (each such period being a “Report Period”), furnish to the Borrowers a written account with respect to all amounts outstanding under the Loan Accounts as at the last day of such Report Period, including an accounting setting forth, for such Report Period the amounts of principal, interest and other sums paid and payable hereunder.  The Borrowers shall, within 15 days following receipt of such written account, notify the Administrative Agent of any discrepancies between such written account and the Borrowers’ records or, if no such discrepancies exist, furnish written confirmation to the Administrative Agent of the accuracy of such written account.  Upon any Bank’s request, the Administrative Agent shall furnish to each Bank a copy of such written account together with the Borrowers’ response thereto.
2.19Replacement of Cancelled Banks.  The Borrowers may designate one or more financial institutions to act as a Bank hereunder in place of any Cancelled Bank, and upon the Borrowers, each such financial institution and the Administrative Agent executing a writing substantially in the form of Exhibit H, such financial institution shall become and be a Bank hereunder with all the rights and obligations it would have had if it had been named on the signature pages hereof, and having for all such financial institutions an aggregate Commitment no greater than the whole, or such cancelled part, of the Commitment of the Cancelled Bank in place of which such financial institutions were designated; provided, however, that all rights and obligations of such Cancelled Bank relating to the Loans made by such Cancelled Bank that are outstanding on the date of such cancellation shall be the rights and obligations of such Cancelled Bank and not of any such financial institution.  The Administrative Agent shall execute any such writing presented to it and shall notify the Banks of the execution thereof, the name of the financial institution executing such writing and the amount of its Commitment.
2.20Commitment Increases.  (a)  At any time after the Closing Date, provided that no Event of Default shall have occurred and be continuing, the Borrowers may request an increase of the aggregate Commitments by notice to the Administrative Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (such notice, a “Commitment Increase Notice”).  Any such Commitment Increase Notice must offer each Bank the opportunity to subscribe for its pro rata share of the increased Commitments; provided, however, the Borrowers may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), without offering to each Bank the opportunity to subscribe for its pro rata share of the increased Commitments, offer to any existing Bank or any bank or other financial institution that is not an existing Bank the opportunity to provide a new Commitment pursuant to paragraph (b) below if the aggregate amount of all Commitments made hereunder pursuant to this proviso which will be in effect when such new Commitment becomes effective does not exceed $500,000,000 subject to subsection 2.20(f).  If any portion of the increased Commitments offered to the Banks as contemplated in the immediately preceding sentence is not subscribed for by the Banks, the Borrowers may, with the consent of the Administrative Agent as to any bank or financial institution that is not at such time a Bank (which consent shall not be unreasonably withheld or delayed), offer to any existing Bank or to one or more additional banks or financial institutions the opportunity to provide all or a portion of such unsubscribed portion of the increased Commitments pursuant to paragraph (b) below.  No Bank has an obligation to increase its Commitment pursuant to this subsection 2.20 except in its sole discretion.

(b)Any additional bank or financial institution that the Borrowers select to offer the opportunity to provide any portion of the increased Commitments, and that elects to become a party to this Agreement and provide a Commitment, shall execute a New Bank Supplement with the Borrowers and the Administrative Agent, substantially in the form of Exhibit J (a “New Bank Supplement”), whereupon such bank or financial institution (a “New Bank”) shall become a Bank for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule II shall be deemed to be amended to add the name and Commitment of such New Bank, provided that the Commitment of any such New Bank shall be in an amount not less than $10,000,000.
(c)Any Bank that accepts an offer to it by the Borrowers to increase its Commitment pursuant to this subsection 2.20 shall, in each case, execute a Commitment Increase Supplement with the Borrowers and the Administrative Agent, substantially in the form of Exhibit K (a “Commitment Increase Supplement”), whereupon such Bank (an “Increasing Bank”) shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule II shall be deemed to be amended to so increase the Commitment of such Bank.
(d)The effectiveness of any New Bank Supplement or Commitment Increase Supplement shall be contingent upon receipt by the Administrative Agent of such corporate resolutions of the Borrowers and legal opinions of counsel to the Borrowers as the Administrative Agent shall reasonably request with respect thereto.
(e)(i)Except as otherwise provided in subparagraphs (ii) and (iii) of this paragraph (e), if any bank or financial institution becomes a New Bank pursuant to subsection 2.20(b) or any Bank’s Commitment is increased pursuant to subsection 2.20(c), additional Committed Rate Loans made on or after the date of the effectiveness thereof (the “Re-Allocation Date”) shall be made in accordance with the pro rata provisions of subsection 2.12(b) based on the Commitment Percentages in effect on and after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Bank making an aggregate principal amount of Committed Rate Loans in excess of its Commitment, in which case such excess amount will be allocated to, and made by, the relevant New Banks and Increasing Banks to the extent of, and in accordance with the pro rata provisions of subsection 2.12(b) based on, their respective Commitments).  On each Re-Allocation Date, the Administrative Agent shall deliver such amended Schedule II and a notice to each Bank of the adjusted Commitment Percentages after giving effect to any increase in the aggregate Commitments made pursuant to this subsection 2.20 on such Re-Allocation Date.
(ii)In the event that on any such Re-Allocation Date there is an unpaid principal amount of ABR Loans, the applicable Borrower shall make prepayments thereof and one or both Borrowers shall make borrowings of ABR Loans, Term Benchmark Loans, Daily Simple CORRA Loans, Daily Simple SOFR Loans, SONIA Loans and/or Eurocurrency Loans, as the applicable Borrower shall determine, so that, after giving effect thereto, the ABR Loans, Term Benchmark Loans, Daily Simple CORRA Loans, Daily Simple SOFR Loans, SONIA Loans and Eurocurrency Loans outstanding are held as nearly as may be in accordance with the pro rata provisions of subsection 2.12(b) based on such new Commitment Percentages. In addition, on each Re-Allocation Date, participating interests in then outstanding Letters of Credit shall be adjusted to reflect the new Commitment Percentages.

(iii)In the event that on any such Re-Allocation Date there is an unpaid principal amount of Eurocurrency Loans or Term Benchmark Loans, such Eurocurrency Loans or Term Benchmark Loans, as applicable, shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the applicable Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and on the last day of the respective Interest Periods the applicable Borrower shall make prepayments thereof and one or both Borrowers shall make borrowings of ABR Loans, Term Benchmark Loans and/or Eurocurrency Loans so that, after giving effect thereto, the ABR Loans, Term Benchmark Loans and Eurocurrency Loans outstanding are held as nearly as may be in accordance with the pro rata provisions of subsection 2.12(b) based on such new Commitment Percentages.
(f)Notwithstanding anything to the contrary in this subsection 2.20, (i) in no event shall any transaction effected pursuant to this subsection 2.20 cause the aggregate Commitments to exceed $3,000,000,000, (ii) the Commitment of an individual Bank shall not, as a result of providing a new Commitment or of increasing its existing Commitment pursuant to this subsection 2.20, exceed 15% of the aggregate Commitments on any Re-Allocation Date and (iii) no Bank shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.
(g)The Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes of any Bank, if any, new Notes to such Bank and its registered assigns, if requested, in an amount equal to the Commitment of such Bank after giving effect to any increase in such Bank’s Commitment.
2.21[Reserved].
2.22[Reserved].
2.23Defaulting Banks.
(a)Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
(b)fees shall cease to accrue on the Available Commitment of such Defaulting Bank pursuant to subsection 2.4(a);
(c)the Commitment and Loans of such Defaulting Bank shall not be included in determining whether all Banks, the Majority Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to subsection 10.1); provided that any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall require the consent of such Defaulting Bank; and
(d)if any L/C Obligations exist at the time a Bank becomes a Defaulting Bank then:
(i)all or any part of such L/C Obligations shall be reallocated among the non-Defaulting Banks in accordance with their respective Commitment Percentages but only to the extent the sum of all non-Defaulting Banks’ Loans plus non-Defaulting Banks’ L/C Obligations plus such Defaulting Bank’s Commitment Percentage of the L/C Obligations does not exceed the total of all non-Defaulting Banks’ Commitments and, in the case of each non-Defaulting Bank and after giving effect to such reallocation, the Loans and L/C Obligations of any such non-Defaulting Bank do not exceed such non-Defaulting Bank’s Commitment;
(ii)if (w) the reallocation described in clause (i) above cannot, or can only partially, be effected, then upon the written request of any Issuing Bank, the applicable Borrower shall deposit, within five Business Days after its receipt of such request, in a cash collateral account opened by the Administrative Agent, cash in an amount requested in such notice, such amount not to exceed such Defaulting Bank’s Commitment Percentage of the L/C Obligations at the time of such request attributable to the Letters of Credit issued by such Issuing Bank for the account of such Borrower;
(iii)amounts deposited pursuant to clause (ii) above at the request of any Issuing Bank shall be applied by the Administrative Agent to reimburse such Issuing Bank for any participations required to be funded by such Defaulting Bank;
(iv)to the extent the Borrowers cash collateralize any portion of such Defaulting Bank’s L/C Obligations pursuant to clause (ii) above, the Borrowers shall not be required to pay any Letter of Credit fees pursuant to subsection 2.26(c) to such Defaulting Bank with respect to such Defaulting Bank’s L/C Obligations during the period such Defaulting Bank’s L/C Obligations are cash collateralized;
(v)if such Defaulting Bank’s L/C Obligations are reallocated pursuant to clause (i) above, then the Letter of Credit fees payable to the Banks shall be adjusted in accordance with such non-Defaulting Banks’ Commitment Percentages;
(e)so long as any Bank is a Defaulting Bank, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the non-Defaulting Banks and/or cash collateral will be provided by the Company in accordance with subsection 2.23(d), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with subsection 2.26(d)(i) (and Defaulting Banks shall not participate therein);
(f)any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to subsection 10.6 but excluding subsection 2.19) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent, in the following order of priority:  (i) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, (ii) second, to payment of any amounts owing by such Defaulting Bank to an Issuing Bank, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Bank, held in such account as cash collateral for future funding obligations of the Defaulting Bank in respect of any existing or future participating interest in any Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement and (v) fifth, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Bank in respect of any Loans under this Agreement.

The rights and remedies against a Defaulting Bank under this subsection 2.23 are in addition to other rights and remedies that the Borrowers may have against such Defaulting Bank.

In the event and on the date that the Administrative Agent, the Company and the Issuing Banks each agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the L/C Obligations of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Negotiated Rate Loans) as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Commitment Percentage and such Bank shall no longer be a Defaulting Bank; provided, that subject to subsection 10.15, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.

2.24Judgment Currency.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this subsection 2.24 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
2.25Foreign Currency Exchange Rate.  (a)  No later than 1:00 P.M., London time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with subsection 2.1 with respect to such borrowing request).  The Exchange Rates so determined shall become effective on the relevant Calculation Date, shall remain effective until the next succeeding Calculation Date and shall for all purposes of this Agreement (other than subsection 2.13(e) and subsection 2.24(a)) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.
(b)No later than 5:00 P.M., London time, on each Calculation Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans to be made or repaid on such date).
(c)The Administrative Agent shall promptly notify the Borrowers of each determination of an Exchange Rate hereunder.
2.26Letters of Credit.  (a)  L/C Obligations.  (i)  Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the other Banks set forth in subsection 2.26(d)(i), agrees to issue letters of credit (“Letters of Credit”) for the account of the Company or the Capital

Corporation on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Bank; provided that such Issuing Bank shall not issue any Letter of Credit if, after giving effect to such issuance, (A) the L/C Obligations would exceed the L/C Commitment, (B) the Total Extensions of Credit would be greater than the Total Commitments, (C) the aggregate L/C Obligations in respect of Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s Issuing Bank L/C Commitment or (D) the Committed Extensions of Credit of such Issuing Bank (including in its capacity as a lender of Committed Rate Loans) would exceed its Commitment (it being understood that (a) rollovers and renewals of Letters of Credit and amendments which do not increase the drawable amount of a Letter of Credit shall be deemed not to be issuances for purposes of the preceding proviso and (b) the proviso will not be violated if Total Extensions of Credit exceed Total Commitments or an Issuing Bank’s Committed Extensions of Credit exceed its Commitment, in each case as a result of changes in Exchange Rates).  Each Letter of Credit shall (1) be denominated in Dollars, and (2) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(ii)An Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
(iii)Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement on the Closing Date.
(b)Procedure for Issuance of Letter of Credit.  Each of the Company and Capital Corporation may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its address for notices specified herein (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Bank) an Application therefor, currently used by the applicable Issuing Bank, completed to the reasonable satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may reasonably request.  Upon receipt of any Application, such Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its reasonable customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Bank and such Borrower.  An Issuing Bank shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof.  An Issuing Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Banks, notice of the issuance of each Letter of Credit (including the amount thereof).
(c)Fees and Other Charges.  (i)  Each Borrower will pay a fee on all outstanding Letters of Credit issued for its account at a per annum rate equal to the Letter of Credit Fee, shared ratably among the Banks and payable quarterly in arrears on the fifteenth day (or the next succeeding Business Day if such day is not a Business Day) of each January, April, July and October of each year after the issuance date and on the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.  In addition, each Borrower shall pay to an Issuing Bank for its own account a fronting fee in an amount not to exceed 0.125% per annum (or such other amount as may be agreed between each Borrower and such Issuing Bank), on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on the fifteenth day following the last day of each fiscal quarter (or the next succeeding Business Day if such day is not a Business Day).

(ii)In addition to the foregoing fees, each Borrower shall pay or reimburse each Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for such Borrower’s account.
(d)L/C Participations.  (i)  Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Bank to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable Issuing Bank, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in such Issuing Bank’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Bank thereunder.  Each L/C Participant agrees with such Issuing Bank that, if a draft is paid under any Letter of Credit for which such Issuing Bank is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Bank, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement by the Borrowers or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(ii)If any amount required to be paid by any L/C Participant to an Issuing Bank pursuant to subsection 2.26(d)(i) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is paid to such Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average applicable Overnight Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to subsection 2.26(d)(i) is not made available to such Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans.  A certificate of the applicable Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.
(iii)Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 2.26(d)(i), such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by such Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.

(iv)Upon any cancellation of the Commitment of a Bank pursuant to subsection 2.13, 2.16 or 2.17, any replacement of a Cancelled Bank pursuant to subsection 2.19 or any increase in the Commitments pursuant to subsection 2.20, the participating interests in then outstanding Letters of Credit shall be re-allocated among the Banks to give effect to their respective Commitment Percentages as in effect after such cancellation, replacement or increase, and payment of fees payable pursuant to subsection 2.26(c) shall be made so as to give effect to such reallocation.
(e)Reimbursement Obligation of the Borrowers.  If any draft is paid under any Letter of Credit, the Borrower for whose account such Letter of Credit was issued shall reimburse the applicable Issuing Bank for the amount of (a) the draft so paid and (b) any taxes (other than non-Indemnified Taxes), fees, charges or other costs or expenses incurred by such Issuing Bank in connection with such payment, not later than 12:00 Noon, Local Time, on the second Business Day following the Business Day that such Borrower receives notice of such draft.  Each such payment shall be made to such Issuing Bank at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full is made by the Borrower at the rate set forth in (x) subsection 2.8(b), until the second Business Day next succeeding the date of the relevant notice and (y) subsection 2.8(c), thereafter.
(f)Obligations Absolute.  The obligations of the Borrowers under this subsection 2.26 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrowers may have or have had against an Issuing Bank, any beneficiary of a Letter of Credit or any other Person.  The Borrowers also agree with each Issuing Bank that such Issuing Bank shall not be responsible for, and the Reimbursement Obligations of the Borrowers under subsection 2.26(e) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Bank.  The Borrowers agree that any action taken or omitted by an Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of such Issuing Bank to the Borrowers.
(g)Letter of Credit Payments.  If any draft or drawing request shall be presented for payment under any Letter of Credit, the applicable Issuing Bank shall promptly notify the Borrower for whose account such Letter of Credit was issued of the date and amount thereof.  The responsibility of an Issuing Bank to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft or drawing request, if presentation of draft or drawing request is called for) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
(h)Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.
(i)Applicability of ISP and UCP.  Unless otherwise expressly agreed to by the relevant Issuing Bank and the relevant Borrower, when a Letter of Credit is issued (a) the rules of the ISP shall apply to each standby Letter of Credit and (b) the rules of the UCP shall apply to each commercial Letter of Credit.
2.27Capital Corporation Guaranty.  In order to induce the Banks to make Loans to JD Luxembourg, the Capital Corporation hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Banks and their respective successors, indorsees, transferees and assigns, the prompt and complete payment by JD Luxembourg when due (whether at the stated maturity, by acceleration or otherwise) of the Luxembourg Obligations.  The Capital Corporation waives promptness, diligence, presentment to, demand of payment from and protest to JD Luxembourg of any Luxembourg Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Capital Corporation hereunder shall be absolute and unconditional and not be affected by (a) the failure of any Bank or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against JD Luxembourg under the provisions of this Agreement or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any other agreement; (c) the failure of any Bank to exercise any right or remedy against JD Luxembourg; (d) the invalidity or unenforceability of this Agreement; or (e) any other circumstance which might otherwise constitute a defense available to or discharge of JD Luxembourg (other than payment).

The Capital Corporation further agrees that its agreement hereunder constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Bank to any balance of any deposit account or credit on the books of any Bank in favor of JD Luxembourg or any other Person.

The obligations of the Capital Corporation hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Luxembourg Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of the Capital Corporation hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Bank to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Luxembourg Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Capital Corporation or otherwise operate as a discharge of the Capital Corporation as a matter of law or equity.

The Capital Corporation further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Luxembourg Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Bank upon the bankruptcy or reorganization of JD Luxembourg or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Bank may have at law or in equity against the Capital Corporation by virtue hereof, upon the failure of JD Luxembourg to pay any Luxembourg Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Capital Corporation hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Luxembourg Obligation.  In the event that, by reason of the bankruptcy of JD Luxembourg, (i) acceleration of Loans made to JD Luxembourg is prevented and (ii) the Capital Corporation shall not have prepaid the outstanding Loans and other amounts due hereunder owed by JD Luxembourg, the Capital Corporation will forthwith purchase such Loans at a price equal to the principal amount thereof plus accrued interest thereon and any other amounts due hereunder with respect thereto.  The Capital Corporation further agrees that if payment in respect of any

Luxembourg Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any change in law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Luxembourg Obligation in such currency or such place of payment shall be impossible or, in the reasonable judgment of any applicable Bank, not consistent with the protection of its rights or interests, then, at the election of any applicable Bank, the Capital Corporation shall make payment of such Luxembourg Obligation in Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York.

Notwithstanding any payment made by the Capital Corporation hereunder or any set-off or application of funds of the Capital Corporation by the Administrative Agent or any Bank, the Capital Corporation shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Bank against JD Luxembourg or any guarantee or right of offset held by the Administrative Agent or any Bank for the payment of the Luxembourg Obligations, until all amounts owing to the Administrative Agent and the Banks by JD Luxembourg on account of the Luxembourg Obligations are paid in full in cash.  If any amount shall be paid to the Capital Corporation on account of such subrogation rights at any time when all of the Luxembourg Obligations shall not have been paid in full in cash, such amount shall be held by the Capital Corporation in trust for the Administrative Agent and the Banks, segregated from its other funds, and shall, forthwith upon receipt by it, be turned over to the Administrative Agent in the exact form received by it (duly indorsed by it to the Administrative Agent, if required), to be applied against the Luxembourg Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.28Sustainability Adjustments.
(a)Following the date on which the Borrowers provide a Pricing Certificate in respect of the most recently ended fiscal year, (i) the Applicable Margin shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Rate Adjustment as set forth in such Pricing Certificate and (ii) the Commitment Fee Rate shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Facility Fee Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (A) the Sustainability Rate Adjustment and the Sustainability Facility Fee Adjustment shall be applied as of the fifth Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to subsection 5.2(c) based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Sustainability Rate Adjustment and the Sustainability Facility Fee Adjustment therein (such day, the “Sustainability Pricing Adjustment Date”); provided that with respect to any Existing Pricing Certificate, such adjustments shall be in effect as of the Closing Date based upon the KPI Metrics set forth in such Existing Pricing Certificate and the calculations of the Sustainability Rate Adjustment and the Sustainability Facility Fee Adjustment therein and (B) each change in the Applicable Margin and the Commitment Fee Rate resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date (or, in the case of an Existing Pricing Certificate, the Closing Date) and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of subsection 5.2(c)).
(b)For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any fiscal year.  It is further understood and agreed that the Applicable Margin will never be reduced or increased by more than 0.05% and that the Commitment Fee Rate will never be reduced or increased by more than 0.01%, pursuant to the Sustainability Rate Adjustment and the Sustainability Facility Fee Adjustment, respectively, during any fiscal year.  For the avoidance of doubt, any adjustment to the Applicable Margin or Commitment Fee Rate by reason of meeting one or several KPI Metrics in any year shall not be cumulative year-over-year.  Each applicable adjustment (other than any adjustments in connection with the non-delivery of a Pricing Certificate pursuant to the terms of subsection 2.28(c)) shall only apply until the date immediately preceding the next such Sustainability Pricing Adjustment Date.
(c)It is hereby understood and agreed that if no such Pricing Certificate is delivered by the Borrowers with regard to a particular fiscal year within the period set forth in subsection 5.2(c), the Sustainability Rate Adjustment will be positive 0.05% and the Sustainability Facility Fee Adjustment will be positive 0.01% commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of subsection 5.2(c) and continuing until the Borrowers deliver a Pricing Certificate to the Administrative Agent for the applicable fiscal year.
(d)If (i)(A) any Bank becomes aware of any material inaccuracy in the Sustainability Rate Adjustment, the Sustainability Facility Fee Adjustment or the KPI Metrics as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and such Bank delivers, not later than 30 Business Days after receipt of the Pricing Certificate, a written notice to the Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Bank and the Borrowers) or (B) a Borrower becomes aware of a Pricing Certificate Inaccuracy and such Borrower and the Administrative Agent shall mutually agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate and (ii) a proper calculation of the Sustainability Rate Adjustment, the Sustainability Facility Fee Adjustment or the KPI Metrics would have resulted in an increase in the Applicable Margin or Commitment Fee Rate for any period, the Borrowers shall be obligated to pay to the Administrative Agent for the account of the applicable Banks and Issuing Banks promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), automatically and without further action by the Administrative Agent or any Bank), but in any event within 15 Business Days after the Borrowers have received written demand from the Administrative Agent following receipt of a written notice from any Bank of (in the case of clauses (d)(i)(A) and (d)(ii) above), or have agreed in writing that there was (in the case of clause (d)(i)(B) above), a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period (the “True Up Amount”).  If any Borrower becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Rate Adjustment, the Sustainability Facility Fee Adjustment or the KPI Metrics would have resulted in a decrease in the Applicable Margin or Commitment Fee Rate for any period, then, upon receipt by the Administrative Agent of notice from such Borrower of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Rate Adjustment, the Sustainability Facility Fee Adjustment or the KPI Metrics, as applicable), commencing on the fifth Business Day following receipt by the Administrative Agent of such notice, the Applicable Margin and Commitment Fee Rate shall be adjusted (but only with respect to periods commencing after such fifth Business Day) to reflect the corrected calculations of the Sustainability Rate Adjustment, the Sustainability Facility Fee Adjustment or the KPI Metrics, as applicable, for all periods occurring no sooner than five Business Days after receipt by the Administrative Agent of such notice. For the avoidance of any doubt, the parties agree that any such adjustment to reflect a decrease in the Applicable Margin or Commitment Fee Rate for any period shall only be effective on a prospective basis and shall not require any adjustments to amounts previously paid by any Borrower prior to the discovery of a Pricing Certificate Inaccuracy.
(e)It is understood and agreed that any Pricing Certificate Inaccuracy shall not constitute a Default or Event of Default; provided, that the Borrower complies with the terms of subsections 2.28(d) and 5.2(d) with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), (a) any additional amounts required to be paid pursuant to the immediately preceding paragraph shall not be due and payable until the earlier to occur of (i) 15 Business Days after written demand for such payment by the Administrative Agent (in the case of subsections 2.28(d)(i)(A) and 2.28(d)(ii) above) or (ii) 15 Business Days after the Borrowers have agreed in writing that there was (in the case of subsection 2.28(d)(i)(B) above), a Pricing Certificate Inaccuracy (such date, the “Certificate Inaccuracy Payment Date”), (b) any nonpayment of such additional amounts prior to the  Certificate Inaccuracy Payment Date shall not constitute a Default (whether retroactively or otherwise) and (c) none of such additional amounts shall be deemed overdue prior to the Certificate Inaccuracy Payment Date or shall accrue interest at the Default Rate prior to the Certificate Inaccuracy Payment Date. In the event the Borrowers fail to comply with the terms of this subsection 2.28(e), the Banks’ sole recourse with respect to such non-compliance shall be limited to the True-Up Amount.
(f)Upon the occurrence of any Sustainability Recalculation Event, upon the written request of the Borrowers or the Majority Banks, the Majority Banks and the Borrowers shall negotiate in good faith to amend the KPI Metric or KPI Metrics implicated by such Sustainability Recalculation Event; provided that (i) until such amendment shall become effective, the KPI Metrics and Sustainability Targets shall remain in place as unamended and (ii) if any such amendment to any the KPI Metrics and Sustainability Targets would immediately cause a downward adjustment in the Applicable Margin or Commitment Fee Rate, the consent of the Company and each Bank affected thereby shall be required.
Section 3.	REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to the Administrative Agent and to each Bank that:

3.1Financial Condition.  The consolidated balance sheet of such Borrower and its consolidated Subsidiaries as of October 27, 2024 and the related consolidated statements of income and of cash flow for the fiscal year then ended (including the related schedules and notes) reported on by Deloitte & Touche LLP, copies of which have heretofore been furnished to each Bank, fairly present the consolidated financial condition of such Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and changes in financial position for the fiscal year then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with generally accepted accounting principles in the United States of America applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein).
3.2Corporate Existence.  Such Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own its properties and to conduct the business in which it is currently engaged.
3.3Corporate Power; Authorization; Enforceable Obligation.  Such Borrower has the corporate power and authority and the legal right to execute, deliver and perform this Agreement and to borrow hereunder and has taken all necessary corporate action to authorize its borrowings on the terms and conditions of this Agreement and to authorize its execution, delivery and performance of this Agreement.  No consent or authorization of, filing with, or other act by or in respect of, any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement other than any such consents, authorizations, filings or acts as have been obtained, taken or made and are in full force and effect.  This Agreement has been duly executed and delivered on behalf of such Borrower, and this Agreement constitutes a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (whether enforcement is sought by proceedings in equity or at law).

3.4No Legal Bar.  The execution, delivery and performance of this Agreement, the issuance of the Letters of Credit, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of such Borrower, and will not result in, or require, the creation or imposition of any lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation.
3.5No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Borrower, threatened by or against such Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues except actions, suits or proceedings which will not materially adversely affect the ability of such Borrower to perform its obligations hereunder.  All of the defaults, if any, of such Borrower or any of its Subsidiaries with respect to any order of any Governmental Authority do not, and will not collectively, have a material adverse effect on the business, operations, property or financial condition of such Borrower and its Subsidiaries taken as a whole.
3.6Taxes.  Each of such Borrower and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of such Borrower, are required to be filed (except where the failure to file such tax returns would not have a material adverse effect on the business, operations, property or financial condition of such Borrower and its Subsidiaries taken as a whole), and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than assessments, taxes, fees and other charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower or its Subsidiaries, as the case may be).
3.7Margin Regulations; Investment Company Act.
(a)No part of the proceeds of any Loan hereunder will be used for any purpose which violates the provisions of Regulation U of the Board as now and from time to time hereafter in effect.
(b)None of the Borrowers or their respective subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
3.8Use of Proceeds.  The proceeds of the Loans will be used by such Borrower for its general corporate purposes, which shall include, but shall not be limited to, any purchase or other acquisition of all or a portion of the debt or stock or other evidences of ownership of such Borrower or the assets or stock or other evidences of ownership of any other Person or Persons.
3.9Sanctions Laws and Regulations.  None of the Borrowers or their respective Subsidiaries is a Designated Person, nor, to the best of each Borrower’s knowledge, are any of its directors or officers or any directors or officers of its Subsidiaries. Each of the Borrowers has adopted and maintains or is subject to policies and procedures designed to ensure compliance with applicable Anti-Corruption Laws and Sanctions Laws and Regulations. Neither the Borrower nor any of its Subsidiaries will directly or to its knowledge indirectly use the proceeds of the Loans or the Letters of Credit in violation of any Sanctions Laws and Regulations or any Anti-Corruption Laws.

3.10Beneficial Ownership Certification.  As of the Closing Date, to the knowledge of such Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Bank in connection with this Agreement is true and correct in all material respects.
Section 4.	CONDITIONS PRECEDENT
4.1Conditions to Initial Extensions of Credit.  The obligation of each Bank to make its initial Loan and of each Issuing Bank to issue Letters of Credit hereunder is subject to the satisfaction of the following conditions precedent:
(a)Counterparts.  The Administrative Agent shall have received counterparts hereof, executed by all of the parties hereto (which, subject to subsection 10.8, may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).
(b)Resolutions.  The Administrative Agent shall have received, with a counterpart for each Bank, resolutions, certified by the Secretary or an Assistant Secretary of each Borrower (or in the case of JD Luxembourg, a certificate of directors of JD Luxembourg), in form and substance satisfactory to the Administrative Agent, adopted by the Board of Directors of such Borrower authorizing the execution of this Agreement and the performance of its obligations hereunder and any borrowings hereunder from time to time.
(c)Legal Opinions.  The Administrative Agent shall have received, with a counterpart for each Bank, an opinion of Kellye Walker, Esq., or her successor as Chief Legal Officer of the Company, an associate general counsel of the Company, or any other legal counsel of the Company reasonably acceptable to the Administrative Agent, dated the Closing Date and addressed to the Administrative Agent and the Banks, substantially in the form of Exhibit C, and an opinion of Kirkland & Ellis LLP, special counsel to the Borrowers, dated the Closing Date and addressed to the Administrative Agent and the Banks, substantially in the form of Exhibit D.  Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.
(d)Incumbency Certificate.  The Administrative Agent shall have received, with a counterpart for each Bank, a certificate of the Secretary or an Assistant Secretary of each Borrower (or in the case of JD Luxembourg, a certificate signed by two directors of JD Luxembourg) certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement, together with evidence of the incumbency of such Secretary or Assistant Secretary (or in the case of JD Luxembourg, of such directors).
(e)Termination of Existing Credit Agreements.  The Administrative Agent shall have received evidence satisfactory to it that the commitment of each financial institution to make loans pursuant to (i) the $5,000,000,000 364-Day Credit Agreement, dated as of March 25, 2024, among the Company, the Capital Corporation, JD Luxembourg, the lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citibank, N.A., as Co-Syndication Agents and J.P. Morgan Securities LLC, as Sustainability Structuring Agent, (ii) the $2,750,000,000 2028 Credit Agreement, dated as of March 25, 2024, among the Company, the Capital Corporation, JD Luxembourg, the lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citibank, N.A., as Co-Syndication Agents and J.P. Morgan Securities LLC, as Sustainability Structuring Agent and (iii) the $2,750,000,000 2029 Credit Agreement, dated as of March 25, 2024 (the “Existing Credit Agreement”), among the Company, the Capital Corporation, JD Luxembourg, the lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citibank, N.A., as Co-Syndication Agents and J.P. Morgan Securities LLC, as Sustainability Structuring

Agent, shall have been terminated in full and the outstanding principal amount of the indebtedness thereunder and all other amounts owing to any bank thereunder shall have been repaid or paid by the Borrowers.
(f)Closing Certificate.  The Administrative Agent shall have received concurrently with the execution of this Agreement, with a counterpart for each Bank, a certificate of a Responsible Officer for each of the Company and the Capital Corporation dated the date of this Agreement certifying that since October 27, 2024, at the date of such certificate there has been no material adverse change in the business, property, operations or financial condition of such Borrower and its Subsidiaries, taken as a whole.
(g)Fees.  The Administrative Agent shall have received, for the accounts of the Banks and the Administrative Agent, and each Agent shall have received, for the account of such Agent, all accrued fees and expenses owing hereunder or in connection herewith to the Banks and the Agents to be received on the Closing Date.
(h)Beneficial Ownership Certification. (i) The Administrative Agent shall have received, at least three (3) days prior to the Closing Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrowers at least 10 days prior to the Closing Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three days prior to the Closing Date, any Bank that has requested, in a written notice to the Borrowers at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Bank of its signature page to this Agreement, the condition set forth in this subsection 4.1(h) shall be deemed to be satisfied).
(i)Additional Matters.  All other documents which the Administrative Agent may reasonably request in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
4.2Conditions to All Extensions of Credit.  The obligation of each Bank to make Loans and of each Issuing Bank to issue Letters of Credit or increase the drawable amount thereof (which shall include the initial Loan to be made by it hereunder but shall not include any Loan made pursuant to subsection 2.20(e)(ii) or (iii) if, after the making of such Loan and the application of the proceeds thereof, the aggregate outstanding principal amount of the Committed Rate Loans would not be increased) to be made by it hereunder on any Borrowing Date is subject to the satisfaction of the following conditions precedent:
(a)Representations and Warranties.  The representations and warranties made by the Borrowers herein or which are contained in any certificate, document or financial or other statement furnished by any Borrower at any time hereunder or in connection herewith (other than any representations and warranties which by the terms of such certificate, document or financial or other statement do not survive the execution of this Agreement) shall be correct on and as of the date of such Loan, the date of such issuance of such Letter of Credit or the date of increase in the drawable amount of such Letter of Credit, as applicable, as if made on and as of such date except as such representations and warranties expressly relate to an earlier date.
(b)No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Loan, the issuance of such Letter of

Credit or the increase in the drawable amount of such Letter of Credit, as applicable, to be made on such date and the application of the proceeds thereof.

Each acceptance by any Borrower of a Loan, each issuance of a Letter of Credit and each increase in the drawable amount of any Letter of Credit for the account of a Borrower, shall constitute a representation and warranty by the relevant Borrower as of the date of such Loan, the date of issuance of such Letter of Credit or the date of increase in the drawable amount of such Letter of Credit, as applicable, that the applicable conditions in clauses (a) and (b) of this subsection 4.2 have been satisfied.

Section 5.	AFFIRMATIVE COVENANTS

Each of the Borrowers (except as otherwise specified) hereby agrees that, so long as there is any obligation by any Bank to make Loans to it hereunder, any obligation of an Issuing Bank to issue Letters of Credit hereunder, any Loan of such Borrower remains outstanding and unpaid, any Letter of Credit remains outstanding or any other amount is owing by such Borrower to any Bank, any Issuing Bank or any Agent hereunder (unless the Majority Banks shall otherwise consent in writing):

5.1Financial Statements.  Such Borrower (other than, with respect to clause (b) below, JD Luxembourg) shall furnish to each Bank:
(a)as soon as available, but in any event within 120 days after the end of each fiscal year of such Borrower, a copy of the consolidated balance sheet of such Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and of cash flow for such year, reported on by (i) in the case of the Company and the Capital Corporation, Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing in the United States and (ii) in the case of JD Luxembourg, Deloitte & Touche LLP or other independent certified public accountants of recognized standing in Luxembourg or the European Union; and
(b)as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of such Borrower, the condensed unaudited consolidated balance sheet of such Borrower and its consolidated Subsidiaries as at the end of each such quarter and the related unaudited consolidated statement of income of such Borrower and its consolidated Subsidiaries for such quarterly period and the portion of the fiscal year through such date, certified by a Responsible Officer of such Borrower (subject to normal year-end audit adjustments).

All such financial statements described in clause (a) or (b) above shall present fairly the consolidated financial condition and results of operations of such Borrower and its consolidated Subsidiaries and be prepared in accordance with generally accepted accounting principles in the United States of America (or, in the case of any such financial statements furnished by JD Luxembourg, international financial reporting standards in effect from time to time as applicable to JD Luxembourg, or such other accounting standards required by any applicable Luxembourg Governmental Authority) applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein).  The Company and the Capital Corporation shall be deemed to have furnished such financial statements to each Bank when they are filed with the Securities and Exchange Commission and posted on its EDGAR system, and JD Luxembourg shall be deemed to have furnished such financial statements to each Bank when they are delivered to the Administrative Agent via electronic mail or other electronic transmission.

5.2Certificates; Other Information.  Such Borrower (other than, with respect to clause (a) below, JD Luxembourg) shall furnish to the Administrative Agent, and the Administrative Agent shall make available to each Bank:

(a)within 10 days of the delivery of the financial statements referred to in subsections 5.1(a) and (b) above (or, if such financial statements are filed with the Securities and Exchange Commission and posted on its EDGAR system, within 10 days of the posting of such financial statements on the EDGAR system), a certificate of a Responsible Officer of such Borrower stating that (i) he has no knowledge of the occurrence and continuance of any Default or Event of Default except as specified in such certificate, in which case such certificate shall contain a description thereof and a statement of the steps, if any, which such Borrower is taking, or proposes to take, to cure the same and (ii) the financial statements delivered pursuant to subsection 5.1 would not be materially different if prepared in accordance with GAAP except as specified in such certificate;
(b)promptly, such (i) additional financial and other information as any Bank may from time to time reasonably request and (ii) other information regarding sustainability matters and practices of the Borrowers or any of their Subsidiaries (including with respect to corporate governance, environmental, social and employee matters, respect for human rights, anti-corruption and anti-bribery) as the Administrative Agent or any Bank may reasonably request for purposes of compliance with any legal or regulatory requirement;
(c)as soon as available and in any event within 120 days following the end of each fiscal year of the Borrowers (commencing with the fiscal year ending October 31, 2025), the Borrowers shall deliver to the Administrative Agent and the Banks a Pricing Certificate for the most recently ended fiscal year; provided that, for any fiscal year the Borrowers may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 120-day period shall result in the Sustainability Rate Adjustment and the Sustainability Facility Fee Adjustment being applied as set forth in subsection 2.28(c)); and
(d)prompt written notice of a Pricing Certificate Inaccuracy.
5.3Company Indenture Documents.  The Company shall, contemporaneously with the delivery thereof to the trustee, furnish to each Bank a copy of any information, document or report required to be filed with the trustee pursuant to subsection 7.03 of the Indenture dated as of September 25, 2008 between the Company and The Bank of New York Mellon, as trustee.  The Company shall be deemed to have furnished such information, document or report to each Bank when it is filed with the Securities and Exchange Commission and posted on its EDGAR system.
5.4Capital Corporation Indenture Document.  The Capital Corporation shall, contemporaneously with the delivery thereof to the trustee, furnish to each Bank a copy of any information, document or report required to be filed with the trustee pursuant to (i) Section 7.03 of the Indenture dated March 15, 1997, between the Capital Corporation and The Bank of New York Mellon (formerly known as The Bank of New York, successor trustee to The Chase Manhattan Bank), as trustee, as supplemented by the first supplemental indenture dated as of April 21, 2011, the second supplemental indenture dated as of April 17, 2014, and the third supplemental indenture dated as of April 7, 2017, and (ii) the Subordinated Indenture dated as of September 1, 2003, between the Capital Corporation and U.S. Bank National Association, as trustee.  The Capital Corporation shall be deemed to have furnished such information, document or report to each Bank when it is filed with the Securities and Exchange Commission and posted on its EDGAR system.
5.5Notice of Default.  Such Borrower shall promptly give notice to the Administrative Agent of the occurrence of any Default or Event of Default, which notice shall be given in writing as soon as possible, and in any event within 10 days after a Responsible Officer of such Borrower obtains knowledge of such occurrence, with a description of the steps being taken to remedy the same (provided that such Borrower shall not be obligated to give notice of any Default or Event of Default which is remedied prior to or within 10 days after a Responsible Officer of such Borrower first acquires such knowledge).  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Bank thereof.

5.6Ownership of Capital Corporation and JD Luxembourg Stock.  The Company shall continue to own, directly or through one or more wholly-owned Subsidiaries, free and clear of any lien or other encumbrance, 51% of the voting stock of (i) the Capital Corporation and (ii) JD Luxembourg for so long as JD Luxembourg is a Borrower hereunder; provided, however, that the Capital Corporation may merge or consolidate with, or sell or convey substantially all of its assets to, the Company as provided in subsection 7.4.
5.7Employee Benefit Plans.  The Company shall maintain, and cause each of its Subsidiaries to maintain, each Plan as to which it may have liability, in compliance with all applicable requirements of law and regulations.
5.8Compliance.  Each of the Borrowers shall comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, noncompliance with which would reasonably be expected to materially adversely affect (i) the financial condition or operations of such Borrower and its consolidated Subsidiaries taken as a whole or (ii) the ability of such Borrower to perform its obligations under this Agreement.
Section 6.	NEGATIVE COVENANTS OF THE COMPANY

The Company hereby agrees that, so long as there is any obligation by any Bank to make Loans hereunder, any obligation of an Issuing Bank to issue Letters of Credit hereunder, any Loan remains outstanding and unpaid, any Letter of Credit remains outstanding or any other amount is owing to any Agent, any Issuing Bank or any Bank hereunder, it shall not, nor in the case of subsections 6.2 and 6.3 shall it permit any Restricted Subsidiary to (unless the Majority Banks shall otherwise consent in writing):

6.1Company May Consolidate, etc., Only on Certain Terms.  Consolidate with or merge with or into any other corporation or convey or transfer its properties and assets, including pursuant to a Division, substantially as an entirety to any Person, unless:
(a)either the Company shall be the continuing corporation, or the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, Division or transfer the properties and assets of the Company substantially as an entirety shall expressly assume, by an assumption agreement, executed and delivered to the Administrative Agent, in form satisfactory to the Majority Banks, the due and punctual payment of the principal of and interest on the Loans to the Company and the performance of every covenant of this Agreement on the part of the Company to be performed or observed;
(b)immediately after giving effect to such transaction, no Default or Event of Default, shall have happened and be continuing;
(c)if as a result thereof any property or assets of the Company or a Restricted Subsidiary would become subject to any Mortgage not permitted by (i) through (xii) of subsection 6.2(a) or subsection 6.2(b), compliance shall be effected with the first clause of subsection 6.2(a); and
(d)the Company and the successor Person have delivered to the Administrative Agent an officers’ certificate signed by two Responsible Officers of the Company stating that such consolidation,

merger, conveyance or transfer and such assumption agreement comply with this subsection 6.1 and that all conditions precedent herein provided for relating to such transaction have been complied with.
6.2Limitation on Liens.  (a)  Issue, incur, assume or guarantee any debt (hereinafter in this subsection referred to as “Debt”) secured by any mortgage, security interest, pledge, lien or other encumbrance (hereinafter called “Mortgage” or “Mortgages”) upon any Important Property, or upon any shares of stock or indebtedness issued or incurred by any Restricted Subsidiary (whether such Important Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, assumption or guaranty of any such Debt, that the Loans and all other amounts hereunder (together with, if the Company shall so determine, any other indebtedness of or guaranty by the Company or such Restricted Subsidiary ranking equally with the Loans then existing or thereafter created) shall be secured equally and ratably with or prior to such Debt; provided, however, that the foregoing restrictions shall not apply to:
(i)Mortgages on any property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of this Agreement which are created or assumed contemporaneously with, or within 120 days after, such acquisition, construction or improvement to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of this Agreement, or (in addition to Mortgages contemplated by clauses (ii), (iii) and (iv) below) Mortgages on any property existing at the time of acquisition thereof; provided that such Mortgages shall not apply to any Important Property theretofore owned by the Company or any Restricted Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;
(ii)Mortgages on any property, shares of stock, or indebtedness existing at the time of acquisition thereof from a corporation which is consolidated with or merged into, or substantially all of the assets of which are acquired by, the Company or a Restricted Subsidiary;
(iii)Mortgages on property of a corporation existing at the time such corporation becomes a Restricted Subsidiary;
(iv)Mortgages to secure Debt of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
(v)Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgages and Mortgages given to secure indebtedness incurred in connection with the financing of construction of pollution control facilities, the interest on which indebtedness is exempt from income taxes under the Code;
(vi)any deposit or pledge of assets (1) with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against the Company or a Restricted Subsidiary, or in connection with other proceedings or actions at law or in equity by or against the Company or a Restricted Subsidiary, or (2) as security for the performance of any contract or undertaking not directly related to the borrowing of money or the securing of indebtedness, if made in the ordinary course of business, or (3) with any governmental agency, which deposit or pledge is required or permitted to qualify the

Company or a Restricted Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefits of any law pertaining to worker’s compensation, unemployment insurance, old age pensions, social security, or similar matters, or (4) made in the ordinary course of business to obtain the release of mechanics’, workmen’s, repairmen’s, warehousemen’s or similar liens, or the release of property in the possession of a common carrier;
(vii)Mortgages existing on property acquired by the Company or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;
(viii)judgment liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed;
(ix)Mortgages for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any Mortgage referred to in the foregoing clauses (i) to (viii), inclusive, or in this clause (ix), provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property);
(x)liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord’s liens on property held under lease; and any other liens of a nature similar to those hereinabove described in this clause (x) which do not, in the opinion of the Company, materially impair the use of such property in the operation of the business of the Company or a Restricted Subsidiary or the value of such property for the purposes of such business;
(xi)Mortgages on Margin Stock owned by the Company and its Restricted Subsidiaries to the extent such Margin Stock so mortgaged exceeds 25% of the fair market value of the sum of the Important Property of the Company and the Restricted Subsidiaries plus the shares of stock (including Margin Stock) and indebtedness issued or incurred by the Restricted Subsidiaries; and
(xii)Mortgages on any Important Property of, or any shares of stock or indebtedness issued or incurred by, any Restricted Subsidiary organized under the laws of Canada.
(b)(i)The provisions of subsection 6.2(a) shall not apply to the issuance, incurrence, assumption or guarantee by the Company or any Restricted Subsidiary of Debt secured by a Mortgage which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with the sum of (A) all other Debt issued or incurred by the Company and its Restricted Subsidiaries secured by Mortgages (other than Mortgages permitted by subsection 6.2(a)) which would otherwise be subject to the foregoing restrictions and (B) the Attributable Debt in respect of Sale and Lease-back Transactions in existence at such time (other than Sale and Lease-back Transactions which, if the Attributable Debt in respect of such Sale and Lease-back Transaction had been a Mortgage, would have been permitted by clause (i) of subsection 6.2(a) and other than Sale and Lease-back Transactions the proceeds of which have been applied in accordance with subsection 6.3(b)) does not at the time exceed 5% of Consolidated Net Worth.

(ii)For purposes of this Agreement, the term “Consolidated Net Worth” shall mean the aggregate of capital and surplus of the Company and its consolidated Subsidiaries, less minority interests in Subsidiaries, determined in accordance with GAAP; and the term “Attributable Debt” shall mean, as of any particular time, the present value, discounted at a rate per annum equal to the interest rate set forth in the Company’s 8.10% Debentures Due 2030, compounded semi-annually, of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); the net amount of rent required to be paid for any such period shall be the total amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges; and, in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
(c)If, upon any consolidation or merger of any Restricted Subsidiary with or into any other corporation, or upon any consolidation or merger of any other corporation with or into the Company or any Restricted Subsidiary or upon any sale or conveyance of the property of any Restricted Subsidiary as an entirety or substantially as an entirety to any other Person, or upon any acquisition by the Company or any Restricted Subsidiary by purchase or otherwise of all or any part of the property of any other Person, any Important Property theretofore owned by the Company or such Restricted Subsidiary would thereupon become subject to any Mortgage not permitted by the terms of subsection (a) or (b) of this subsection 6.2, the Company, prior to such consolidation, merger, sale or conveyance, or acquisition, will, or will cause such Restricted Subsidiary to, secure payment of the principal of and interest on the Loans (equally and ratably with or prior to any other indebtedness of the Company or such Subsidiary then entitled thereto) by a direct lien on all such property prior to all liens other than any liens theretofore existing thereon by an assumption agreement or otherwise.
(d)If at any time the Company or any Restricted Subsidiary shall issue, incur, assume or guarantee any Debt secured by any Mortgage not permitted by this subsection 6.2, to which the covenant in subsection 6.2(a) is applicable, the Company will promptly deliver to the Administrative Agent (with counterparts for each Bank):
(i)an officers’ certificate signed by two Responsible Officers of the Company stating that the covenant of the Company contained in paragraph (a) or (c) of this subsection 6.2 has been complied with; and
(ii)an opinion of counsel satisfactory to the Administrative Agent to the effect that such covenant has been complied with, and that any instruments executed by the Company in the performance of such covenant comply with the requirements of such covenant.
6.3Limitations on Sale and Lease-back Transactions.  Enter into any arrangement with any Person providing for the leasing to the Company or any Restricted Subsidiary of any Important Property owned or hereafter acquired by the Company or such Restricted Subsidiary (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which Important Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person (herein referred to as a “Sale and Lease-back Transaction”) unless the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors of the Company or such Restricted Subsidiary, as applicable) of such property and either (a) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of (1) subsection 6.2(a)(i) or (2) subsection 6.2(b), to incur Debt secured by a

Mortgage on the Important Property to be leased without equally and ratably securing the Loans, or (b) the Company shall, and in any such case the Company covenants that it will, within 120 days of the effective date of any such arrangement, apply an amount equal to the fair value (as so determined) of such property to the reduction of the Commitments (to be accompanied by prepayment of the Loans in accordance with subsection 2.6 to the extent that the principal amount thereof outstanding prior to such prepayment would exceed the Commitments as so reduced) or to the payment or other retirement of funded debt for money borrowed, incurred or assumed by the Company which ranks senior to or pari passu with the Loans or of funded debt for money borrowed, incurred or assumed by any Restricted Subsidiary (other than, in either case, funded debt owned by the Company or any Restricted Subsidiary).  For this purpose, funded debt means any Debt which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than twelve months after the date of the creation of such Debt.

6.4Equipment Operations Debt.  Permit Equipment Operations Debt as at the end of any fiscal quarter of the Company and its consolidated Subsidiaries (including the last quarter of any fiscal year of the Company and its consolidated Subsidiaries) to exceed 65% of the sum, at the end of each such fiscal quarter, of (i) Equipment Operations Debt plus (ii) Total Stockholders’ Equity.
Section 7.	NEGATIVE COVENANTS OF THE CAPITAL CORPORATION

The Capital Corporation hereby agrees that, so long as there is any obligation by any Bank to make Loans to the Capital Corporation hereunder, any obligation of any Issuing Bank to issue Letters of Credit hereunder, any Loan of the Capital Corporation remains outstanding and unpaid, any Letter of Credit remains outstanding or any other amount is owing by the Capital Corporation to any Bank, any Issuing Bank or any Agent hereunder, the Capital Corporation shall not, nor in the case of the agreements set forth in subsection 7.3 shall it permit any of its Subsidiaries to, directly or indirectly (unless the Majority Banks shall otherwise consent in writing):

7.1Fixed Charges Ratio.  Permit the ratio of Net Earnings Available for Fixed Charges to Fixed Charges for any four consecutive fiscal quarter period of the Capital Corporation and its consolidated Subsidiaries to be less than 1.05 to 1.
7.2Consolidated Senior Debt to Consolidated Capital Base.  Permit the ratio of Consolidated Senior Debt to Consolidated Capital Base as at the end of any fiscal quarter of the Capital Corporation and its consolidated Subsidiaries (including the end of any fiscal year of the Capital Corporation and its consolidated Subsidiaries) to be more than 11 to 1.
7.3Limitation on Liens.  Issue, incur, assume or guarantee any Debt secured by any Mortgage upon any of its property or assets, or any of the property or assets of any of its Subsidiaries (whether any such property or assets is now owned or hereafter acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, assumption or guaranty of any such Debt, that the Loans and all other amounts hereunder (together with, if the Capital Corporation shall so determine, any other indebtedness of or guaranty by such Borrower or such Subsidiary ranking equally with the Loans then existing or thereafter created) shall be secured equally and ratably with or prior to such Debt; provided, however, that the foregoing restrictions shall not apply to:
(a)Mortgages on fixed assets or other physical properties hereafter acquired to secure all or part of the purchase price thereof or the acquiring hereafter of such assets or properties subject to any existing lien or charge securing indebtedness (whether or not assumed);

(b)easements, liens, franchises or other minor encumbrances on or over any real property which do not materially detract from the value of such property or its use in the business of the Capital Corporation or a Subsidiary of the Capital Corporation;
(c)any deposit or pledge of assets (i) with any surety company or clerk of any court, or in escrow, as collateral in connection with or in lieu of, any bond on appeal from any judgment or decree against the Capital Corporation or a Subsidiary of the Capital Corporation, or in connection with other proceedings or actions at law or in equity by or against the Capital Corporation or a Subsidiary of the Capital Corporation or (ii) as security for the performance of any contract or undertaking not directly or indirectly related to the borrowing of money or the securing of indebtedness, if made in the ordinary course of business, or (iii) with any governmental agency, which deposit or pledge is required or permitted to qualify the Capital Corporation or a Subsidiary of the Capital Corporation to conduct business, to maintain self-insurance, or to obtain the benefits of any law pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security, or similar matters, or (iv) made in the ordinary course of business to obtain the release of mechanics’, workmen’s, repairmen’s, warehousemen’s or similar liens, or the release of property in the possession of a common carrier;
(d)Mortgages by a Subsidiary as security for indebtedness owed to the Capital Corporation or to any other Subsidiary;
(e)liens for taxes and governmental charges not yet due or contested by appropriate proceedings in good faith;
(f)Mortgages existing on property acquired by the Capital Corporation or a Subsidiary of the Capital Corporation through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;
(g)judgment liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed;
(h)any Mortgage (other than directly or indirectly to secure borrowed money) if, after giving effect thereto, the aggregate principal sums secured by pledges or liens otherwise within the restrictions in clauses (a) through (h) of this subsection 7.3 do not exceed $500,000;
(i)any Mortgage securing Securitization Indebtedness;
(j)Mortgages on Margin Stock owned by the Capital Corporation and its Subsidiaries to the extent such Margin Stock exceeds 25% of the fair market value of property and assets of the Capital Corporation and its Subsidiaries (including Margin Stock);
(k)cash collateral provided to any counterparty of the Capital Corporation or to any Subsidiary of the Capital Corporation in connection with any Hedging Transaction; and
(l)Mortgages on the assets of Capital Corporation in connection with (i) extensions of credit by a unit of a Governmental Authority through a discount window or similar facility or arrangement and (ii) borrowings from loan or subsidy programs operated by or on behalf of a Governmental Authority when the provision of such Mortgage is required by such loan or subsidy program.
7.4Consolidation; Merger. Merge or consolidate with or sell or convey (including pursuant to a Division and other than a conveyance by way of lease) all or substantially all of its assets to, any other corporation, unless (a) the Capital Corporation shall be the surviving corporation in the case of a merger or the Division Successor in the case of a Division, or the surviving, resulting or transferee corporation or Division Successor (the “successor corporation”) shall be a corporation organized under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume the due and punctual performance of all of the agreements, covenants and obligations of the Capital Corporation under this Agreement by supplemental agreement satisfactory to the Administrative Agent and executed and delivered to the Administrative Agent by the successor corporation and (b) the Capital Corporation or such successor corporation, as the case may be, shall not, immediately after such merger, consolidation, Division, sale or conveyance, be in default in the performance of any such agreements, covenants or obligations; provided, however, that the Capital Corporation may merge or consolidate with, or sell or convey substantially all of its assets to, the Company, if (i) the Company is the successor corporation (as defined above) and (ii) subclause (b) above is complied with; provided further that no Division of Capital Corporation shall be permitted unless there is a Division Successor. Upon any such merger, consolidation, sale, Division or conveyance, the successor corporation shall succeed to and be substituted for, and may exercise every right and power of and shall be subject to all the obligations of, the Capital Corporation under this Agreement, with the same effect as if the successor corporation had been named as the Capital Corporation herein and therein.

Section 8.	EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following events:

(a)A Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof or to pay any interest on any Loan or Reimbursement Obligation, in each case, within two Business Days, after any such amount becomes due in accordance with the terms hereof or shall fail to pay any other amount payable hereunder within five Business Days after any such other amount becomes due in accordance with the terms thereof or hereof (including, for the avoidance of doubt, any increase in interest or fees (if any) due and payable pursuant to subsections 2.28(c) or 2.28(d)); provided that with respect to this subsection 8(a), if a Borrower has made, on the due date or before the expiry of any grace period, a payment in an amount that is not less than the amount set forth in a calculation, if any, received from the Administrative Agent, and any such payment was less than the amount due and owing under this Agreement (an “underpayment”), then such underpayment will not become (i) a Default unless and until such underpayment remains outstanding after the second Business Day after the date (if any) on which such Borrower receives written notice from the Administrative Agent of an underpayment setting forth the amount of the deficiency (such date of notice, the “underpayment notice date”) or (ii) an Event of Default (and subsection 2.8(h) shall not apply) unless and until such underpayment remains outstanding after the later of (x) the second Business Day after such underpayment notice date and (y) the applicable grace period otherwise contained in this subsection 8(a); or
(b)Any representation or warranty made or pursuant to subsection 4.2 deemed made by a Borrower herein or which is contained in any material certificate, material document or material financial statement or other material statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
(c)The Company shall default in the observance or performance of any agreement contained in subsection 5.6, 6.1 or 6.4, or the Capital Corporation shall default in the observance or performance of any agreement contained in subsections 7.1, 7.2 or 7.4; or
(d)A Borrower shall default in the observance or performance of any agreement contained in this Agreement (other than those agreements referred to above in this Section 8), and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any of the Banks through the Administrative Agent; or
(e)(i)  A Borrower or any of its Significant Subsidiaries shall default in any payment of principal of or interest on any indebtedness for borrowed money (other than the Loans and any Securitization Indebtedness) in a principal amount in excess of $175,000,000 in the aggregate, or any interest or premium thereon, when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) and such failure shall continue beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created; or (ii) any other default (other than any default arising solely out of a Borrower’s, or any of its Significant Subsidiaries’, violation of any arrangement with any Bank, or any affiliate of any Bank, in any way restricting such Borrower’s, or such Significant Subsidiary’s, right or ability to sell, pledge or otherwise dispose of Margin Stock other than Restricted Margin Stock), or any other event that with notice or the lapse of time, or both, would constitute such a default, under any agreement or instrument relating to any such indebtedness for borrowed money (other than the Loans), shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate the maturity of such indebtedness; or (iii) any such indebtedness for borrowed money shall, by reason of default, be declared to be due and payable, or required to be prepaid, prior to the stated maturity thereof (unless such indebtedness is declared due and payable, or required to be prepaid, solely by reason of any Borrower’s, or any of its Significant Subsidiaries’, violation of any arrangement with any Bank, or any affiliate of any Bank, in any way restricting such Borrower’s, or such Significant Subsidiary’s, right or ability to sell, pledge or otherwise dispose of Margin Stock other than Restricted Margin Stock); provided that, no Event of Default under this subsection 8(e) shall occur or be continuing if such failure, default or breach has been waived by the holder(s) or trustee or agent on behalf of such holder(s) of such indebtedness unless payment of such indebtedness has been accelerated and such acceleration has not been waived; or
(f)(i)  A Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or such Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Borrower or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or
(g)Any action is undertaken to terminate any Plan as to which a Borrower, or any Subsidiary of a Borrower, may have liability, or any such Plan is terminated or such Borrower or Subsidiary withdraws from such Plan, or any Reportable Event as to any such Plan shall occur, and there shall exist a deficiency in the assets available to satisfy the benefits guaranteeable under ERISA with respect to such Plan, in the aggregate for all such Plans with respect to which any of the foregoing shall have occurred in the immediately preceding 12 consecutive months, of more than 25% of the Consolidated Net Worth of such Borrower and in the reasonable judgment of the Required Banks, such occurrence is reasonably expected to have a material adverse effect on the business, operations or financial condition of the Borrowers; or
(h)Any Person shall own beneficially, directly or indirectly, 30% or more of the common stock of the Company; or any Person shall have the power, direct or indirect, to vote securities having 30% or more of the ordinary voting power for the election of directors of the Company or shall own beneficially, directly or indirectly, securities having such power, provided that there shall not be included among the securities as to which any such Person has such power to vote or which such Person so owns securities owned by such Person as nominee for the direct or indirect beneficial owner thereof or securities as to which such power to vote arises by virtue of proxies solicited by the management of the Company; or
(i)So long as any Luxembourg Obligations remain outstanding or JD Luxembourg is a party to this Agreement, the guaranty in subsection 2.27 shall cease, for any reason, to be in full force and effect or any Borrower shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Loans shall immediately become due and payable, and (B)(1) if such event is an Event of Default specified in paragraph (a) or (e), then with the consent of the Majority Banks, the Administrative Agent may, or upon the request of the Majority Banks, the Administrative Agent shall, or (2) if such event is an Event of Default specified in paragraph (b), (c), (d), (g) or (h), then with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, take either or both of the following actions: (i) by notice to the Borrowers, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) by notice of default to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived with respect to this Agreement by the Borrowers.

Section 9.	THE AGENTS
9.1Appointment.  (a)  Each Bank hereby irrevocably designates and appoints JPMorgan Chase Bank, N.A. as the Administrative Agent of such Bank under this Agreement, and each Bank hereby irrevocably authorizes JPMorgan Chase Bank, N.A. as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of any Borrower.
(b)Notwithstanding anything to the contrary contained in this Agreement, the parties hereto hereby agree that neither the Co-Syndication Agents, the Lead Arrangers nor the Bookrunners on the cover of this Agreement shall have any rights, duties, responsibilities or liabilities in such respective capacity under this Agreement nor shall any such Person have the authority to take any action hereunder in its capacity as such.
(c)Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Agent.
(d)Each of the Banks hereby exempts the Administrative Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Bank. A Bank which cannot grant such exemption shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.
9.2Delegation of Duties.  Each Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Each Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
9.3Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable to any Bank for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct as finally determined by a non-appealable judgment of a court of competent jurisdiction), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrowers or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of the Borrowers to perform their obligations hereunder.  No Agent shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrowers.
9.4Reliance by Agents.  (a)  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Loan, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by such Agent.  Each Agent may deem and treat the payee of any Loan as the owner thereof for all purposes except as provided in subsections 10.5(c) and 10.5(d).  Each Agent shall be fully justified in failing or refusing to take any discretionary action under this Agreement unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, the Required Banks or all of the Banks (if the consent of the Majority Banks, the Required Banks or all of the

Banks, respectively, is required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

(b)(i)Each Bank and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Bank or Issuing Bank, as applicable, that the Administrative Agent has determined in its sole discretion that any funds received by such Bank or Issuing Bank, as applicable, from the Administrative Agent or any of its affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank or Issuing Bank, as applicable (whether or not known to such Bank or Issuing Bank, as applicable), and demands the return of such Payment (or a portion thereof), such Bank or Issuing Bank, as applicable, shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank or Issuing Bank, as applicable, to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank or Issuing Bank, as applicable, shall not assert, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Bank or Issuing Bank, as applicable, under this subsection 9.4(b) shall be conclusive, absent manifest error.
(ii)Each Bank and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank or Issuing Bank, as applicable, shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank or Issuing Bank, as applicable, to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)The Borrowers hereby agree that (x) in the event that the return of an erroneous Payment (or portion thereof) made with funds of the Administrative Agent or an affiliate thereof has been demanded by the Administrative Agent pursuant to this subsection 9.4(b) and has not been recovered from any Bank or Issuing Bank, as applicable, that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Bank or Issuing Bank, as applicable, with respect to such amount unless and until such amounts are recovered by the Administrative Agent and (y) an erroneous Payment made by the

Administrative Agent or an affiliate thereof shall not pay, prepay, repay, discharge or otherwise satisfy any Loans, Reimbursement Obligations or L/C Obligations owed by the Borrowers.
(iv)Each Bank’s and each Issuing Bank’s obligations under this subsection 9.4(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank or an Issuing Bank, the termination of the Commitments, the payment in full of all amounts payable hereunder and the termination of this Agreement.
9.5Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Bank or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Banks, the Required Banks or all Banks, as applicable; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.
9.6Non-Reliance on Agents and Other Banks.  Each Bank expressly acknowledges that neither any Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Agent hereafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by such Agent to any Bank.  Each Bank represents to each Agent that it has, independently and without reliance upon such Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Bank also represents that it will, independently and without reliance upon each Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers.  Except for notices, reports and other documents expressly required to be furnished to the Banks by any Agent hereunder, such Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of a Borrower which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
9.7Indemnification.  (a)  The Banks agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably (as reasonably determined by the Administrative Agent), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.  The agreements in this subsection 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

(b)Each Bank shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Bank and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith.  A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.
9.8Agents in their Individual Capacities.  Each Agent and its respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though such Agent were not an Agent hereunder.  With respect to its Loans made by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not an Agent, and the terms “Bank” and “Banks” shall include the Administrative Agent in its individual capacity.
9.9Successor Agents.  Each Agent may resign as Agent upon 30 days’ notice thereof to the Borrowers and the Banks.  If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Majority Banks shall appoint from among the Banks a successor administrative agent for the Banks which successor administrative agent shall be approved by the Borrowers, whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
9.10Calculations. It is understood by all parties hereto that the Administrative Agent may (but shall not be obligated to) deliver calculations to the Borrowers from time to time of amounts under this Agreement, and that the Administrative Agent shall have no liability with respect thereto. If the Administrative Agent identifies or becomes aware of an update or revision to any calculation previously delivered, the Administrative Agent may (but shall not be obligated to, unless directed by the Majority Banks) deliver an updated or revised calculation with respect to any amount due hereunder. For avoidance of doubt, if there is a dispute as to the amount due and owing, any calculation or any updated or revised calculation of the Administrative Agent shall control absent manifest error.
9.11Sustainability Matters.

(a)  Each party hereto hereby agrees that neither the Administrative Agent nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrowers of any Sustainability Facility Fee Adjustment or any Sustainability Rate Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

(b)  Each Bank and each Issuing Bank (a) acknowledges and agrees that none of the Administrative Agent, any Syndication Agent, the Lead Arrangers, the Bookrunners on the cover of this Agreement nor the Sustainability Structuring Agent acting in such capacities have made any assurances as to (i) whether the revolving credit facility hereunder meets such Bank’s or Issuing Bank’s criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of the revolving credit facility hereunder, including the characteristics of the relevant key performance indicators to which the Borrowers will link a potential margin step-up or step-down, including their environmental and sustainability criteria, meet any industry standards for sustainability-linked credit facilities and (b) has performed its own independent investigation and analysis of the revolving credit facility hereunder and whether such revolving credit facility meets its own criteria or expectations with regard to environmental impact and/or sustainability performance.

9.12Borrower Communications.
(a)The Administrative Agent, the Banks and the Issuing Banks agree that any Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Banks, each of the Issuing Banks and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks, each of the Issuing Banks and each of the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO- SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY BANK, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d)Each of the Banks, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)Nothing herein shall prejudice the right of any Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

“Borrower Communications” means, collectively, any borrowing notice, conversion or continuation notice, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Borrower to the Administrative Agent through an Approved Borrower Portal.

9.13Acknowledgements of Banks and Issuing Banks.
(a)Each Bank and Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Bank or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Bank and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent or any other Bank or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
(b)Each Bank and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent, or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their respective affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(c)Each Bank and each Issuing Bank, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to Loan Assignment or any other Loan Document pursuant to which it shall become a Bank or Issuing Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Banks or the Issuing Banks on the Closing Date.
(d)The Banks and Issuing Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Borrowers and their respective subsidiaries) between the Borrowers and their respective subsidiaries and each of their respective affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its affiliates, on the other hand. Without limiting the foregoing, the Borrowers and their respective subsidiaries and each of their respective affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its affiliates acting in different capacities, including as Bank, Issuing Bank, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Banks and Issuing Banks acknowledge that neither JPMorgan

Chase Bank, N.A. nor its affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Banks or Issuing Banks by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Bank or Issuing Bank with any credit or other information concerning the Loans, the Banks, the Issuing Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrowers or their respective subsidiaries or any of their respective affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and Borrowers or their respective subsidiaries or any of their respective affiliates or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Banks or Issuing Banks, or any formal or informal committee or ad hoc group of such Banks or Issuing Banks, including at the direction of a Borrower.
Section 10.	MISCELLANEOUS
10.1Amendments and Waivers.  Subject to subsection 2.11(b) and (c), subsection 10.1(c) below and subsection 10.17 below, with the written consent of the Majority Banks, the Administrative Agent and the Borrowers may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Banks or of the Borrowers hereunder, and with the consent of the Majority Banks the Administrative Agent on behalf of the Banks may execute and deliver to the Borrowers a written instrument waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver, amendment, supplement or modification shall (a) extend the maturity of any Loan or Reimbursement Obligation, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, or reduce the rate of any fee payable hereunder (other than pursuant to subsection 10.17) or extend the time of payment thereof, in each case, without the written consent of with respect to any such change to any Committed Rate Loan, each Bank directly affected thereby, or (b) change the amount of any Bank’s Commitment or the terms of its obligation to make Loans hereunder (other than in accordance with subsection 2.20), or amend, modify or waive the pro rata treatment and payment provisions of subsection 2.12(b), or amend, modify or waive any provision of this subsection 10.1 or reduce the percentage specified in the definition of Majority Banks or Required Banks, or consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of each Bank, or (c) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent and, if applicable, any other Agent affected by such amendment, modification or waiver, or (d) extend the Termination Date with respect to any Bank without the written consent of such Bank; provided, further, however, that no such waiver, amendment, supplement or modification shall waive, amend, supplement or otherwise modify subsections 2.16 without the written consent of the Required Banks, or (e) amend, modify or waive any provision of subsections 2.23 and 2.26 (and related defined terms), or any other provision which affects the rights or duties of an Issuing Bank under this Agreement, without the written consent of each Issuing Bank, or (f) so long as any Luxembourg Obligations remain outstanding or JD Luxembourg is a party to this Agreement, release Capital Corporation from its guarantee obligations under subsection 2.27 without the written consent of each Bank; and provided, further, that notwithstanding the foregoing, the Administrative Agent may act pursuant to subsection 2.11(b) to establish, in conjunction with the Borrowers, an alternate rate of interest.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Borrowers, the Banks and the Agents.  In the case of any waiver, the Borrowers, the Banks and the Agents shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Anything contained in the foregoing to the contrary notwithstanding, the relevant Borrower and the relevant Bank with respect to a Negotiated Rate Loan may, from time to time, enter into amendments, supplements or modifications for the purpose of adding any provisions to such Negotiated Rate Loans or changing in any manner the rights of such Bank and such Borrower thereunder and such Bank may waive any of the requirements of such Negotiated Rate Loan; provided, however, that such Borrower and such Bank shall notify the Administrative Agent in writing of any extension of the maturity of such Negotiated Rate Loan or reduction of the principal amount thereof; provided, further, that such Borrower and such Bank shall not extend the maturity of such Negotiated Rate Loan beyond the last day of the Commitment Period.

10.2Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile transmission, by telephone confirmed in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or, in the case of facsimile transmission, when received, addressed as follows in the case of the Borrowers, the Administrative Agent, or to such address or other address as may be hereafter notified by the respective parties hereto: The Borrowers:
The Company:	Deere & Company Attention: Treasurer One John Deere Place Moline, Illinois 61265 Telephone: 309-765-4488 Facsimile: 309-765-5185
The Capital Corporation:	John Deere Capital Corporation Attention: Manager P.O. Box 5328 Madison, WI 53705-0328 Telephone: 800-438-7394 Facsimile: 309-749-0652
JD Luxembourg:	John Deere Bank S.A. 43, avenue John F. Kennedy L-1855 Luxembourg Grand Duchy of Luxembourg Facsimile: + 352 26 29 90 200
with a copy to:	Deere & Company Attention: Treasurer One John Deere Place Moline, Illinois 61265 Telephone: 309-765-4488 Facsimile: 309-765-5185
The Administrative Agent:	Provided separately by Administrative Agent
Issuing Bank:	Provided separately by Administrative Agent

To any other Bank:	To it at its address (or facsimile number) set forth in its Administrative Questionnaire provided that any notice, request or demand to or upon the Administrative Agent or the Banks pursuant to subsections 2.1, 2.2, 2.5, 2.6, 2.9, 2.11, 2.20 and 9.9 shall not be effective until received (including receipt by telephone if permitted hereby).

Notices and other communications to any Borrower, the Banks, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 hereof unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of either Borrower, the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4Payment of Expenses.  (a)  The Company agrees (i) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby in such manner and in such amounts as shall be agreed to in writing by the Company and the Administrative Agent, (ii) to pay or reimburse the Administrative Agent for the reasonable fees and disbursements of counsel to the Administrative Agent incurred in connection with the preparation and execution of, and any amendment, supplement, modification to, this Agreement and other documents prepared in connection herewith, and the consummation of the transaction contemplated hereby and thereby, and (iii) to pay or reimburse each Bank and each Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, including, without limitation, fees and disbursements of counsel to each Agent and one counsel representing the Banks; provided, however, that, notwithstanding anything herein to the contrary, the Company shall not be required to reimburse, indemnify or otherwise make any payment pursuant to this subsection 10.4 with respect to any registration duty payable in Luxembourg upon registration of this Agreement in Luxembourg except for any Luxembourg tax payable due to a registration of the Agreement when such registration is required to maintain, preserve, establish or enforce any rights of any Agent or Bank.
(b)The Company and the Capital Corporation agree jointly and severally to indemnify and hold harmless each Agent, each Bank and each Issuing Bank, and each Related Party of any of the foregoing Persons thereof (each such Person, an “Indemnified Person”) against, and to reimburse each Indemnified Person, upon its demand, for, any losses, claims, damages, liabilities or other expenses (“Losses”) to which such Indemnified Person may become subject insofar as such Losses arise out of or in any way relate to or result from this Agreement or the extensions of credit made hereunder (including the responsibilities, duties and obligations of the Banks hereunder and their agreement to make Loans or issue Letters of Credit hereunder), including, without limitation, Losses consisting of legal or other expenses incurred in connection with investigating, defending or participating in any legal proceeding relating to the foregoing (whether or not such Indemnified Person is a party thereto); provided, that the foregoing will not apply to any Losses to the extent they result from (i) the gross negligence or willful misconduct of such Indemnified Person as finally determined by a non-appealable judgment of a court of competent jurisdiction or (ii) any dispute solely among Indemnified Persons (other than any claims against an Indemnified Person in its capacity or in fulfilling its role as an Agent or Issuing Bank under this Agreement) and which does not arise out of or relate to an act or omission of the Company or any of its affiliates. This indemnity agreement shall be in addition to any liability which either Borrower may otherwise have and shall be subject to the following paragraph.
(c)Promptly after receipt by an Indemnified Person under subsection 10.4(b) of written notice of any loss, claim, damage or liability in respect of which indemnity may be sought by it hereunder, such Indemnified Person will, if a claim is to be made against the Borrowers, notify the Borrowers thereof in writing; but the omission so to notify the Borrowers will not relieve the Borrowers from any liability (otherwise than under this subsection 10.4) which they may have to any Indemnified Person except as may be required or provided otherwise than under this subsection 10.4.  Thereafter, the Indemnified Person and the Borrowers shall consult, to the extent appropriate, with a view to minimizing the cost to the Borrowers of their obligations hereunder.  In case any Indemnified Person receives written notice of any loss, claim, damage or liability in respect of which indemnity may be sought hereunder by it and it notifies the Borrowers thereof, the Borrowers will be entitled to participate therein and, to the extent that they may elect by written notice delivered to the Indemnified Person promptly after receiving the aforesaid notice from such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory at all times to such Indemnified Person; provided, however, that (i) if the parties against whom any loss, claim, damage or liability arises include both the Indemnified Person and a Borrower or any Subsidiary of a Borrower and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or other Indemnified Persons which are different from or additional to those available to a Borrower or any Subsidiary of a Borrower and may conflict therewith, the Indemnified Person or Persons shall have the right to select one separate counsel for such Indemnified Person or Persons to assume such legal defenses and to otherwise participate in the defense of such loss, claim, damage or liability on behalf of such Indemnified Person or Persons and (ii) if any loss, claim, damage or liability arises out of actions brought by or for the benefit of a Borrower or any Subsidiary of a Borrower, the Indemnified Person or Persons shall have the right to select their counsel and to assume and direct the defense thereof and no Borrower shall be entitled to participate therein or assume the defense thereof.  Upon receipt of notice from the Borrowers to such Indemnified Person of their election so to assume the defense of such loss, claim, damage or liability and approval by the Indemnified Person of counsel, the Borrowers shall not be liable to such Indemnified Person under this subsection 10.4 for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Indemnified Person shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the Borrowers shall not have employed and continued to employ counsel satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of commencement of the action or (iii) the Borrowers shall have authorized the employment of counsel for the Indemnified Person at the expense of the Borrowers.
(d)Notwithstanding any other provision contained in this subsection 10.4, (i) the Borrowers shall not be liable for any settlement, compromise or consent to the entry of any order adjudicating or otherwise disposing of any loss, claim, damage or liability effected without their consent and (ii) after the Borrowers have assumed the defense of any loss, claim, damage or liability under the preceding paragraph with respect to any Bank, they will not settle, compromise or consent to entry of any order adjudicating or otherwise disposing thereof (1) if such settlement, compromise or order involves the payment of money damages, except if the Borrowers agree with such Bank to pay such money damages, and, if not simultaneously paid, to furnish such Bank with satisfactory evidence of their ability to pay such money damages, and (2) if such settlement, compromise or order involves any relief against such Bank, other than the payment of money damages, except with the prior written consent of such Bank.
(e)Each party hereto waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding relating to the Agreement any special, exemplary, punitive or consequential damages; provided that, nothing in this Subsection 10.4(e) shall relieve the Company or the Capital Corporation of any obligation it may have to indemnify an Indemnified Person, as provided in Subsection 10.4(b), against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party.
(f)The agreements in this subsection 10.4 shall survive repayment of the Loans and all other amounts payable hereunder.
10.5Successors and Assigns; Participations; Purchasing Banks.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Banks, the Agents and their respective successors and assigns (including any affiliate of an Issuing Bank that issues any Letter of Credit), except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Bank.
(b)Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in the Loans, Commitments and other interests of such Bank hereunder.  In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Loan for all purposes under this Agreement, and the Borrowers, each Issuing Bank and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Each Bank that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person other than the Borrower (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall constitute prima facie evidence (absent manifest error) of the accuracy of the information so recorded, and the Borrowers, the Administrative Agent, the Issuing Banks and the Banks may treat each Person whose name is recorded in the Participant Register as the owner of such participation recorded therein for all purposes of this Agreement.
(c)Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time assign to one or more banks or other financial institutions (“Loan Assignees”) any Negotiated Rate Loan or portion thereof owing to such Bank, pursuant to a Loan Assignment executed by the assignor Bank and the Loan Assignee.  Upon such execution, from and after the Transfer Effective Date specified in such Loan Assignment, the Loan Assignee shall, to the extent of the assignment provided for in such Loan Assignment and to the extent permitted by applicable law, be deemed to have the same rights and benefits with respect to such Negotiated Rate Loans and the same obligation to share pursuant to subsection 10.6 as it would have had if it were a Bank hereunder; provided, that unless such Loan Assignment shall otherwise specify and a copy of such Loan Assignment shall have been delivered to the Administrative Agent for its acceptance and recording in the Register in accordance with subsection 10.5(f), the assignor Bank shall act as collection agent for the Loan Assignee and the relevant Borrower shall pay all amounts due under the assigned Negotiated Rate Loan directly to the assignor Bank without any further liability to the Loan Assignee.  At the request of any Loan Assignee, on or promptly after the Transfer Effective Date specified in such Loan Assignment, the relevant Borrower, at its own expense, shall execute and deliver to the Loan Assignee a promissory note with respect to the Negotiated Rate Loans of such Loan Assignee and its registered assigns in an amount equal to the Negotiated Rate Loan assigned.  Such note shall be dated the Borrowing Date in respect of such Negotiated Rate Loan and shall otherwise be in the form of Exhibit I.  A Loan Assignee shall not, by virtue of such Loan Assignment, become a party to this Agreement or have any rights to consent to or refrain from consenting to any amendment, waiver or other modification of any provision of this Agreement or any related document; provided, that (i) the assignor Bank and the Loan Assignee may, in their discretion, agree between themselves upon the manner in which the assignor Bank will exercise its rights under this Agreement and any related document, and (ii) if a copy of such Loan Assignment shall have been delivered to the Administrative Agent for its acceptance and recording in the Register in accordance with subsection 10.5(f), neither the principal amount of, the interest rate on, nor the maturity date of, any Negotiated Rate Loan assigned to a Loan Assignee will be modified without written consent of such Loan Assignee.
(d)Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, sell to any Bank or any affiliate thereof (other than a natural Person) and to one or more additional banks or other financial institutions (“Purchasing Banks”), all or any portion (subject to the last sentence of this subsection 10.5(d)) of its rights (which rights may include such Bank’s rights in respect of Loans it has disbursed) and obligations under this Agreement, with the prior written consent (such consent not to be unreasonably withheld or delayed) of (i) the Company, (ii) each Issuing Bank and (iii) the Administrative Agent.  Such sale shall be made pursuant to a Loan Assignment, executed by such Purchasing Bank and such transferor Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Borrowers and the Administrative Agent), and delivered to the Administrative Agent for its acceptance and recording in the Register.  Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Loan Assignment, (i) the Purchasing Bank thereunder shall be a party hereto with respect to the interest purchased and, to the extent provided in such Loan Assignment, have the rights and obligations of a Bank hereunder with a Commitment as set forth therein, and (ii) the transferor Bank thereunder shall cease to have those rights and obligations under this Agreement to which the Purchasing Bank has succeeded (and, in the case of a Loan Assignment covering all or the remaining portion of a transferor Bank’s rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto).  Such Loan Assignment shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitments and Commitment Percentages arising from the purchase by such Purchasing Bank of a portion of the rights and obligations of such transferor Bank under this Agreement.  On or promptly after the Transfer Effective Date specified in such Loan Assignment, the Purchasing Bank and the Administrative Agent, on behalf of such Purchasing Bank, shall open and maintain in the name of each Borrower a Loan Account with respect to such Purchasing Bank’s Committed Rate Loans to such Borrower.  Anything contained in this Agreement to the contrary notwithstanding, no Bank may sell any portion of its rights and obligations under this subsection 10.5(d) to any bank or financial institution without the prior written consent (such consent not to be unreasonably withheld or delayed) of the Company if, after giving effect to such sale or at the time of such sale, as the case may be, (i) the Commitment of either of the selling and purchasing institutions would be greater than $0 but less than $5,000,000, (ii) the Purchasing Bank, together with all of its affiliates, would have a Commitment Percentage of more than 15% (or, if the Commitments shall have been terminated, such Purchasing Bank, together with all of its affiliates, would hold Loans aggregating to more than 15% in principal amount of all outstanding Loans), (iii) the Credit Rating of any Purchasing Bank shall be less than BBB+ from S&P or less than Baa1 from Moody’s or such Purchasing Bank shall have no Credit Rating or (iv) the Purchasing Bank is not a bank, insurance company, other financial institution or an affiliate of any thereof that is engaged in making, purchasing, holding or investing in bank loans or similar extensions of credit in the ordinary course of its business.
(e)The Administrative Agent shall maintain at its address referred to in subsection 10.2 a copy of each Loan Assignment delivered to it and a register (the “Register”) for the recordation of (i) the names and addresses of the Banks and the Commitment of, and principal amount (and stated interest) of the Loans (other than Negotiated Rate Loans) and L/C Obligations owing to, each Bank from time to time, and (ii) with respect to each Loan Assignment delivered to the Administrative Agent, the name and address of the Loan Assignee.  The entries in the Register shall constitute prima facie evidence (absent manifest error) of the accuracy of the information so recorded, and the Borrowers, the Administrative Agent, each Issuing Bank and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Company, each Issuing Bank or any Bank or Loan Assignee at any reasonable time and from time to time upon reasonable prior notice.
(f)Upon its receipt of a Loan Assignment executed by an assignor Bank and a Loan Assignee and an Administrative Questionnaire from the Loan Assignee if it is not then a Bank, together with payment to the Administrative Agent (by the assignor Bank or the Loan Assignee, as agreed between them) of a registration and processing fee of $3,500, the Administrative Agent shall (i) accept such Loan Assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the assignor Bank, the Loan Assignee and the Borrowers.  Upon its receipt of a Loan Assignment executed by a transferor Bank and a Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Borrowers and the Administrative Agent) and an Administrative Questionnaire from the Purchasing Bank if it is not then a Bank, together with payment to the Administrative Agent (by the transferor Bank or the Purchasing Bank, as agreed between them) of a registration and processing fee of $3,500 for each Purchasing Bank listed in such Loan Assignment, the Administrative Agent shall (A) accept such Loan Assignment, (B) record the information contained therein in the Register and (C) give prompt notice of such acceptance and recordation to the Banks and the Borrowers.
(g)The Company authorizes each Bank to disclose to any Participant, Loan Assignee or Purchasing Bank (each, a “Transferee”) and any prospective Transferee any and all financial information in such Bank’s possession concerning the Borrowers and their Subsidiaries which has been delivered to such Bank by or on behalf of the Borrowers pursuant to this Agreement or in connection with such Bank’s credit evaluation of the Borrowers and their Subsidiaries prior to becoming a party to this Agreement, provided that with respect to confidential data or information described in subsection 10.7, such confidential data may be disclosed only to (i) a Purchasing Bank and/or (ii) any other Transferee or prospective Transferee with the Borrowers’ prior written consent, which consent shall not be unreasonably withheld with respect to prospective Participants, Participants, prospective Loan Assignees and Loan Assignees; provided, however, that such Bank shall not disclose any such confidential data or information pursuant to this subsection 10.5(g) unless (i) it has notified the Purchasing Bank or other Transferee or potential Transferee that such data or information are confidential, such notification to be in writing if such data or information are disclosed in writing and orally if such data or information are disclosed orally, and (ii) such Purchasing Bank, Transferee or potential Transferee has agreed in writing to be bound by the provisions of subsection 10.7.
(h)If, pursuant to this subsection, any loan participation or series of loan participations is sold or any interest in this Agreement is transferred to any Transferee, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer or the first transfer to occur in a series of transfers between such transferor Bank and such Transferee, to comply with subsection 2.17(c), subsection 2.17(d), subsection 2.17(e) and subsection 2.17(f) as if it were a Bank.  The Administrative Agent shall not be responsible for obtaining such documentation except from its own Transferees.
(i)Nothing in this subsection 10.5 shall prohibit any Bank from pledging or assigning its Loans to any Federal Reserve Bank in accordance with applicable law.
(j)The Borrowers, upon receipt of written notice from the relevant Bank, agree to issue Notes to any Bank requiring Notes to facilitate transactions of the type described in paragraph (i) above.
(k)Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this subsection 10.5(k) any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This subsection 10.5(k) may not be amended without the written consent of the SPC.
10.6Adjustments.  Except as otherwise provided in this Agreement or as otherwise provided by court order, if any Bank (a “benefitted Bank”) shall at any time receive any payment of all or part of its Committed Rate Loans or L/C Obligations, or interest thereon or commitment fee or letter of credit fee hereunder, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (e) of Section 8, or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank’s Committed Rate Loans or L/C Obligations, or interest thereon, or commitment fee or letter of credit fee hereunder, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank’s Committed Rate Loans or L/C Obligations, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of such other Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrowers agree that each Bank so purchasing a portion of another Bank’s Committed Rate Loans or L/C Obligations may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

10.7Confidentiality.  (a)  Each of the Agents and the Banks shall, subject as hereinafter provided, keep confidential from any third party any data or information received by them from the Borrowers pursuant to this Agreement which, if provided in writing, is designated in writing as confidential, and if provided orally, is designated orally as confidential by the Borrowers except:
(i)any such data or information as is or becomes publicly available or generally known otherwise than as a result of any breach of the provisions of this subsection 10.7;
(ii)as required by law, rule, regulation or official direction or any Governmental Authority or self-regulatory body having or claiming authority or oversight over any Bank or its affiliates;
(iii)as may be necessary to protect as against the Borrowers or any of them the interests of the Banks or any of them under this Agreement;
(iv)to the extent permitted under subsection 10.5; and
(v)with respect to any Bank, to affiliates of such Bank on a need to know basis (as long as such affiliates are subject to confidentiality provisions no less restrictive than those set forth in this Agreement) and the attorneys, accountants and regulators of such Bank and such affiliates, and to each other Bank.
(b)Each of the Agents and the Banks shall use their reasonable efforts to ensure that any confidential data or information received by them from the Borrowers pursuant to this Agreement which is disclosed to employees of such Agent or Bank (as the case may be) or their respective affiliates pursuant to clause (a) above, is so disclosed only to the extent necessary for purpose of the administration of this Agreement and, in all cases, on the condition that such information and data shall be kept confidential except for such purpose.
(c)For the avoidance of doubt, the Agents and the Banks may provide to data service providers that serve the lending industry, including market data collectors and league table providers, and insurers to the Agents and the Banks information pertaining to this Agreement routinely provided by arrangers and lenders to such data service providers and insurers if presented in a manner that does not disclose the identity of the Borrowers.
(d)For the avoidance of doubt, nothing in this subsection 10.7 shall prohibit any Person from voluntarily disclosing or providing any data or information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this subsection 10.7 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
(e)The provisions of this subsection 10.7 shall survive the payment in full of all amounts payable hereunder and the termination of this Agreement.
10.8Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to subsection 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, the Borrowers hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks, and the Borrowers, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Indemnified Person for any Losses arising solely from the Administrative Agent’s and/or any Bank’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Losses arising as a result of the failure of a Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
10.10Consent to Jurisdiction and Service of Process.  All judicial proceedings brought against the Borrowers with respect to this Agreement shall be brought in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and, by execution and delivery of this Agreement, the Borrowers accept, for themselves and in connection with their properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and irrevocably agree to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.  The Borrowers irrevocably agree that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to them at their addresses set forth in subsection 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrowers to be effective and binding service in every respect.  Each of the Borrowers, the Agents and the Banks irrevocably waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Agent or any Bank to bring proceedings against the Borrowers in the courts of any other jurisdiction.  JD Luxembourg irrevocably appoints the Company as its agent to receive process with respect to this Agreement.

10.11WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
10.12USA Patriot Act.  Each Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Bank to identify the Borrowers in accordance with the Act.  The Borrowers shall promptly provide such information upon request by any Bank.
10.13No Fiduciary Duty.  The Borrowers acknowledge and agree that (a) no fiduciary, advisory or agency relationship between the Borrowers and the Agents and the Banks is intended to be or has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Agents and the Banks have advised or are advising the Borrowers on other matters, (b) the Agents and the Banks, on the one hand, and the Borrowers, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Borrowers rely on, any fiduciary duty to the Borrowers or their respective affiliates on the part of the Agents and the Banks, (c) the Borrowers are capable of evaluating and understanding, and the Borrowers understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement, (d) the Borrowers have been advised that the Agents and the Banks are engaged in a broad range of transactions that may involve interests that differ from the Borrowers’ interests and that the Agents and the Banks have no obligation to disclose such interests and transactions to the Borrowers, (e) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent the Borrowers have deemed appropriate, (f) each Agent and Bank has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any of the Borrowers’ affiliates or any other Person and (g) none of the Agents nor Banks has any obligation to the Borrowers or their respective affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Agent or Bank and the Borrowers or any such affiliate.
10.14Heading.  Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.15Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  (a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties to the Loan Documents, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(ii)the effects of any Bail-In Action on any such liability, including, if applicable:

(x)a reduction in full or in part or cancellation of any such liability;

(y)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(z)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

(b)Each party hereto agrees that it will notify the Company and the Administrative Agent, as soon as practicable, of such party becoming the subject of a Bail-In Action, unless such notification is prohibited by law, regulation or order.
10.16Bank ERISA Representations.  (a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and each lead arranger and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:
(i)such Bank is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans (defined below) in connection with the Loans or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and all of the conditions of which are and will continue to be satisfied in connection with, such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and each lead arranger, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto or thereto).

As used in this Section, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

10.17Sustainability Targets.  Any amendment or other modification to the Sustainability Pricing Provisions which does not have the effect of reducing the Applicable Margin or the Commitment Fee Rate to a level not otherwise permitted by this Agreement shall be subject only to the consent of the Majority Banks; provided, that to the extent the Borrowers reasonably determine that, as a result of events beyond their reasonable control, they are prevented, hindered or delayed in fulfilling their performance requirements in respect of the Sustainability Targets, the Company, the Majority Banks, the Administrative Agent and the Sustainability Structuring Agent may amend this Agreement to remove or modify such Sustainability Targets to neutralize the effects of such changes without the consent of any other Bank.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

DEERE & COMPANY By: /s/ Andrew M. Recker Name:Andrew M. Recker Title:Assistant Treasurer
JOHN DEERE CAPITAL CORPORATION By: /s/ Andrew M. Recker Name:Andrew M. Recker Title:Assistant Treasurer
JOHN DEERE BANK S.A. By: /s/ Andrew M. Recker Name:Andrew M. Recker Title:Director, Global Corporate Finance By: Name:Nathalie Prevost Title:Financial Controller

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

DEERE & COMPANY By: Name:Andrew M. Recker Title:Assistant Treasurer
JOHN DEERE CAPITAL CORPORATION By: Name:Andrew M. Recker Title:Assistant Treasurer
JOHN DEERE BANK S.A. By: Name:Andrew M. Recker Title:Director, Global Corporate Finance By: /s/ Nathalie Prevost Name:Nathalie Prevost Title:Financial Controller

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JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Bank By: /s/ Nikhil Tanawade Name:Nikhil Tanawade Title:Vice President

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BANK OF AMERICA, N.A., as Co-Syndication Agent and as a Bank By: /s/ Kathryn DuFour Name:Kathryn DuFour Title:Vice President

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CITIBANK, N.A., as Co-Syndication Agent and as a Bank By: /s/ Susan Olsen Name:Susan Olsen Title:Vice President

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J.P. MORGAN SECURITIES LLC, as Sustainability Structuring Agent By: /s/ Mareen Georgie Name:Mareen Georgie Title:ED – Sustainable Finance DCM

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DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank By: /s/ Ming K Chu Name:Ming K Chu Title:Director By: /s/ Marko Lukin Name:Marko Lukin Title:Vice President

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CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Bank By: /s/ Jill Wong Name:Jill Wong Title:Director By: /s/ Gordon Yip Name:Gordon Yip Title:Director

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Goldman Sachs Bank USA, as a Bank By: /s/ Jonathan Dworkin Name:Jonathan Dworkin Title:Authorized Signatory

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HSBC BANK USA, N.A., as a Bank By: /s/ Matthew McLaurin Name:Matthew McLaurin Title:Director

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ING Bank N.V., Dublin Branch, as a Bank By: /s/ Robert O’Donoghue Name:Robert O’Donoghue Title:Managing Director By: /s/ Sean Hassett Name:Sean Hassett Title:Director

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BNP PARIBAS, as a Bank By: /s/ Norman Miller Name:Norman Miller Title:Vice President By: /s/ Cody Flanzer Name:Cody Flanzer Title:Vice President

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THE BANK OF NEW YORK MELLON, as a Bank By: /s/ Thomas J. Tarasovich, Jr. Name:Thomas J. Tarasovich, Jr. Title:Senior Vice President

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Lloyds Bank plc, as a Bank By: /s/ Iain Brown Name:Iain Brown Title:Associate Director, Lending Execution

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MUFG Bank, Ltd., as a Bank By: /s/ Jorge Georgalos Name:Jorge Georgalos Title:Authorized Signatory

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Nordea Bank Abp, New York Branch, as a Bank By: /s/ Ola Anderssen Name:Ola Anderssen Title:Director By: /s/ Anders Holmgaard Name:Anders Holmgaard Title:Managing Director

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THE BANK OF NOVA SCOTIA, as a Bank By: /s/ Kelly Cheng Name:Kelly Cheng Title:Managing Director

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PNC Bank, National Association as a Bank By: /s/ Christopher Collins Name:Christopher Collins Title:Vice President

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Royal Bank of Canada, as a Bank By: /s/ Mark Tarnecki Name:Mark Tarnecki Title:Authorized Signatory

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Sumitomo Mitsui Banking Corporation, as a Bank By: /s/ Jun Ashley Name:Jun Ashley Title:Director

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SOCIETE GENERALE, as a Bank By: /s/ Shelley Yu Name:Shelley Yu Title:Director

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THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Bank By: /s/ David Perlman Name:David Perlman Title:Authorized Signatory

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TRUIST BANK, as a Bank By: /s/ Jason Hembree Name:Jason Hembree Title:Director

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U.S. Bank National Association, as a Bank By: /s/ Kelsey Hehman Name:Kelsey Hehman Title:Vice President

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Agricultural Bank of China, New York Branch, as a Bank By: /s/ Nelson Chou Name:Nelson Chou Title:SVP & Head of Corporate Banking Department

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Banco Santander, S.A., New York Branch, as a Bank By: /s/ Andres Barbosa Name:Andres Barbosa Title:Managing Director By: /s/ Arturo Prieto Name:Arturo Prieto Title:Managing Director

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BANK OF CHINA LIMITED, CHICAGO BRANCH, as a Bank By: /s/ Libo Sun Name:Libo Sun Title:SVP & Branch Manager

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BARCLAYS BANK PLC, as a Bank By: /s/ Charlene Saldanha Name:Charlene Saldanha Title:Vice President

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BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Bank By: /s/ Brian Crowley Name:Brian Crowley Title:Managing Director By: /s/ Armen Semizian Name:Armen Semizian Title:Managing Director

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Commerzbank AG, New York Branch, as a Bank By: /s/ Jack Deegan Name:Jack Deegan Title:Managing Director By: /s/ Christine MacInnes Name:Christine MacInnes Title:Director

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